Filed Pursuant to Rule 424(b)(5)
Registration No. 333-210284

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell these securities in any jurisdiction where the offer or sale is not permitted and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 28, 2017

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated March 18, 2016)

        % Senior Notes due 2019

We are offering $        aggregate principal amount of our     % Senior Notes due 2019 (the “Notes”). We have granted the underwriters the option to purchase, exercisable during the 30-day period beginning on the date of this prospectus supplement, up to an additional $        aggregate principal amount of the Notes. The Notes will bear interest from                 , 2017 at a rate of     % per year. The Notes will mature on June 1, 2019. Interest on the Notes will be payable quarterly in arrears on the 1st day of March, June, September and December of each year, commencing on June 1, 2017. We may redeem the Notes at our option, in whole or in part, at any time on or after December 1, 2018, at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, as described in “Description of Notes—Optional Redemption.” In addition, we may redeem the Notes in whole, but not in part, at any time at our option, at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, if certain events occur involving changes in taxation, as described in this prospectus supplement under “Description of Notes—Optional Redemption for Changes in Withholding Taxes.”

The Notes will be senior unsecured obligations and will rank equally with all of our existing and future senior unsecured and unsubordinated debt. The Notes will be effectively subordinated to our existing and future secured debt, to the extent of the value of the assets securing such debt, and will be structurally subordinated to all existing and future debt and other liabilities of our subsidiaries. The Notes will be issued in minimum denominations of $25.00 and integral multiples of $25.00 in excess thereof.

Investing in the Notes involves risks. Please see “Risk Factors” beginning on page S-11.

	PER NOTE	TOTAL
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

We have applied to list our Notes for trading on the New York Stock Exchange under the symbol “SBBC.” If approved for listing, trading on the New York Stock Exchange is expected to commence within 30 days after the Notes are first issued.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

Joint Bookrunning Managers

Stifel	Janney Montgomery Scott

Co-Managers

Ladenburg Thalmann	Wunderlich

We expect that delivery of the Notes will be made to investors on or about                 , 2017, through the book-entry system of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear system, and Clearstream Banking, société anonyme.

The date of this prospectus supplement is March                 , 2017.

PROSPECTUS SUPPLEMENT

BASE PROSPECTUS

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying base prospectus, we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement, the accompanying base prospectus and the documents incorporated into each by reference include important information about us, the Notes being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying base prospectus together with additional information described under the heading, “Where You Can Find Additional Information” before investing in the Notes.

We prepare our financial statements, including all of the financial statements incorporated by reference in this prospectus supplement, in U.S. dollars and in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). We have a fiscal year end of December 31.

We have authorized only the information contained or incorporated by reference in this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriters have authorized anyone to provide you with information that is different. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are offering to sell, and seeking offers to buy, the Notes only in jurisdictions where offers and sales are permitted. The information contained or incorporated by reference in this document is accurate only as of the date such information was issued, regardless of the time of delivery of this prospectus supplement or any sale of the Notes.

S-i

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are a Marshall Islands company, and our principal executive office is located outside of the United States in Monaco, although we also have an office in New York. Some of our directors, officers and the experts named in this prospectus supplement reside outside the United States. In addition, a substantial portion of our assets and the assets of certain of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons.

S-ii

INDUSTRY AND MARKET DATA

The discussions contained under the heading “The International Oil Tanker Shipping Industry” have been reviewed by Drewry Shipping Consultants Ltd., or Drewry, which has confirmed to us that they accurately describe the international oil tanker shipping market as of March 15, 2017.

The statistical and graphical information we use in this prospectus supplement has been compiled by Drewry from its database. Drewry compiles and publishes data for the benefit of its clients. Its methodologies for collecting data, and therefore the data collected, may differ from those of other sources, and its data does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the market.

S-iii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Matters discussed in this document and the documents incorporated by reference herein may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This document and the documents incorporated by reference herein may include forward-looking statements, which reflect our current views with respect to future events and financial performance. The words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “target,” “project,” “likely,” “may,” “will,” “would,” “could” and similar expressions identify forward-looking statements.

The forward-looking statements in this document and the documents incorporated by reference herein are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors and matters discussed elsewhere in this prospectus, and in the documents incorporated by reference in this prospectus, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include:

∎	the strength of world economies and currencies;

∎	general market conditions, including the market for our vessels, fluctuations in spot and charter rates and vessel values;

∎	potential liability from pending or future litigation;

∎	general domestic and international political conditions;

∎	potential disruption of shipping routes due to accidents or political events;

∎	vessels breakdowns and instances of off-hires;

∎	competition within our industry;

∎	the supply of and demand for vessels comparable to ours;

∎	corruption, piracy, militant activities, political instability, terrorism, ethnic unrest in locations where we may operate;

∎	delays and cost overruns in construction projects;

∎	our level of indebtedness;

∎	our ability to obtain financing and to comply with the restrictive and other covenants in our financing arrangements;

∎	our need for cash to meet our debt service obligations;

∎	our levels of operating and maintenance costs, including bunker prices, drydocking and insurance costs;

∎	availability of skilled workers and the related labor costs;

∎	compliance with governmental, tax, environmental and safety regulations;

∎	any non-compliance with the U.S. Foreign Corrupt Practices Act of 1977 (FCPA) or other applicable regulations relating to bribery;

∎	general economic conditions and conditions in the oil and natural gas industry;

∎	effects of new products and new technology in our industry;

∎	the failure of counterparties to fully perform their contracts with us;

S-iv

∎	our dependence on key personnel;

∎	adequacy of insurance coverage;

∎	our ability to obtain indemnities from customers;

∎	changes in laws, treaties or regulations;

∎	the volatility of the price of our common shares and our other securities; and

∎	other factors described from time to time in the reports we file and furnish with the U.S. Securities and Exchange Commission, or the Commission, and the New York Stock Exchange, or the NYSE.

We caution readers of this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference into each not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to update or revise any forward-looking statements. These forward-looking statements are not guarantees of our future performance, and actual results and future developments may vary materially from those projected in the forward-looking statements.

S-v

PROSPECTUS SUMMARY

This section summarizes some of the key information that is contained or incorporated by reference in this prospectus. It may not contain all of the information that may be important to you. As an investor or prospective investor, you should review carefully the entire prospectus, any free writing prospectus that may be provided to you in connection with the offering of our Notes and the information incorporated by reference in this prospectus, including the sections entitled “Risk Factors” on page S-11 of this prospectus supplement; on page 4 of the accompanying base prospectus in our Registration Statement on Form F-3, effective March 18, 2016; and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2016, filed with the Commission on March 16, 2017, which is incorporated by reference into this prospectus. Unless the context otherwise requires, when used in this prospectus supplement, the terms “Scorpio Tankers,” the “Company,” “we,” “our” and “us” refer to Scorpio Tankers Inc. and its subsidiaries. “Scorpio Tankers Inc.” refers only to Scorpio Tankers Inc. and not its subsidiaries. The financial information included or incorporated by reference in this prospectus represents our financial information and the operations of our subsidiaries. Unless otherwise indicated, all references to currency amounts in this prospectus are in U.S. dollars. Unless otherwise indicated, all information in this prospectus supplement assumes that the underwriters’ option to purchase up to $        million aggregate additional principal amount of the Notes is not exercised.

Our Company

We provide seaborne transportation of refined petroleum products worldwide. As of March 24, 2017, we operate a fleet consisting of 79 wholly-owned tankers (23 LR2 tankers, 14 Handymax tankers and 42 MR tankers) with a weighted average age of approximately 2.3 years, and 19 time or bareboat chartered-in tankers (nine Handymax tankers, eight MR tankers, one LR1 tanker and one LR2 tanker), which we refer to collectively as our Operating Fleet. In addition, as of the same date, we have contracts for the construction of eight newbuilding MR product tankers, which we refer to as our Newbuilding Program. These vessels are expected to be delivered to us throughout the remainder of 2017 and first quarter of 2018. Please see “Business” for a table of our fleet as of March 24, 2017.

Recent Developments

The following section describes recent developments that have occurred since January 1, 2017.

Vessel Deliveries and Related Debt Drawdowns

In February 2017 and March 2017, we took delivery of STI Selatar and STI Rambla, respectively, which are LR2 product tankers that were under construction, from Sungdong Shipbuilding & Marine Engineering Co., Ltd, or SSME, and drew down an aggregate of $58.4 million from our senior secured term loan facility with Credit Suisse AG, Switzerland, or the Credit Suisse Credit Facility, to partially finance the purchase of these vessels. The drawdowns are summarized as follows:

DRAWDOWN AMOUNT (IN MILLIONS OF U.S. DOLLARS)	DRAWDOWN DATE	COLLATERAL
$29.4	February 2017	STI Selatar
29.0	March 2017	STI Rambla

Time and Bareboat Chartered-in Vessels

In February 2017, we entered into a new time charter agreement on a 2013-built LR2 product tanker, which we then time chartered-in, for an additional six months at $14,360 per day effective February 2017. We also have the option to extend the charter for an additional six months at $15,385 per day.

In February 2017, we entered into new time charter agreements on two 2007-built ice-class 1B Handymax product tankers, which we then time chartered-in, each for one year at $11,250 per day. One agreement is effective in March 2017 and the other is effective in May 2017. We also have options to extend each of these charters for an additional year at $13,250 per day.

Credit Facility Updates

2017 Credit Facility

In March 2017, we executed a senior secured term loan facility with a group of financial institutions led by Macquarie Bank Limited (London Branch) for a loan facility of up to $172.0 million, or the 2017 Credit Facility. The 2017 Credit Facility consists of five tranches, including two commercial tranches of $15.0 million and $25.0 million, a KEXIM Guaranteed Tranche of $48.0 million, a KEXIM Funded Tranche of $52.0 million, and a GIEK Guaranteed Tranche of $32.0 million.

The 2017 Credit Facility is expected to be used to partially finance the purchase of eight MR product tankers that are currently under construction at Hyundai Mipo Dockyard Co. Ltd. of South Korea, or HMD. Drawdowns are available at an amount equal to the lower of (i) 60% of the contract price and (ii) 60% of the fair market value of each respective vessel. Other key terms are as follows:

∎

The first commercial tranche of $15.0 million has a final maturity of six years from the drawdown date of each vessel, bears interest at LIBOR plus a margin of 2.25% per annum, and has a 15-year repayment profile.

∎

The second commercial tranche of $25.0 million has a final maturity of nine years from the drawdown date of each vessel (assuming KEXIM or GIEK have not exercised their option to call for prepayment of the KEXIM and GIEK funded and guaranteed tranches by the date falling two months prior to the maturity of the first commercial tranche and in the event that the first commercial tranche has not been extended), bears interest at LIBOR plus a margin of 2.25% per annum, and has a 15-year repayment profile.

∎

The KEXIM Funded Tranche and GIEK Guaranteed Tranche have a final maturity of 12 years from the drawdown date of each vessel (assuming the commercial tranches are refinanced through that date), bear interest at LIBOR plus a margin of 2.15% per annum, and have a 12-year repayment profile.

∎

The KEXIM Guaranteed Tranche has a final maturity of 12 years from the drawdown date of each vessel (assuming the commercial tranches are refinanced through that date), bears interest at LIBOR plus a margin of 1.60% per annum, and has a 12-year repayment profile.

The remaining terms and conditions, including financial covenants, are further described below in “Description of Other Indebtedness.”

In March 2017, we drew down $20.4 million from our 2017 Credit Facility to partially finance the purchase of STI Galata, a MR product tanker that is currently under construction at HMD and is expected to be delivered before the end of March 2017.

BNP Paribas Credit Facility

In January and February 2017, we refinanced the outstanding indebtedness related to STI Sapphire and STI Emerald by repaying an aggregate of $26.3 million on our $150.0 million senior secured term loan facility with Nordea Bank Finland plc, DNB Bank ASA and ABN AMRO Bank N.V., or the 2011 Credit Facility, and drawing down an aggregate amount of $27.6 million from our amended and restated $62.1 million senior secured term loan facility with BNP Paribas SA, or the BNP Paribas Credit Facility. The drawdown amounts and dates were as follows:

DRAWDOWN AMOUNT (IN MILLIONS OF U.S. DOLLARS)	DRAWDOWN DATE	COLLATERAL
$13.8	January 2017	STI Sapphire
13.8	February 2017	STI Emerald

HSH Nordbank Credit Facility

In January 2017, we entered into a senior secured term loan facility agreement with HSH Nordbank AG for $31.1 million, or the HSH Nordbank Credit Facility. In February 2017, we refinanced the outstanding indebtedness related to STI Duchessa and STI Onyx by repaying an aggregate of $23.7 million on our 2011 Credit Facility and drawing down an aggregate of $31.1 million from the HSH Nordbank Credit Facility as follows:

DRAWDOWN AMOUNT (IN MILLIONS OF U.S. DOLLARS)	DRAWDOWN DATE	COLLATERAL
$16.5	February 2017	STI Duchessa
14.6	February 2017	STI Onyx

Repayments on all borrowings under the HSH Nordbank Credit Facility are scheduled to be made in 20 consecutive quarterly installments. The first eight repayment installments shall be $745,669 each and the next 12 repayment installments shall be $648,408 each, the last of which shall be payable together with an additional balloon installment equal to the then outstanding balance of the loan. The facility has a final maturity of five years from the first drawdown date, and bears interest at LIBOR plus a margin of 2.50% per annum. The remaining terms and conditions, including financial covenants, are further described below in “Description of Other Indebtedness.”

DVB 2017 Credit Facility

In January 2017, we received a commitment for a credit facility of up to $81.4 million from DVB Bank SE, or the DVB 2017 Credit Facility, to refinance our previous facility with DVB Bank SE. The DVB 2017 Credit Facility is expected to (i) be used to refinance the existing indebtedness on four product tankers, (ii) have a final maturity of December 2021, and (iii) bear interest at LIBOR plus a margin of 2.75% per annum. The available borrowings may be used to finance up to 63% of the fair market value of the respective vessels.

The remaining terms and conditions, including financial covenants, are expected to be similar to those in our existing credit facilities, as described below in “Description of Other Indebtedness.” The DVB 2017 Credit Facility is subject to customary conditions precedent and the execution of definitive documentation.

2011 Credit Facility

As of December 31, 2016, we pledged seven MR product tankers as collateral under our 2011 Credit Facility, which is scheduled to mature in May 2017. Since January 2017, we refinanced two of these vessels under our BNP Paribus Credit Facility and two of these vessels under our HSH Credit Facility. Additionally, in December 2016, we signed a non-binding term sheet to sell and leaseback, to an unaffiliated third party, the remaining three MR product tankers that are collateralized under our 2011 Credit Facility. This transaction is subject to customary conditions precedent and the execution of definitive documentation.

Dividend Declaration

On February 13, 2017, our board of directors declared a quarterly cash dividend of $0.01 per share, payable on or about March 30, 2017 to all shareholders of record as of February 23, 2017.

Convertible Senior Notes Due 2019

On February 23, 2017, the conversion rate of our convertible senior notes due 2019, or the Convertible Notes, was adjusted to reflect a cash dividend with respect to our common shares. The new conversion rate for the Convertible Notes was adjusted to 97.9316 of our common shares per $1,000 principal amount of the Convertible Notes, representing an increase of the prior conversion rate of 0.2277 shares per $1,000 principal amount of the Convertible Notes.

Concurrent Tender Offer

Concurrently with this offering, we commenced a cash tender offer, or the Tender Offer, for up to $51,750,000 of the aggregate principal amount outstanding of the 7.50% senior unsecured notes due 2017,

which we sometimes refer to herein as the Existing Notes. The Tender Offer provides for an early tender deadline of on or before 5:00 p.m., New York City time, on April 11, 2017, or the Early Tender Deadline, unless we choose to extend that date, and is scheduled to expire at 11:59 p.m., New York City time, on April 25, 2017, unless we choose to extend that date. The Tender Offer is subject to the satisfaction of certain conditions, including, among other things, (i) our having issued the Notes in an amount and on terms and conditions acceptable to us and having available funds sufficient to pay the consideration payable in the Tender Offer and (ii) immediately following the completion of the Tender Offer, our continuing to meet the NYSE’s continued listing standards applicable to the Existing Notes. We intend to use the net proceeds of the sale of our Notes, which are expected to total approximately $         million after deducting underwriting discounts and commissions and estimated offering expenses (or approximately $         million if the underwriters exercise their option to purchase additional Notes in full), to fund a portion of the Tender Offer payable by us for our Existing Notes. A portion of the net proceeds received in this offering will be placed in an escrow account for the benefit of Stifel, Nicolaus & Company, Incorporated, the lead managing underwriter in this offering, to fund all or a portion of the consideration payable for the Existing Notes that are validly tendered (and not validly withdrawn) by Stifel, Nicolaus & Company, Incorporated, at or prior to the Early Tender Deadline.

Corporate Information

We are a Marshall Islands corporation with principal executive offices at 9, Boulevard Charles III Monaco 98000. Our telephone number at that address is +377-9798-5716. We also maintain an office at 150 East 58th Street, New York, NY 10155 and our telephone number at this address is 212-542-1616. We maintain a website on the Internet at http://www.scorpiotankers.com. The information on our website is not incorporated by reference into this prospectus supplement and does not constitute a part of this prospectus supplement.

THE OFFERING

The summary below describes the principal terms of the Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. See “Description of Notes” for a more detailed description of the terms and conditions of the Notes.

Issuer	Scorpio Tankers Inc., a Marshall Islands corporation.

Securities Offered	$ million aggregate principal amount (plus up to an additional $ million aggregate principal amount pursuant to an option granted to the underwriters) of our % Senior Notes due 2019 issued in minimum denominations of $25.00 and integral multiples of $25.00 in excess thereof.

Issue Date	, 2017.

Maturity Date	The Notes will mature on June 1, 2019.

Interest	The Notes will bear interest from the date of original issue until maturity at a rate of % per year, payable quarterly in arrears on the 1st day of each March, June, September and December commencing on June 1, 2017.

Use of Proceeds	We intend to use the net proceeds of the sale of our Notes, which are expected to total approximately $ million after deducting underwriting discounts and commissions and estimated offering expenses (or approximately $ million if the underwriters exercise their option to purchase additional Notes in full), to fund a portion of the Tender Offer for our Existing Notes that we are commencing concurrently with this offering and to repay any Existing Notes not repurchased in the Tender Offer. Any remaining net proceeds will be used for general corporate purposes and working capital. Please see “Use of Proceeds.”

Conflicts of Interest	Stifel, Nicolaus & Company, Incorporated, the lead managing underwriter of this offering, may own, at the time of the pricing of the offering, 5% or more of the outstanding Existing Notes, and may therefore receive more than 5% of the net proceeds of the offering by reason of the repayment or redemption of the Existing Notes. A portion of the net proceeds received in this offering will be placed in an escrow account for the benefit of Stifel, Nicolaus & Company, Incorporated, the lead managing underwriter in this offering, to fund all or a portion of the consideration payable for the Existing Notes that are validly tendered (and not validly withdrawn) by Stifel, Nicolaus & Company, Incorporated, at or prior to the Early Tender Deadline. Accordingly, Stifel, Nicolaus & Company, Incorporated may be deemed to have a “conflict of interest” within the meaning of Rule 5121 of the Financial Industry Regulatory Authority, Inc., and this offering will be conducted in accordance with Rule 5121. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Ranking	The Notes will be our senior unsecured obligations and will rank senior to any of our future subordinated debt and rank equally in right of payment with all of our existing and future senior unsecured debt. Our Notes will effectively rank junior to our existing and future secured debt, to the extent of the value of the assets securing such debt, as well as to existing and future debt of our subsidiaries. As of December 31, 2016, we had $1,952.1 million of outstanding indebtedness (of which $1,498.1 million was secured and $454.0 million was unsecured) and as of March 24, 2017, we had $1,993.5 million of outstanding indebtedness (of which $1,539.5 million was secured and $454.0 million was unsecured).

No Security or Guarantees	None of our obligations under our Notes will be secured by collateral or guaranteed by any of our subsidiaries, affiliates or any other persons.

Change of Control	Upon the occurrence of certain change of control events (as defined in the indenture governing the Notes), you will have the right, as a holder of the Notes, to require us to repurchase some or all of your Notes at 101% of the principal amount, plus accrued and unpaid interest to, but excluding, the repurchase date. For additional information, please read “Description of Notes—Change of Control Permits Holders to Require us to Purchase Notes.”

Covenants	The indenture governing our Notes contains certain restrictive covenants, including covenants that require us to limit the amount of debt we incur, maintain a certain minimum net worth, and provide certain reports. These covenants are subject to important exceptions and qualifications. For additional information, please read “Description of Notes.”

Additional Notes	We may “reopen” our Notes at any time without the consent of the holders of our Notes and issue additional notes with the same terms as our Notes (except the issue price, issue date and initial interest payment date and/or amount), which will thereafter constitute a single series with our Notes, provided that if the additional notes are not fungible with our Notes for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number.

Ratings	The Notes will not be rated by any nationally recognized statistical rating organization.

Listing	We have applied to list our Notes for trading on the NYSE under the symbol “SBBC.” If the application is approved, trading of our Notes on NYSE is expected to begin within 30 days after the original issue date of our Notes. The underwriters have advised us that they intend to make a market in our Notes prior to commencement of any trading on the NYSE. However, the underwriters will have no obligation to do so, and no assurance can be given that a market for our Notes will develop prior to commencement of trading on the NYSE or, if developed, will be maintained.

Form	Our Notes will be represented by one or more permanent global notes, which will be deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of a nominee designated by DTC. Holders of Notes may elect to hold interests in a global Note only in the manner described in this prospectus supplement. Any such interest may not be exchanged for certificated securities except in limited circumstances described in this prospectus supplement. For additional information, please read “Description of Notes—Book-entry System; Delivery and Form” in this prospectus supplement.

Additional Amounts; Tax Redemption	Any payments made by us with respect to the Notes will be made without withholding or deduction for or on account of taxes unless required by law. If we are required by law to withhold or deduct amounts for or on account of tax imposed by a taxing authority of a jurisdiction where we are a resident or certain other jurisdictions with respect to a payment to the holders of Notes, we will, subject to certain exceptions, pay the additional amounts necessary so that the net amount received by the holders of the Notes after the withholding or deduction is not less than the amount that they would have received in the absence of the withholding or deduction. See “Description of Notes—Additional Amounts.”

In the event of certain changes of law or official positions of certain taxing authorities that trigger requirements discussed immediately above that we pay additional amounts, we may redeem the Notes in whole, but not in part, at any time, upon not less than 30 nor more than 60 days’ notice at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, and additional amounts, if any, to, but excluding, the date of redemption. See “Description of Notes—Optional Redemption for Changes in Withholding Taxes.”

Settlement	Delivery of our Notes offered hereby will be made against payment therefor on or about , 2017.

Risk Factors	An investment in our Notes involves risks. You should consider carefully the factors set forth in the section entitled “Risk Factors” beginning on page S-11 of this prospectus supplement and on page 4 of the accompanying base prospectus to determine whether an investment in our Notes is appropriate for you.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

The following tables set forth our summary consolidated financial and other operating data as of and for the years ended December 31, 2016, 2015 and 2014. The summary data is derived from our audited consolidated financial statements, which have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). Our audited consolidated statements of income or loss for the years ended December 31, 2016, 2015 and 2014 and our audited consolidated balance sheets as of December 31, 2016 and 2015, together with the notes thereto, are included in our annual report on Form 20-F for the year ended December 31, 2016, filed with the Commission on March 16, 2017, and incorporated by reference herein.

	FOR THE YEAR ENDED DECEMBER 31,
IN THOUSANDS OF U.S. DOLLARS EXCEPT PER SHARE AND SHARE DATA	2016	2015	2014
Revenue:
Vessel revenue	$522,747	$755,711	$342,807
Operating expenses:
Vessel operating costs	(187,120)	(174,556)	(78,823)
Voyage expenses	(1,578)	(4,432)	(7,533)
Charterhire	(78,862)	(96,865)	(139,168)
Depreciation	(121,461)	(107,356)	(42,617)
General and administrative expenses	(54,899)	(65,831)	(48,129)
Write down of vessels held for sale and net loss on sales of vessels (1)	(2,078)	(35)	(3,978)
Write-off of vessel purchase options (2)	—	(731)	—
Gain on sale of VLCCs (3)	—	—	51,419
Gain on sale of Dorian shares (4)	—	1,179	10,924
Re-measurement of investment in Dorian (5)	—	—	(13,895)

Total operating expenses	(445,998)	(448,627)	(271,800)

Operating income	76,749	307,084	71,007

Other (expense) and income, net:
Financial expenses	(104,048)	(89,596)	(20,770)
Realized gain on derivative financial instruments	—	55	17
Unrealized gain / (loss) on derivative financial instruments	1,371	(1,255)	264
Financial income	1,213	145	203
Share of income from associate	—	—	1,473
Other expenses, net	(188)	1,316	(103)

Total other expense, net	(101,652)	(89,335)	(18,916)

Net (loss) / income	$(24,903)	$217,749	$52,091

(Loss) / earnings per share (6)
Basic	$(0.15)	$1.35	$0.30
Diluted	$(0.15)	$1.20	$0.30
Basic weighted average shares outstanding	161,118,654	161,436,449	171,851,061
Diluted weighted average shares outstanding	161,118,654	199,739,326	176,292,802

	AS OF DECEMBER 31,
IN THOUSANDS OF U.S. DOLLARS	2016	2015	2014
Balance sheet data
Cash and cash equivalents	$99,887	$200,970	$116,143
Vessels and drydock	2,913,254	3,087,753	1,971,878
Vessels under construction	137,917	132,218	404,877
Total assets	3,230,187	3,523,455	2,804,643
Current and non-current debt (7)	1,882,681	2,049,989	1,571,522
Shareholders’ equity	1,315,200	1,413,885	1,162,848

	FOR THE YEAR ENDED DECEMBER 31,
IN THOUSANDS OF U.S. DOLLARS	2016	2015	2014
Cash flow data
Net cash inflow/(outflow)
Operating activities	$178,511	$391,975	$93,916
Investing activities	31,333	(703,418)	(1,158,234)
Financing activities	(310,927)	396,270	1,101,616

(1)

In December 2014, we designated STI Heritage and STI Harmony as held for sale and recorded a $3.9 million aggregate write-down to remeasure these vessels at their fair value less costs to sell. In 2015 we recorded an aggregate net loss of $35,000 as a result of the following transactions: (i) in March 2015 we sold Venice to an unrelated third-party and recognized a gain of $0.7 million, (ii) in April 2015 we sold STI Heritage and STI Harmony to an unrelated third-party and recognized a gain of $1.3 million, and (iii) in October 2015 we sold STI Highlander to an unrelated third party and recognized a loss of $2.1 million. In February 2016, we reached an agreement with an unrelated third party to sell five 2014 built MR product tankers—STI Lexington, STI Mythos, STI Chelsea, STI Olivia, and STI Powai and recognized an aggregate loss of $2.1 million for the year ended December 31, 2016.

(2)	In December 2015, four options that we held to construct MR product tankers with HMD expired unexercised. As a result, we wrote off $0.7 million for deposits made on these contracts.
(3)	In March 2014, we sold seven VLCCs under construction for net proceeds of $141.7 million and recorded a gain of $51.4 million.
(4)

In May 2014, we acquired 7,500,000 of our common shares from one of our existing shareholders in exchange for 3,422,665 common shares that we held in Dorian LPG Ltd., or Dorian, in a privately negotiated transaction. As a result of this transaction, we recognized a gain of $10.9 million during the year ended December 31, 2014. Additionally, in July 2015, we sold our remaining investment in Dorian to two unrelated third parties for aggregate net proceeds of $142.4 million. As a result of these sales, we recognized a gain of $1.2 million during the year ended December 31, 2015.

(5)

In October 2014, we determined that we no longer had significant influence over Dorian’s financial and operating decisions, and we therefore ceased accounting for this investment under the equity method. As a result, we remeasured our investment in Dorian to its fair market value resulting in a write-down of $13.9 million during the year ended December 31, 2014.

(6)

Basic (loss) / earnings per share is calculated by dividing the net (loss) / income attributable to equity holders of the parent by the weighted average number of common shares outstanding. Diluted (loss) / earnings per share is calculated by adjusting the net (loss) / income attributable to equity holders of the parent and the weighted average number of common shares used for calculating basic (loss) / earnings per share for the effects of all potentially dilutive shares. Such potentially dilutive common shares are excluded when the effect would be to increase earnings per share or reduce a loss per share.

(7)	Current and non-current debt are shown net of deferred financing fees of $37.4 million, $55.8 million and $47.1 million as of December 31, 2016, 2015 and 2014, respectively.

The following table sets forth our other operating data. This data should be read in conjunction with our consolidated financial statements and related notes included in our annual report on Form 20-F for the year ended December 31, 2016, filed with the Commission on March 16, 2017 and incorporated by reference herein.

	FOR THE YEAR ENDED DECEMBER 31,
	2016	2015	2014
Average Daily Results
TCE per day (1)	$15,783	$23,163	$15,935
Vessel operating costs per day (2)	6,576	6,564	6,802
Aframax/LR2
TCE per revenue day (1)	20,280	30,544	18,621
Vessel operating costs per day (2)	6,734	6,865	6,789
LR1/Panamax
TCE per revenue day (1)	17,277	21,804	16,857
Vessel operating costs per day (2)(4)	—	8,440	8,332
MR
TCE per revenue day (1)	14,898	21,803	15,297
Vessel operating costs per day (2)	6,555	6,461	6,580
Handymax
TCE per revenue day (1)	12,615	19,686	14,528
Vessel operating costs per day (2)	6,404	6,473	6,704
Fleet data
Average number of owned vessels (3)	77.7	72.7	31.6
Average number of time chartered-in vessels (3)	12.7	16.9	26.3
Drydock
Expenditures for drydock (in thousands of U.S. dollars)	$—	$—	$1,290

(1)

Freight rates are commonly measured in the shipping industry in terms of time charter equivalent, or TCE (a non-IFRS measure), per revenue day. Vessels in the pool and on time charter do not incur significant voyage expenses; therefore, the revenue for pool vessels and time charter vessels is approximately the same as their TCE revenue. Please see the section of our Annual Report on Form 20-F for the year ended December 31, 2016 entitled “Item 5. Operating and Financial Review and Prospects—Important Financial and Operational Terms and Concepts” for a discussion of TCE revenue, revenue days and voyage expenses and “Item 5. Operating and Financial Review and Prospects—A. Operating Results” for a reconciliation of TCE revenue to vessel revenue.

(2)

Vessel operating costs per day represent vessel operating costs, as such term is defined in the section of our Annual Report on Form 20-F for the year ended December 31, 2016 entitled “Item 5. Operating and Financial Review and Prospects—Important Financial and Operational Terms and Concepts,” divided by the number of days the vessel is owned during the period.

(3)

For a definition of items listed under “Fleet Data,” please see the section of our Annual Report on Form 20-F for the year ended December 31, 2016 entitled “Item 5. Operating and Financial Review and Prospects.”

(4)	We did not own or bareboat charter-in any LR1/Panamax vessels in 2016.

RISK FACTORS

Before making an investment in our Notes, you should carefully consider the risk factors described below, together with all of the other information included in this prospectus supplement, the accompanying base prospectus and the documents incorporated into each by reference, including those in “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the Commission on March 16, 2017, as updated by annual, quarterly and other reports and documents we file with the Commission after the date of this prospectus supplement and that are incorporated by reference herein. Please see the section of this prospectus supplement entitled “Where You Can Find Additional Information—Information Incorporated by Reference.” The occurrence of one or more of those risk factors or the risk factors described below could adversely impact our business, financial condition or results of operations.

Risks of Investing in Our Notes

Your investment in our Notes is subject to our credit risk.

Our Notes are unsubordinated unsecured general obligations of ours and are not, either directly or indirectly, an obligation of any third party. Our Notes will rank equally with all of our other unsecured and unsubordinated debt obligations, except as such obligations may be preferred by operation of law. Any payment to be made on our Notes, including the return of the principal amount at maturity or any redemption date, as applicable, depends on our ability to satisfy our obligations as they come due. As a result, our actual and perceived creditworthiness may affect the market value of our Notes and, in the event we were to default on our obligations, you may not receive the amounts owed to you under the terms of our Notes.

Our debt levels may limit our flexibility in obtaining additional financing and in pursuing other business opportunities.

As of March 24, 2017, we had $1,993.5 million of total outstanding indebtedness and $150.6 million of availability under our credit facilities. The amount of our outstanding borrowings under our debt facilities will increase following drawdowns in connection with the completion of our acquisition of the eight vessels in our Newbuilding Program that we have contracted to purchase. In addition, we may enter into new debt arrangements or issue additional debt securities in the future. So long as our net borrowings do not equal or exceed 70% of our total assets, the indenture under which the Notes will be issued will permit us to incur additional indebtedness without limitation. Our level of debt could have important consequences to us, including the following:

∎

our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

∎

we may need to use a substantial portion of our cash from operations to make charter hire payments or principal and interest payments relating to our debt obligations, reducing the funds that would otherwise be available for operations and future business opportunities;

∎	our debt level could make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our business or the economy generally; and

∎	our debt level may limit our flexibility in responding to changing business and economic conditions.

Our ability to service our debt and charter hire obligations will depend upon, among other things, our financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. Additionally, as described below under the section entitled “Description of Other Indebtedness,” our 2011 Credit Facility, our DVB Credit Facility and the Existing Notes are scheduled to mature in May 2017, August 2017 and October 2017, respectively. In 2017, we refinanced four of the seven vessels collateralized under the 2011 Credit Facility. In addition, we received an offer to refinance the remaining amounts under the 2011 Credit Facility (via a non-binding offer that we received in December 2016 to sell and leaseback three vessels) and a commitment to refinance our DVB Credit Facility which remain subject to the execution of definitive documentation and customary conditions precedent.

If we are unable to repay or refinance upcoming maturities on our existing indebtedness and if our results of operations are not sufficient to service our current or future indebtedness and charter hire obligations, we will be forced to take actions such as reducing dividends, reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring our debt, or seeking additional equity capital or bankruptcy protection. We may not be able to effect any of these remedies on satisfactory terms, or at all.

Our subsidiaries conduct the substantial majority of our operations and own our operating assets, and your right to receive payments on our Notes is structurally subordinated to the rights of the lenders of our subsidiaries.

Our subsidiaries conduct the substantial majority of our operations and own our operating assets. As a result, our ability to make required payments on our Notes depends in part on the operations of our subsidiaries and our subsidiaries’ ability to distribute funds to us. To the extent our subsidiaries are unable to distribute, or are restricted from distributing, funds to us, we may be unable to fulfill our obligations under our Notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due on our Notes or to make funds available for that purpose. Our Notes will not be guaranteed by any of our subsidiaries or any other person.

The rights of holders of our Notes will be structurally subordinated to the rights of our subsidiaries’ lenders. A default by a subsidiary under its debt obligations would result in a block on distributions from the affected subsidiary to us. Our Notes will be effectively junior to all existing and future liabilities of our subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, creditors of our subsidiaries will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As of December 31, 2016, we had $1,952.1 million of outstanding indebtedness (of which $1,498.1 million was secured and $454.0 million was unsecured) and as of March 24, 2017 we had $1,993.5 million of outstanding indebtedness (of which $1,539.5 million was secured and $454.0 million was unsecured).

Our Notes will be unsecured obligations and will be effectively subordinated to our secured debt.

Our Notes are unsecured and therefore will be effectively subordinated to any secured debt we maintain or may incur to the extent of the value of the assets securing the debt. In the event of a bankruptcy or similar proceeding involving us, the assets that serve as collateral will be available to satisfy the obligations under any secured debt before any payments are made on our Notes. As of December 31, 2016, we had $1,952.1 million of outstanding indebtedness (of which $1,498.1 million was secured and $454.0 million was unsecured) and as of March 24, 2017, we had $1,993.5 million of outstanding indebtedness (of which $1,539.5 million was secured and $454.0 million was unsecured). Please read “Description of Other Indebtedness.” We will continue to have the ability to incur additional secured debt, subject to limitations in our credit facilities and the indenture relating to our Notes.

We may not have the ability to raise the funds necessary to purchase our Notes as required upon a change of control, and our existing and future debt may contain limitations on our ability to purchase our Notes.

Following a change of control as described under “Description of Notes—Change of Control Permits Holders to Require us to Purchase Notes,” holders of Notes will have the right to require us to purchase their Notes for cash. A change of control may also constitute an event of default or prepayment under, and result in the acceleration of the maturity of, our then existing indebtedness. We cannot assure you that we will have sufficient financial resources, or will be able to arrange financing, to pay the change of control purchase price in cash with respect to any Notes surrendered by holders for purchase upon a change of control. In addition, restrictions in our then existing credit facilities or other indebtedness, if any, may not allow us to purchase the Notes upon a change of control. Our failure to purchase the Notes upon a change of control when required would result in an event of default with respect to the Notes which could, in turn, constitute a default under the terms of our other indebtedness, if any. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and purchase the Notes.

Some significant restructuring transactions may not constitute a change of control, in which case we would not be obligated to offer to purchase the Notes.

Upon the occurrence of a change of control, you have the right to require us to purchase your Notes. However, the change of control provisions will not afford protection to holders of Notes in the event of certain transactions that could adversely affect the Notes. For example, transactions such as leveraged recapitalizations, refinancings or certain restructurings would not constitute a change of control requiring us to repurchase the Notes. In the event of any such transaction, holders of the Notes would not have the right to require us to purchase their Notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting holders of the Notes.

Our Notes do not have an established trading market, which may negatively affect their market value and your ability to transfer or sell your Notes.

Our Notes are a new issuance of securities with no established trading market. We have applied to list our Notes on the NYSE, but there can be no assurance that the NYSE will accept our Notes for listing. Even if our Notes are approved for listing by the NYSE, an active trading market on the NYSE for our Notes may not develop or, even if it develops, may not last, in which case the trading price of our Notes could be adversely affected and your ability to transfer your Notes will be limited. If an active trading market does develop on the NYSE, our Notes may trade at prices lower than the offering price. The trading price of our Notes will depend on many factors, including:

∎	prevailing interest rates;

∎	the market for similar securities;

∎	general economic and financial market conditions;

∎	our issuance of debt or preferred equity securities; and

∎	our financial condition, results of operations and prospects.

We have been advised by the underwriters that they intend to make a market in our Notes pending any listing of the Notes on the NYSE, but they are not obligated to do so and may discontinue market-making at any time without notice.

Our Notes have not been rated, and ratings of any of our other securities may affect the trading price of our Notes.

We have not sought to obtain a rating for our Notes, and our Notes may never be rated. It is possible, however, that one or more credit rating agencies might independently determine to assign a rating to our Notes or that we may elect to obtain a rating of our Notes in the future. In addition, we may elect to issue other securities for which we may seek to obtain a rating. If any ratings are assigned to our Notes in the future or if we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn, or if ratings for such other securities would imply a lower relative value for our Notes, could adversely affect the market for, or the market value of, our Notes. Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. A rating is not a recommendation to purchase, sell or hold any particular security, including our Notes. Ratings do not reflect market prices or suitability of a security for a particular investor and any future rating of our Notes may not reflect all risks related to us and our business, or the structure or market value of our Notes.

Risks Related to Our Other Indebtedness

Servicing our current or future indebtedness limits funds available for other purposes and if we cannot service our debt, we may lose our vessels.

Borrowing under our debt facilities requires us to dedicate a part of our cash flow from operations to paying interest on our indebtedness. These payments limit funds available for working capital, capital expenditures and other purposes, including further equity or debt financing in the future. Amounts borrowed under our secured debt facilities bear interest at variable rates. Increases in prevailing rates could increase the amounts that we would have to pay to our lenders, even though the outstanding principal amount remains the same, and our net income and cash flows would decrease. We expect our earnings and cash flow to vary from year to year due to the cyclical nature of the tanker industry. If we do not generate or reserve enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as seeking to raise additional capital, refinancing or restructuring our debt, selling tankers, or reducing or delaying capital investments. However, these alternative financing plans, if necessary, may not be sufficient to allow us to meet our debt obligations.

If we are unable to meet our debt obligations or if some other default occurs under our debt facilities, our lenders could elect to declare that debt, together with accrued interest and fees, to be immediately due and payable and proceed against the collateral vessels securing that debt even though the majority of the proceeds used to purchase the collateral vessels did not come from our debt facilities.

Our debt agreements contain restrictive and financial covenants which may limit our ability to conduct certain activities, and further, we may be unable to comply with such covenants, which could result in a default under the terms of such agreements.

Our debt facilities impose operating and financial restrictions on us. These restrictions may limit our ability, or the ability of our subsidiaries party thereto to, among other things:

∎	pay dividends and make capital expenditures if we do not repay amounts drawn under our debt facilities or if there is another default under our debt facilities;

∎	incur additional indebtedness, including the issuance of guarantees;

∎	create liens on our assets;

∎	change the flag, class or management of our vessels or terminate or materially amend the management agreement relating to each vessel;

∎	sell our vessels;

∎	merge or consolidate with, or transfer all or substantially all our assets to, another person; or

∎	enter into a new line of business.

Therefore, we will need to seek permission from our lenders in order to engage in some corporate actions. Our lenders’ interests may be different from ours and we may not be able to obtain our lenders’ permission when needed. This may limit our ability to pay dividends to you if we determine to do so in the future, finance our future operations or capital requirements, make acquisitions or pursue business opportunities.

In addition, our secured credit facilities require us to maintain specified financial ratios and satisfy financial covenants, including ratios and covenants based on the market value of the vessels in our fleet. Should our charter rates or vessel values materially decline in the future, we may seek to obtain waivers or amendments from our lenders with respect to such financial ratios and covenants, or we may be required to take action to reduce our debt or to act in a manner contrary to our business objectives to meet any such financial ratios and satisfy any such financial covenants. Events beyond our control, including changes in the economic and business conditions in the shipping markets in which we operate, may affect our ability to comply with these covenants. We cannot assure you that we will meet these ratios or satisfy these covenants or that our lenders will waive any failure to do so or amend these requirements. A breach of any of the covenants in, or our inability to maintain the required financial ratios under, our credit facilities would prevent us from borrowing additional money under our credit facilities and could result in a default under our credit facilities. If a default occurs under our credit facilities, the lenders could elect to declare the outstanding debt, together with accrued interest and other fees, to be immediately due and payable and foreclose on the collateral securing that debt, which could constitute all or substantially all of our assets. Moreover, in connection with any waivers or amendments to our credit facilities that we may obtain, our lenders may impose additional operating and financial restrictions on us or modify the terms of our existing credit facilities. These restrictions may further restrict our ability to, among other things, pay dividends, repurchase our common shares, make capital expenditures, or incur additional indebtedness.

Furthermore, our debt agreements contain cross-default provisions that may be triggered if we default under the terms of any one of our financing agreements. In the event of default by us under one of our debt agreements, the lenders under our other debt agreements could determine that we are in default under such other financing agreements. Such cross defaults could result in the acceleration of the maturity of such debt under these agreements and the lenders thereunder may foreclose upon any collateral securing that debt, including our vessels, even if we were to subsequently cure such default. In the event of such acceleration or foreclosure, we might not have sufficient funds or other assets to satisfy all of our obligations, which would have a material adverse effect on our business, results of operations and financial condition.

The international nature of our operations may make the outcome of any bankruptcy proceedings difficult to predict.

We are incorporated under the laws of the Republic of the Marshall Islands and we conduct operations in countries around the world. Consequently, in the event of any bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving us or any of our subsidiaries, bankruptcy laws other than those of the United States could apply. If we become a debtor under U.S. bankruptcy law, bankruptcy courts in the United States may seek to assert jurisdiction over all of our assets, wherever located, including property situated in other countries. There can be no assurance, however, that we would become a debtor in the United States, or that a U.S. bankruptcy court would be entitled to, or accept, jurisdiction over such a bankruptcy case, or that courts in other countries that have jurisdiction over us and our operations would recognize a U.S. bankruptcy court’s jurisdiction if any other bankruptcy court would determine it had jurisdiction.

USE OF PROCEEDS

We intend to use the net proceeds of the sale of our Notes, which are expected to total approximately $        million after deducting underwriting discounts and commissions and estimated offering expenses (or approximately $        million if the underwriters exercise their option to purchase additional Notes in full), to fund a portion of the Tender Offer for our Existing Notes that we are commencing concurrently with this offering and to repay any Existing Notes not repurchased in the Tender Offer. Any remaining net proceeds will be used for general corporate purposes and working capital.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the years ended December 31, 2016, 2015, 2014, 2013 and 2012.

	YEAR ENDED DECEMBER 31,
	2016	2015	2014	2013	2012
Earnings:
Add:
(Loss) / income before income or loss from associate and income taxes	($24,903)	$217,749	$50,618	$16,646	($26,537)
Fixed charges (calculated below)	112,985	96,761	41,784	11,614	12,263
Amortization of capitalized interest	1,188	1,103	363	165	39
Less:					—
Interest capitalized	(6,274)	(5,571)	(17,482)	(6,379)	(3,220)

Earnings	82,996	310,042	75,283	22,046	(17,455)

Fixed charges:
Interest expensed and capitalized on bank loans	81,308	77,434	33,368	7,221	6,494
Amortization of deferred financing fees	28,628	17,418	4,834	332	4,093
Interest component of rent	3,049	1,909	3,582	4,061	1,676

Fixed charges	112,985	96,761	41,784	11,614	12,263

Ratio of earnings to fixed charges (1)	— (2)	3.20x	1.80x	1.90x	— (2)

(1)	For purposes of calculating the ratios of consolidated earnings to fixed charges:

∎	“earnings” consist of net income before income or loss from associate as prepared under IFRS, plus fixed charges and the amortization of capitalized interest, net of capitalized interest; and

∎	“fixed charges” represent interest expensed and capitalized, amortization of deferred financing fees (whether expensed or capitalized) and the Company’s estimate of the interest component of rent.

The ratios of earnings to fixed charges are ratios that we are required to present in this prospectus and have been calculated in accordance with Commission rules and regulations. These ratios have no application to any of our credit facilities or unsecured borrowings and we believe they are not ratios generally used by investors to evaluate our overall operating performance.

(2)

Our earnings were insufficient to cover fixed charges and accordingly, the ratio was less than 1:1. We would have needed to generate additional earnings of $30.0 million and $29.7 million to achieve coverage of 1:1 in the years ended December 31, 2016 and 2012, respectively.

CAPITALIZATION

The following table sets forth our capitalization at December 31, 2016, on:

∎	an actual basis;

∎	an as adjusted basis to give effect to the following:

∎

payments totaling $55.0 million related to installment payments under our Newbuilding Program, which included $51.4 million for the final installment payments on STI Selatar and STI Rambla, LR2 product tankers that were delivered to us in February and March 2017, respectively;

∎

drawdowns of $137.5 million from our secured credit facilities consisting of (i) $58.4 million from our Credit Suisse Credit Facility to partially finance the purchases of STI Selatar and STI Rambla, which were delivered in February and March 2017, respectively, (ii) $27.6 million from our BNP Paribas Credit Facility to refinance the existing indebtedness on STI Sapphire and STI Emerald, (iii) $31.1 million to refinance the existing indebtedness on STI Duchessa and STI Onyx and (iv) $20.4 million from our 2017 Credit Facility to partially finance the purchase of STI Galata; and

∎

repayments of $96.0 million on our secured credit facilities consisting of $50.0 million on our 2011 Credit Facility as part of the refinancing of the existing indebtedness on STI Sapphire, STI Emerald, STI Duchessa and STI Onyx, and scheduled principal repayments of $46.0 million.

∎	an as further adjusted basis to give effect to this offering and the application of the net proceeds therefrom.

There have been no other significant adjustments to our capitalization since December 31, 2016, as so adjusted.

This table is derived from, and should be read together with, our consolidated financial statements and related notes thereto, and other financial information contained in our Annual Report on Form 20-F for the fiscal year ended December 31, 2016, which is incorporated by reference in this prospectus supplement.

	AS OF DECEMBER 31, 2016
IN THOUSANDS OF U.S. DOLLARS	ACTUAL	AS ADJUSTED		AS FURTHER ADJUSTED
Cash	$99,887	$65,908	(2)

Current debt:
Current portion of long term debt (1)	353,012	267,766

Non-current debt:
Long term debt (1)	1,529,669	1,656,350

Total debt	$1,882,681	$1,924,116

Shareholders’ equity:
Share capital	2,247	2,247
Additional paid in capital	1,756,769	1,756,769
Treasury shares	(443,816)	(443,816)
Retained earnings / (accumulated deficit)	—	—

Total shareholders’ equity	$1,315,200	$1,315,200

Total capitalization	$3,197,881	$3,239,316

(1)

The current portion at December 31, 2016 was net of unamortized deferred financing fees of $4.3 million and the non-current portion was net of unamortized deferred financing fees of $33.1 million. Debt, as adjusted, does not reflect deferred financing fee activity from January 1, 2017 through March 24, 2017. This activity is estimated to be $0.3 million and includes estimated additions of $2.8 million as a result of the aforementioned drawdowns on new credit facilities entered into during 2017 offset by estimated write-offs of $0.1 million as a result of the refinancing of the amounts borrowed under the 2011 Credit Facility and estimated amortization of $3.0 million.

(2)	Cash, as adjusted, does not include the impact of cash flows from operations from January 1, 2017 through March 24, 2017.

THE INTERNATIONAL OIL TANKER SHIPPING INDUSTRY

All the information and data presented in this section, including the analysis of the oil tanker shipping industry, has been provided by Drewry Shipping Consultants Ltd., or Drewry. The statistical and graphical information contained herein is drawn from Drewry’s database and other sources. According to Drewry: (i) certain information in Drewry’s database is derived from estimates or subjective judgments; (ii) the information in the databases of other maritime data collection agencies may differ from the information in Drewry’s database; and (iii) while Drewry has taken reasonable care in the compilation of the statistical and graphical information and believes it to be accurate and correct, data compilation is subject to limited audit and validation procedures.

Oil Tanker Demand

In broad terms, demand for oil products traded by sea is principally affected by global and regional economic conditions, as well as other factors such as changes in the location of productive capacity, and variations in regional prices. Demand for shipping capacity is a product of the physical quantity of the cargo (measured, depending on the cargo in terms of tons or cubic metrics) together with the distance the cargo is carried. Demand cycles move broadly in line with developments in global economy, with demand for products slowing significantly in the period immediately after the onset of the global economic downturn in late 2008, before recovering gradually from 2011 onwards with the general improvement in the macro-economic environment.

In 2016, 3.2 billion tons of crude oil, products and vegetable oils/chemicals were moved by sea. Of this, crude shipments constituted 2.0 billion tons of cargo, products 1.0 billion tons, with the balance made up of other bulk liquids, including vegetable oils, chemicals and associated products.

WORLD SEABORNE TANKER TRADE
	CRUDE OIL		PRODUCTS		VEG OILS/ CHEMICALS		TOTAL
YEAR	MILL T	% Y-O-Y	MILL T	% Y-O-Y	MILL T	% Y-O-Y	MILL T	% Y-O-Y
2001	1,751	3.2%	518	3.0%	121	3.5%	2,390	3.2%
2002	1,756	0.3%	519	0.3%	129	6.6%	2,404	0.6%
2003	1,860	5.9%	550	6.0%	136	4.9%	2,545	5.9%
2004	1,963	5.6%	599	8.8%	146	7.2%	2,707	6.4%
2005	1,994	1.6%	646	8.0%	161	10.3%	2,801	3.5%
2006	1,996	0.1%	677	4.7%	171	6.3%	2,844	1.5%
2007	2,008	0.6%	723	6.8%	175	2.8%	2,907	2.2%
2008	2,014	0.3%	765	5.8%	178	1.5%	2,956	1.7%
2009	1,928	(4.2)%	777	1.6%	184	3.2%	2,888	(2.3)%
2010	1,997	3.6%	810	4.2%	196	6.4%	3,002	3.9%
2011	1,941	(2.8)%	860	6.3%	205	4.9%	3,007	0.1%
2012	1,988	2.4%	859	(0.2)%	210	2.5%	3,057	1.7%
2013	1,918	(3.5)%	904	5.3%	217	3.3%	3,040	(0.6)%
2014	1,895	(1.2)%	912	0.8%	221	1.6%	3,027	(0.4)%
2015	1,957	3.3%	953	4.5%	231	4.8%	3,142	3.8%
2016*	2,016	3.0%	987	3.6%	229	(0.8)%	3,233	2.9%

CAGR (2011-2016)	0.8%		2.8%		2.3%		1.5%
CAGR (2006-2016)	0.1%		3.8%		3.0%		1.3%

*	Provisional assessment

Source: Drewry

The volume of oil moved by sea was affected by the economic recession in 2008 and 2009, but since then renewed growth in the world economy and in oil demand has had a positive impact on seaborne trade. Oil demand has benefited from economic growth in Asia, especially in China, where oil consumption increased by a compound average growth rate (CAGR) of 5.4% to 11.9 million barrels per day (mbpd) between 2006 and 2016. Low per capita oil consumption in developing countries such as China and India compared to the developed world provides scope for higher oil consumption in these economies. Conversely, oil consumption in developed OECD economies has been in decline for much of the last decade, although provisional data for the United States (U.S.) and some European countries indicates that this trend was reversed in 2015 and 2016. This was almost certainly due to the positive impact of lower oil prices on demand for products such as gasoline.

World Oil Consumption: 1991-2016

(Million bpd)

*	Provisional estimate

Source: Drewry

Provisional estimates suggest that world oil demand in 2016 was 96.5 million bpd, an increase of 1.5% from 2015, and between 2006 and 2016, world oil demand grew by a CAGR of 1.3%.

Oil Product Exports & Imports

Product trades have increased in the last decade as a result of developments in the U.S. energy economy. In the U.S., as a result of the development of shale oil deposits, domestic crude oil production increased by a CAGR of 10.2% between 2008 and 2015 to reach just in excess of 9.0 million bpd, however provisional estimates suggest a marginal decline to 8.9 million bpd in 2016. Horizontal drilling and hydraulic fracturing have triggered a shale oil revolution and rising crude oil production has also ensured the availability of cheaper feedstocks to local refineries. As a result, the U.S. has become a major net exporter of products (see chart below).

Oil Product Exports—Major Growth Regions

(Million Bpd)

Source: Drewry

In a short span of time, the U.S. has become the largest exporter of refined products in the world, with supplies from U.S. Gulf Coast terminals heading to most parts of the globe. By way of illustration, U.S. product exports to South America were close to 8.8 million tons in 2006, but had increased to 63.2 million tons by 2016, owing to strong import demand and the growth in U.S. products availability. Most of these exports were carried by MR product tankers, which constitute approximately 58% of global product tanker fleet capacity and have been the mainstay of seaborne trade in refined petroleum products. However, lower crude oil prices in 2015 and 2016 have adversely impacted U.S. shale oil producers and accordingly crude production in the region has been declining since May 2015. In November 2016 U.S. crude oil production was 8.9 million bpd, compared with 9.3 million bpd in November 2015. Declining crude oil production in addition to the lifting of the ban on crude oil exports in December 2015 has limited the availability of feedstocks to domestic refineries and in turn may limit the export of refined products from the U.S.

The shift in the location of global oil production is also being accompanied by a shift in the location of global refinery capacity and throughput. In short, capacity and throughput are moving from the developed to the developing world. Between 2006 and 2016 total OECD refining throughput declined by 4.3%, largely as a result of cutbacks in OECD Europe and OECD Asia Oceania. On the other hand, throughput in the OECD Americas in the same period was up by 1.9% to 18.9 million bpd. In 2016, refining throughput of OECD countries stood at 37.6 million bpd and accounted for 47.5% of global refinery throughput.

Asia (excluding China) and the Middle East added over 0.9 million bpd of export-oriented refinery capacity in 2015 whereas 0.4 million bpd new capacity came online in the U.S. during the year. For 2016, approximately 0.4 million bpd of new refining capacity was scheduled to be added in the U.S. and another 0.3 million bpd in Middle East. As a result of these developments countries such as India, Saudi Arabia and the U.S. have become major exporters of refined products.

Export-oriented refineries in India and the Middle East, coupled with the closure of refining capacity in the developed world, have prompted longer-haul shipments to meet product demand.

Oil Product Imports—Major Growth Regions

(Million bpd)

Source: Drewry

Current Tanker Fleet

Crude oil is transported in uncoated vessels, which range upwards in size from 55,000 dwt. Products are carried predominately in coated ships and include commodities such as fuel oil and vacuum gas oil (often referred to as “dirty products”), gas oil, gasoline, jet fuel, kerosene and naphtha (often referred to as “clean products”). In addition, some product tankers are also able to carry bulk liquid chemicals and edible oils and fats if they have the appropriate International Maritime Organization (IMO) certification. These vessels are classified as product/chemical tankers and as such they represent a swing element in supply, having the ability to move between trades depending on market conditions. Clean petroleum products are therefore carried by non-IMO product tankers and IMO certified product/chemical tankers. IMO tankers will also carry, depending on their tank coatings, a range of other products including organic and inorganic bulk liquid chemicals, vegetable oils and animal fats and special products such as molasses.

As of March 1, 2017, the total oil tanker fleet (crude, products and product/chemical tankers) consisted of 4,754 ships with a combined capacity of 525.9 million dwt.

THE OIL TANKER FLEET—MARCH 1, 2017
VESSEL TYPE	DEADWEIGHT TONS (DWT)	NUMBER OF VESSELS	% OF FLEET	CAPACITY (M DWT)	% OF FLEET
Crude Tankers (1)
VLCC/ULCC	200,000+	712	35.1	218.9	58.1
Suezmax	120-199,999	517	25.5	80.3	21.3
Aframax	80-119,999	649	32.0	70.0	18.6
Panamax	55-79,999	87	4.3	6.0	1.6
Handymax	40-54,999	17	0.8	0.8	0.2
Handy	25-39,999	12	0.6	0.4	0.1
Handy	10-24,999	36	1.8	0.6	0.2

Total Fleet		2,030	100.0	377.0	100.0

Product Tankers
Long Range 3 (LR3)	120-199,999	16	1.2	2.5	2.9
Long Range 2 (LR2)	80-119,999	319	23.8	34.5	40.0
Long Range 1 (LR1)	55-79,999	318	23.8	23.3	27
Medium Range 2 (MR2)	40-54,999	429	32.1	20.1	23.3
Medium Range 1 (MR1)	25-39,999	114	8.5	3.9	4.5
Handy	10-24,999	142	10.6	2.0	2.3

Total Fleet		1,338	100.0	86.3	100.0

Product/Chemical Tankers (2)
Long Range 3 (LR3)	120-199,999	—	—	—	—
Long Range 2 (LR2)	80-119,999	3	0.2	—	—
Long Range 1 (LR1)	55-79,999	25	1.8	1.8	2.9
Medium Range 2 (MR2)	40-54,999	1,004	72.4	48.5	77.4
Medium Range 1 (MR1)	25-39,999	315	22.7	11.7	18.7
Handy	10-24,999	39	2.8	0.6	1.0

Total Fleet		1,386	100.0	62.6	100.0

Product & Product/Chemical Fleet
Long Range 3 (LR3)	120-199,999	16	0.6	2.5	1.7
Long Range 2 (LR2)	80-119,999	322	11.8	34.5	23.2
Long Range 1 (LR1)	55-79,999	343	12.6	25.1	16.9
Medium Range 2 (MR2)	40-54,999	1,433	52.6	68.6	46.1
Medium Range 1 (MR1)	25-39,999	429	15.7	15.6	10.5
Handy	10-24,999	181	6.6	2.6	1.7

Total Fleet		2,724	100.0	148.9	100.0

Crude, Product and Product/Chemical Tanker Fleet
VLCC/ULCC	200,000+	712	15.0	218.9	41.6
Suezmax/LR3	120-199,999	533	11.2	82.8	15.7
Aframax/LR2	80-119,999	971	20.4	104.5	19.9
Panamax/LR1	55-79,999	430	9.0	31.1	5.9
Handy/Medium Range	40-54,999	1450	30.5	69.4	13.2
Handy/Medium Range	25-39,999	441	9.3	16.0	3.0
Handy/Handymax	10-54,999	217	4.6	3.2	0.6

Total Fleet		4,754	100.0	525.9	100.0

(1)	Included shuttle tankers and tankers on storage duties

(2)	Includes product and product/chemical tankers, excludes chemical tankers

Source: Drewry

The world product tanker fleet as of March 1, 2017 consisted of 2,724 ships with a combined capacity of 148.9 million dwt. The breakdown of the fleet by type (product and product/chemical) and by size together with the orderbook for newbuilding tankers as of March 1, 2017, is illustrated in the table below.

		THE WORLD TANKER FLEET(1) & ORDERBOOK—MARCH 1, 2017
VESSEL TYPE		EXISTING FLEET		ORDERBOOK		ORDERBOOK % FLEET		2017		2018		2019		2020+
	(DWT)	NO	M DWT	NO	M DWT	NO	DWT	NO	M DWT	NO	M DWT	NO	M DWT	NO	M DWT
Crude Tankers (1)
VLCC/ULCC	200,000+	712	218.9	86.0	26.6	12.1	12.2	36.0	11.0	47.0	14.6	3.0	1.0	—	—
Suezmax	120-199,999	517	80.3	79.0	12.4	15.3	15.4	60.0	9.4	19.0	3.0	—	—	—	—
Aframax	80-119,999	649	70.0	89.0	10.1	13.7	14.4	38.0	4.3	38.0	4.3	9.0	1.0	4.0	0.5
Panamax	55-79,999	87	6.0	6.0	0.4	6.9	6.7	6.0	0.4	—	—	—	—	—	—
Handymax	40-54,999	17	0.8	2.0	0.1	11.8	12.5	2.0	0.1	—	—	—	—	—	—
Handy	25-39,999	12	0.4	—	—	—	—	—	—	—	—	—	—	—	—
Handy	10-24,999	36	0.6	4.0	0.1	11.1	16.7	4.0	0.1	—	—	—	—	—	—

Total Fleet		2,030	377.0	266.0	49.7	13.1	13.2	146.0	25.3	104.0	21.9	12.0	2.0	4.0	0.5

Product Tankers
Long Range 3 (LR3)	120-199,999	16	2.5	4.0	0.6	25.0	24.0	2.0	0.3	2.0	0.3	—	—	—	—
Long Range 2 (LR2)	80-119,999	319	34.5	46.0	5.2	14.4	15.1	29.0	3.2	11.0	1.3	6.0	0.7	—	—
Long Range 1 (LR1)	55-79,999	318	23.3	42.0	3.1	13.2	13.3	25.0	1.8	14.0	1.0	1.0	0.1	2.0	0.2
Medium Range 2 (MR2)	40-54,999	429	20.1	38.0	1.9	8.9	9.5	4.0	0.2	9.0	0.4	18.0	0.9	7.0	0.4
Medium Range 1 (MR1)	25-39,999	114	3.9	—	—	—	—	—	—	—	—	—	—	—	—
Handy	10-24,999	142	2.0	8.0	0.2	5.6	10.0	5.0	0.1	3.0	0.1	—	—	—	—

Total Fleet		1,338	86.3	138.0	11.0	10.3	12.7	65.0	5.6	39.0	3.1	25.0	1.7	9.0	0.6

Product/Chemical Tankers (2)
Long Range 3 (LR3)	120-199,999	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Long Range 2 (LR2)	80-119,999	3	—	—	—	—	—	—	—	—	—	—	—	—	—
Long Range 1 (LR1)	55-79,999	25	1.8	—	—	—	—	—	—	—	—	—	—	—	—
Medium Range 2 (MR2)	40-54,999	1,004	48.5	81.0	4.0	8.1	8.2	56.0	2.8	19.0	0.9	6.0	0.3	—	—
Medium Range 1 (MR1)	25-39,999	315	11.7	13.0	0.5	4.1	4.3	12.0	0.4	1.0	0.1	—	—	—	—
Handy	10-24,999	39	0.6	—	—	—	—	—	—	—	—	—	—	—	—

Total Fleet		1,386	62.6	94.0	4.5	6.8	7.2	68.0	3.2	20.0	1.0	6.0	0.3	—	—

Product & Product/Chemical Fleet
Long Range 3 (LR3)	120-199,999	16	2.5	4.0	0.6	25.0	24.0	2.0	0.3	2.0	0.3	—	—	—	—
Long Range 2 (LR2)	80-119,999	322	34.5	46.0	5.2	14.3	15.1	29.0	3.2	11.0	1.3	6.0	0.7	—	—
Long Range 1 (LR1)	55-79,999	343	25.1	42.0	3.1	12.2	12.4	25.0	1.8	14.0	1.0	1.0	0.1	2.0	0.2
Medium Range 2 (MR2)	40-54,999	1,433	68.6	119.0	5.9	8.3	8.6	60.0	3.0	28.0	1.3	24.0	1.2	7.0	0.4
Medium Range 1 (MR1)	25-39,999	429	15.6	13.0	0.5	3.0	3.2	12.0	0.4	1.0	0.1	—	—	—	—
Handy	10-24,999	181	2.6	8.0	0.2	4.4	7.7	5.0	0.1	3.0	0.1	—	—	—	—

Total Fleet		2,724	148.9	232.0	15.5	8.5	10.4	133.0	8.8	59.0	4.1	31.0	2.0	9.0	0.6

Crude, Product and Product/Chemical Tanker Fleet
VLCC/ULCC	200,000+	712	218.9	86.0	26.6	12.1	12.2	36.0	11.0	47.0	14.6	3.0	1.0	—	—
Suezmax/LR3	120-199,999	533	82.8	83.0	13.0	15.6	15.7	62.0	9.7	21.0	3.3	—	—	—	—
Aframax/LR2	80-119,999	971	104.5	135.0	15.3	13.9	14.6	67.0	7.5	49.0	5.6	15.0	1.7	4.0	0.5
Panamax/LR1	55-79,999	430	31.1	48.0	3.5	11.2	11.2	31.0	2.2	14.0	1.0	1.0	0.1	2.0	0.2
Handy/Medium Range	40-54,999	1,450	69.4	121.0	6.0	8.3	8.6	62.0	3.1	28.0	1.3	24.0	1.2	7.0	0.4
Handy/Medium Range	25-39,999	441	16.0	13.0	0.5	2.9	3.1	12.0	0.4	1.0	0.1	—	—	—	—
Handy/Handymax	10-54,999	217	3.2	12.0	0.3	5.5	9.4	9.0	0.2	3.0	0.1	—	—	—	—

Total Fleet		4,754	525.9	498.0	65.2	10.5	12.4	279.0	34.1	163.0	26.0	43.0	4.0	13.0	1.1

(1)	Included shuttle tankers and tankers on storage duties

(2)	Product and product/chemical tankers only, excludes pure chemical tankers

Source: Drewry

As of March 1, 2017, the orderbook for product and product/chemical tankers for vessels above 10,000 dwt comprised 232 ships with a combined capacity of 15.5 million dwt, equivalent to 10.4% of the existing fleet. Based on the total orderbook and scheduled deliveries, approximately 8.8 million dwt is expected to be delivered in 2017, followed by 4.1 million dwt in 2018 and the remaining 2.6 million dwt will be delivered in 2019 and beyond. In recent years, however, the orderbook has been affected by the non-delivery of vessels (sometimes referred to as ‘‘slippage’’). Some of this slippage resulted from delays, either through mutual agreement or through shipyard problems, while some was due to vessel cancellations. Slippage is likely to remain an issue going forward and, as such, it will have a moderating effect over product tanker fleet growth in 2017 and 2018.

The Oil Tanker Freight Market

Tanker charter hire rates and vessel values for all tankers are influenced by the supply and demand for tanker capacity. Also, in general terms, time charter rates are less volatile than spot rates, because they reflect the fact that the vessel is fixed for a longer period of time. In the spot market, rates will reflect the immediate underlying conditions in vessel supply and demand and are thus prone to more volatility. The trend in spot rates since 2001 for the main vessel classes is shown in the table below.

Oil Tanker—Spot (TCE) Rates: 2001-2017

(US$/Day)

YEAR	CARIBS USAC 40-70,000 DWT	NW EUROPE NW EUROPE 70-100,000 DWT	WEST AFRICA CARIBS/USES 150-160,000 DWT	AG JAPAN 280-300,000 DWT

2001	26,300	35,308	31,992	36,891
2002	16,567	22,800	19,325	21,667
2003	28,833	41,883	37,367	49,342
2004	42,158	55,408	64,792	95,258
2005	34,933	57,517	40,883	59,125
2006	28,792	47,067	40,142	51,142
2007	30,100	41,975	35,392	45,475
2008	36,992	56,408	52,650	89,300
2009	13,450	19,883	20,242	29,483
2010	17,950	27,825	19,658	40,408
2011	5,558	12,183	12,508	10,100
2012	9,042	10,617	13,825	12,775
2013	10,417	12,908	12,900	12,325
2014	18,217	33,075	21,200	24,892
2015	28,533	44,567	40,942	68,600
2016	16,633	32,875	23,433	41,792
Feb-17	14,500	38,200	11,300	28,500

Source: Drewry

After a period of favorable market conditions between 2004 and 2008, demand for products fell as the world economy went into recession in the latter half of 2008 and there was a negative impact on product tanker demand. With supply at the same time increasing at a fast pace, falling utilization levels pushed tanker freight rates downwards in 2009. A modest recovery took place in the early part of 2010, but this was short-lived and rates started to fall once more in mid-2012 before rebounding in 2014.

Freight rates in the tanker sector started to improve in the second half of 2014 as result of low growth in vessel supply and rising vessel demand. In the products sector a number of factors combined to push up rates, including:

∎	Increased trade due to higher stocking activity and improved demand for oil products

∎	Longer voyage distances because of refining capacity additions in Asia

∎	Product tankers also carrying crude encouraged by firm freight rates for dirty tankers

∎	Lower bunker prices contributing to higher net earnings

Freight rates remained firm throughout 2015 and first half of 2016 and this led to greater revenue and improved profitability for ship-owners. However, in the second half of 2016 tanker freight rates declined sharply as a result of the increase tanker supply outweighing the demand for tankers.

Oil Tanker Newbuilding Prices

Newbuilding prices increased significantly between 2003 and 2007 primarily as a result of increased tanker demand. Thereafter prices weakened in the face of a poor freight market and lower levels of new ordering. In late 2013, prices started to recover and they continued to edge up slowly during 2014 before falling marginally in late 2015. Moreover, newbuilding prices fell further in 2016 because of excess capacity available at shipyards accompanied with low steel prices. New orders declined on account of diminishing earnings potential of oil tankers, and mandatory compliance to Tier III emission for ships ordered on or after January 1, 2016.

For most oil tanker sizes, newbuilding prices are well below the peaks reported at the height of the market boom in 2007-08 and also below long-term averages.

Oil Tankers: Newbuilding Prices: 2001-2017

(In millions of U.S. Dollars)

YEAR END	30,000 DWT	50,000 DWT	75,000 DWT	110,000 DWT	160,000 DWT	300,000 DWT
2001	25.0	27.0	33.5	38.0	47.0	72.0
2002	24.5	26.5	31.0	36.0	44.0	66.0
2003	28.5	30.5	34.5	40.0	52.0	73.0
2004	34.0	39.0	41.0	57.0	68.0	105.0
2005	37.5	42.0	43.0	59.0	71.0	120.0
2006	40.5	47.5	50.0	65.0	78.0	128.0
2007	46.0	54.0	64.0	78.0	90.0	146.0
2008	40.0	46.5	57.0	71.5	87.0	142.0
2009	31.0	36.0	42.5	52.0	62.0	101.0
2010	33.0	36.0	46.0	57.0	67.0	105.0
2011	31.5	36.0	44.0	52.8	61.7	99.0
2012	30.0	33.0	42.0	48.0	56.5	92.0
2013	31.0	35.0	43.0	51.5	59.0	93.5
2014	33.0	37.0	45.5	54.0	65.0	97.0
2015	32.0	35.5	45.0	51.5	63.0	94.0
2016	24.0	32.0	39.0	45.0	54.0	83.0
Feb-17	21.0	32.0	39.0	43.0	55.0	81.0

Long-term average	32.6	37.1	43.8	53.5	64.1	101.0

Source: Drewry

Secondhand Prices

Secondhand values primarily, albeit with a lag, reflect prevailing and expected charter rates. During extended periods of high charter rates vessel values tend to appreciate and vice versa. However vessel values are also influenced by other factors, including the age of the vessel. Prices for young vessels, those approximately up to five years old, are also influenced by newbuilding prices while prices for old vessels, near the end of their useful economic life, those approximately at or in excess of 25 years, are influenced by the value of scrap steel.

The table below illustrates the movements of prices for secondhand oil tankers from 2001 to January 2017. In late 2013, prices for all modern tankers increased as a result of improvement in freight rates and positive market sentiment and further gains were recorded in 2014 and 2015. However in 2016, second hand prices saw a double-digit decline on weakening freight rates. For example, the secondhand price of a five year old LR vessel of 95,000 dwt capacity fell by 35% from $46 million in 2015 to $30 million in 2016. As of February 2017 secondhand prices for oil tankers were also still well below their long-term averages for every vessel class.

Oil Tanker Secondhand Prices: 2001-2017

(In millions of U.S. Dollars)

YEAR END	30,000 DWT	45,000 DWT	75,000 DWT	95,000 DWT	150,000 DWT	300,000 DWT
AGE	5 YRS	5 YRS	5 YRS	5 YRS	5 YRS	5 YRS
2001	25.0	25.0	25.5	34.5	41.5	63.0
2002	21.5	21.5	21.0	29.5	39.0	55.0
2003	29.5	29.5	24.0	37.0	47.0	70.0
2004	42.0	42.0	38.0	57.0	73.0	112.0
2005	40.0	45.5	46.5	58.0	75.0	110.0
2006	42.0	47.5	48.0	63.0	77.0	115.0
2007	40.5	52.0	59.0	68.5	87.0	130.0
2008	36.5	42.0	46.0	55.0	77.0	110.0
2009	20.5	24.0	32.5	38.0	53.0	77.5
2010	21.5	24.0	35.0	42.0	58.0	85.5
2011	22.5	27.0	32.0	33.5	45.5	58.0
2012	20.0	24.0	25.0	27.5	40.0	57.0
2013	25.0	29.0	31.0	33.0	42.0	60.0
2014	20.0	24.0	33.5	42.0	57.0	76.0
2015	23.0	27.0	36.0	46.0	60.0	80.0
2016	15.0	22.0	28.0	30.0	42.0	60.0
Feb-21	15.0	22.0	28.0	29.0	40.0	60.0

Long-term average	27.8	31.6	35.1	43.4	57.1	82.4

Source: Drewry

BUSINESS

We provide seaborne transportation of refined petroleum products worldwide. As of March 24, 2017, we operate a fleet consisting of 79 wholly-owned tankers (23 LR2 tankers, 14 Handymax tankers and 42 MR tankers) with a weighted average age of approximately 2.3 years, and 19 time or bareboat chartered-in tankers (nine Handymax tankers, eight MR tankers, one LR1 tanker and one LR2 tanker), which we refer to collectively as our Operating Fleet. In addition, as of the same date, we have contracts for the construction of eight newbuilding MR product tankers, which we refer to as our Newbuilding Program. These vessels are expected to be delivered to us throughout the remainder of 2017 and first quarter of 2018.

The following table sets forth certain information regarding our fleet as of March 24, 2017:

	VESSEL NAME	YEAR BUILT	DWT	ICE CLASS	EMPLOYMENT	VESSEL TYPE
	Owned vessels
1	STI Brixton	2014	38,734	1A	SHTP (1)	Handymax
2	STI Comandante	2014	38,734	1A	SHTP (1)	Handymax
3	STI Pimlico	2014	38,734	1A	Time Charter (5)	Handymax
4	STI Hackney	2014	38,734	1A	SHTP (1)	Handymax
5	STI Acton	2014	38,734	1A	SHTP (1)	Handymax
6	STI Fulham	2014	38,734	1A	SHTP (1)	Handymax
7	STI Camden	2014	38,734	1A	SHTP (1)	Handymax
8	STI Battersea	2014	38,734	1A	SHTP (1)	Handymax
9	STI Wembley	2014	38,734	1A	SHTP (1)	Handymax
10	STI Finchley	2014	38,734	1A	SHTP (1)	Handymax
11	STI Clapham	2014	38,734	1A	SHTP (1)	Handymax
12	STI Poplar	2014	38,734	1A	Time Charter (5)	Handymax
13	STI Hammersmith	2015	38,734	1A	SHTP (1)	Handymax
14	STI Rotherhithe	2015	38,734	1A	SHTP (1)	Handymax
15	STI Amber	2012	49,990	—	SMRP (2)	MR
16	STI Topaz	2012	49,990	—	SMRP (2)	MR
17	STI Ruby	2012	49,990	—	SMRP (2)	MR
18	STI Garnet	2012	49,990	—	SMRP (2)	MR
19	STI Onyx	2012	49,990	—	SMRP (2)	MR
20	STI Sapphire	2013	49,990	—	SMRP (2)	MR
21	STI Emerald	2013	49,990	—	SMRP (2)	MR
22	STI Beryl	2013	49,990	—	SMRP (2)	MR
23	STI Le Rocher	2013	49,990	—	SMRP (2)	MR
24	STI Larvotto	2013	49,990	—	SMRP (2)	MR
25	STI Fontvieille	2013	49,990	—	SMRP (2)	MR
26	STI Ville	2013	49,990	—	SMRP (2)	MR
27	STI Duchessa	2014	49,990	—	SMRP (2)	MR
28	STI Opera	2014	49,990	—	SMRP (2)	MR
29	STI Texas City	2014	49,990	—	SMRP (2)	MR
30	STI Meraux	2014	49,990	—	SMRP (2)	MR
31	STI San Antonio	2014	49,990	—	SMRP (2)	MR
32	STI Venere	2014	49,990	—	SMRP (2)	MR
33	STI Virtus	2014	49,990	—	SMRP (2)	MR
34	STI Aqua	2014	49,990	—	SMRP (2)	MR
35	STI Dama	2014	49,990	—	SMRP (2)	MR
36	STI Benicia	2014	49,990	—	SMRP (2)	MR
37	STI Regina	2014	49,990	—	SMRP (2)	MR
38	STI St. Charles	2014	49,990	—	SMRP (2)	MR
39	STI Mayfair	2014	49,990	—	SMRP (2)	MR

	VESSEL NAME	YEAR BUILT	DWT	ICE CLASS	EMPLOYMENT	VESSEL TYPE
40	STI Yorkville	2014	49,990	—	SMRP (2)	MR
41	STI Milwaukee	2014	49,990	—	SMRP (2)	MR
42	STI Battery	2014	49,990	—	SMRP (2)	MR
43	STI Soho	2014	49,990	—	SMRP (2)	MR
44	STI Memphis	2014	49,995	—	SMRP (2)	MR
45	STI Tribeca	2015	49,990	—	SMRP (2)	MR
46	STI Gramercy	2015	49,990	—	SMRP (2)	MR
47	STI Bronx	2015	49,990	—	SMRP (2)	MR
48	STI Pontiac	2015	49,990	—	SMRP (2)	MR
49	STI Manhattan	2015	49,990	—	SMRP (2)	MR
50	STI Queens	2015	49,990	—	SMRP (2)	MR
51	STI Osceola	2015	49,990	—	SMRP (2)	MR
52	STI Notting Hill	2015	49,687	1B	Time Charter (6)	MR
53	STI Seneca	2015	49,990	—	SMRP (2)	MR
54	STI Westminster	2015	49,687	1B	Time Charter (6)	MR
55	STI Brooklyn	2015	49,990	—	SMRP (2)	MR
56	STI Black Hawk	2015	49,990	—	SMRP (2)	MR
57	STI Elysees	2014	109,999	—	SLR2P (4)	LR2
58	STI Madison	2014	109,999	—	SLR2P (4)	LR2
59	STI Park	2014	109,999	—	SLR2P (4)	LR2
60	STI Orchard	2014	109,999	—	SLR2P (4)	LR2
61	STI Sloane	2014	109,999	—	SLR2P (4)	LR2
62	STI Broadway	2014	109,999	—	SLR2P (4)	LR2
63	STI Condotti	2014	109,999	—	SLR2P (4)	LR2
64	STI Rose	2015	109,999	—	Time Charter (7)	LR2
65	STI Veneto	2015	109,999	—	SLR2P (4)	LR2
66	STI Alexis	2015	109,999	—	SLR2P (4)	LR2
67	STI Winnie	2015	109,999	—	SLR2P (4)	LR2
68	STI Oxford	2015	109,999	—	SLR2P (4)	LR2
69	STI Lauren	2015	109,999	—	SLR2P (4)	LR2
70	STI Connaught	2015	109,999	—	SLR2P (4)	LR2
71	STI Spiga	2015	109,999	—	SLR2P (4)	LR2
72	STI Savile Row	2015	109,999	—	SLR2P (4)	LR2
73	STI Kingsway	2015	109,999	—	SLR2P (4)	LR2
74	STI Carnaby	2015	109,999	—	SLR2P (4)	LR2
75	STI Lombard	2015	109,999	—	SLR2P (4)	LR2
76	STI Grace	2016	109,999	—	SLR2P (4)	LR2
77	STI Jermyn	2016	109,999	—	SLR2P (4)	LR2
78	STI Selatar	2017	109,999	—	SLR2P (4)	LR2
79	STI Rambla	2017	109,999	—	SLR2P (4)	LR2

	Total owned DWT		5,171,232

	VESSEL NAME	YEAR BUILT	DWT	ICE CLASS	EMPLOYMENT	VESSEL TYPE	DAILY BASE RATE	EXPIRY (8)
	Bareboat / time chartered-in vessels
80	Kraslava	2007	37,258	1B	SHTP (1)	Handymax	$17,000	13-May-18	(9)
81	Krisjanis Valdemars	2007	37,266	1B	SHTP (1)	Handymax	$11,250	13-Mar-18	(10)
82	Silent	2007	37,847	1A	SHTP (1)	Handymax	$7,500	31-Mar-19	(11)
83	Single	2007	37,847	1A	SHTP (1)	Handymax	$7,500	31-Mar-19	(11)
84	Star I	2007	37,847	1A	SHTP (1)	Handymax	$7,500	31-Mar-19	(11)

	VESSEL NAME	YEAR BUILT	DWT	ICE CLASS	EMPLOYMENT	VESSEL TYPE	DAILY BASE RATE	EXPIRY (8)
85	Sky	2007	37,847	1A	SHTP (1)	Handymax	$6,000	31-Mar-19	(12)
86	Steel	2008	37,847	1A	SHTP (1)	Handymax	$6,000	31-Mar-19	(12)
87	Stone I	2008	37,847	1A	SHTP (1)	Handymax	$6,000	31-Mar-19	(12)
88	Style	2008	37,847	1A	SHTP (1)	Handymax	$6,000	31-Mar-19	(12)
89	Miss Mariarosaria	2011	47,499	—	SMRP (2)	MR	$16,350	26-May-17
90	Vukovar	2015	49,990	—	SMRP (2)	MR	$17,034	01-May-18
91	Targale	2007	49,999	—	SMRP (2)	MR	$16,200	17-May-17
92	Zefyros	2013	49,999	—	SMRP (2)	MR	$15,800	08-Jul-17	(13)
93	Gan-Trust	2013	51,561	—	SMRP (2)	MR	$13,050	06-Jan-18	(14)
94	CPO New Zealand	2011	51,717	—	SMRP (2)	MR	$15,250	12-Sep-18	(15)
95	CPO Australia	2011	51,763	—	SMRP (2)	MR	$15,250	01-Sep-18	(15)
96	Ance	2006	52,622	—	SMRP (2)	MR	$13,500	12-Oct-17	(16)
97	Hellespont Progress	2006	73,728	—	SPTP (3)	LR1	$17,250	13-Apr-17
98	Densa Alligator	2013	105,708	—	SLR2P (4)	LR2	$14,360	17-Aug-17	(17)

	Total time chartered-in DWT		924,039

NEWBUILDINGS CURRENTLY UNDER CONSTRUCTION

	VESSEL NAME	YARD	DWT	VESSEL TYPE
99	Hull 2601—TBN STI Galata	HMD (18)	52,000	MR
100	Hull 2602—TBN STI Bosphorus	HMD (18)	52,000	MR
101	Hull 2603—TBN STI Leblon	HMD (18)	52,000	MR
102	Hull 2604—TBN STI La Boca	HMD (18)	52,000	MR
103	Hull 2605—TBN STI San Telmo	HMD (18)	52,000	MR
104	Hull 2606—TBN STI Donald C Trauscht	HMD (18)	52,000	MR
105	Hull 2607—TBN STI Esles II	HMD (18)	52,000	MR
106	Hull 2608—TBN STI Jardins	HMD (18)	52,000	MR

	Total newbuilding product tankers DWT		416,000

	Total Fleet DWT		6,511,271

(1)	This vessel operates in or is expected to operate in the Scorpio Handymax Tanker Pool (SHTP). SHTP is operated by Scorpio Commercial Management (SCM). SHTP and SCM are related parties to the Company.
(2)	This vessel operates in or is expected to operate in the Scorpio MR Pool (SMRP). SMRP is operated by SCM. SMRP is a related party to the Company.
(3)	This vessel operates in or is expected to operate in the Scorpio Panamax Tanker Pool (SPTP). SPTP is operated by SCM. SPTP is a related party to the Company.
(4)	This vessel operates in or is expected to operate in the Scorpio LR2 Pool (SLR2P). SLR2P is operated by SCM. SLR2P is a related party to the Company
(5)	This vessel is currently time chartered-out to an unrelated third-party for three years at $18,000 per day. This time charter is scheduled to expire in January 2019.
(6)	This vessel is currently time chartered-out to an unrelated third-party for three years at $20,500 per day. This time charter is scheduled to expire in December 2018.
(7)	This vessel is currently time chartered-out to an unrelated third-party for three years at $28,000 per day. This time charter is scheduled to expire in February 2019.
(8)	Redelivery from the charterer is plus or minus 30 days from the expiry date.
(9)	In February 2017, we entered into a new charter agreement for one year at $11,250 per day effective May 2017. We have an option to extend the charter for an additional year at $13,250 per day.
(10)	In February 2017, we entered into a new charter agreement for one year at $11,250 per day effective March 2017. We have an option to extend the charter for an additional year at $13,250 per day.
(11)

In December 2016, we entered into an agreement to bareboat-in this vessel, which was previously time chartered-in by the Company for $15,600 per day. The time charter-in contract was cancelled in January 2017 and replaced by the new bareboat contract at a rate of $7,500 per day. The agreement includes a purchase option which can be exercised through December 31, 2018. If the purchase option is not exercised, the bareboat-in agreement will expire on March 31, 2019.

(12)

In December 2016, we entered into an agreement to bareboat-in this vessel at a rate of $6,000 per day. The agreement includes a purchase option which can be exercised through December 31, 2018. If the purchase option is not exercised, the bareboat-in agreement will expire on March 31, 2019.

(13)	We have an option to extend the charter for an additional year at $17,000 per day.
(14)	In November 2016, we entered into a new charter agreement for one year at $13,050 per day effective January 2017. We have an option to extend the charter for an additional year at $15,000 per day.
(15)	We have an option to extend the charter for an additional year at $16,000 per day.
(16)	We have an option to extend the charter for an additional year at $15,000 per day.
(17)	In February 2017, we entered into a new charter agreement for six months at $14,360 per day. We have an option to extend the charter for an additional six months at $15,385 per day.
(18)

These newbuilding vessels are being constructed at HMD (Hyundai Mipo Dockyard Co. Ltd. of South Korea). Seven vessels are expected to be delivered throughout the remainder of 2017 and one vessel is expected to be delivered in the first quarter of 2018.

Chartering Strategy

Generally, we operate our vessels in commercial pools, on time charters or in the spot market.

Commercial Pools

To increase vessel utilization and thereby revenues, we participate in commercial pools with other shipowners of similar modern, well-maintained vessels. As of March 24, 2017, 93 of the vessels in our Operating Fleet operate in, or are expected to operate in, one of the Scorpio Group Pools. By operating a large number of vessels as an integrated transportation system, commercial pools offer customers greater flexibility and a higher level of service while achieving scheduling efficiencies. Pools employ experienced commercial managers and operators who have close working relationships with customers and brokers, while technical management is performed by each shipowner. Pools negotiate charters with customers primarily in the spot market, but may also arrange time charter agreements. The size and scope of these pools enable them to enhance utilization rates for pool vessels by securing backhaul voyages and contracts of affreightment, or COAs, thus generating higher effective time charter equivalent, or TCE, revenues than otherwise might be obtainable in the spot market.

Time Charters

Time charters give us a fixed and stable cash flow for a known period of time. Time charters also mitigate in part the seasonality of the spot market business, which is generally weaker in the second and third quarters of the year. In the future, we may opportunistically look to enter our vessels into time charter contracts. We may also enter into time charter contracts with profit sharing agreements, which enable us to benefit if the spot market increases. As of March 24, 2017, five of the vessels in our Operating Fleet are employed under long-term time charters (with initial terms of one year or greater).

Spot Market

A spot market voyage charter is generally a contract to carry a specific cargo from a load port to a discharge port for an agreed freight per ton of cargo or a specified total amount. Under spot market voyage charters, we pay voyage expenses such as port, canal and bunker costs. Spot charter rates are volatile and fluctuate on a seasonal and year-to-year basis. Fluctuations derive from imbalances in the availability of cargoes for shipment and the number of vessels available at any given time to transport these cargoes. Vessels operating in the spot market generate revenue that is less predictable, but may enable us to capture increased profit margins during periods of improvements in tanker rates. As of March 24, 2017, three of the bareboat chartered-in vessels in our Operating Fleet were operating directly in the spot market. These vessels are temporarily operating in the spot market prior to their expected entrance into the Scorpio Handymax Tanker Pool.

Management of Our Fleet

Please see “Certain Relationships and Related Party Transactions—Management of Our Fleet.”

Our Relationship with Scorpio Group and its Affiliates

We believe that one of our principal strengths is our relationship with the Scorpio Group of companies (described below). Our vessel operations are managed under the supervision of our board of directors, by our management team and by members of the Scorpio Group of companies. Our relationship with the Scorpio Group of companies provides access to Scorpio Group’s customer and supplier relationships and their technical, commercial and managerial expertise, which we believe allows us to compete more effectively and operate our vessels on a cost efficient basis.

The Scorpio Group includes Scorpio Ship Management S.A.M, or SSM, which provides vessel technical management services for our vessels, and Scorpio Commercial Management, or SCM, which provides vessel commercial management services for our vessels.

We can provide no assurance, however, that we will realize any benefits from our relationship with the Scorpio Group. Emanuele Lauro, our founder, Chairman and Chief Executive Officer, and Filippo Lauro, our Vice President, are members of the Lolli-Ghetti family, which owns and controls our administrator and commercial and technical managers. These responsibilities and relationships could create conflicts of interest between us, on the one hand, and our administrator and/or commercial and technical managers, on the other hand. These conflicts may arise in connection with the chartering, purchase, sale and operations of the vessels in our fleet versus vessels managed by other companies affiliated with our commercial or technical managers. Our commercial and technical managers may give preferential treatment to vessels that are time chartered-in by related parties because our founder, Chairman and Chief Executive Officer and members of his family may receive greater economic benefits. In addition, all of our executive officers serve in similar management positions in certain other companies within the Scorpio Group. These relationships may create conflicts of interest in matters involving or affecting us and our customers, including in the chartering, purchase, sale and operation of the vessels in our fleet versus vessels managed by other members of the Scorpio Group. Conflicts of interest may arise between us, on the one hand, and our commercial and technical managers, on the other hand. As a result of these conflicts, our commercial and technical managers, who have limited contractual duties, may favor their own or other owner’s interests over our interests. These conflicts may have unfavorable results for us.

Competition

We operate in markets that are highly competitive and based primarily on supply and demand. We compete for charters on the basis of price, vessel location, size, age and condition of the vessel, as well as on our reputation and that of our commercial manager. We compete primarily with other independent tanker vessel-owners and with major oil companies that own and operate their own vessels. Our competitors may have more resources than us and may operate vessels that are newer, and therefore more attractive to charterers, than our vessels. Ownership of tanker vessels is highly fragmented and is divided among publicly listed companies, state-controlled owners and private shipowners.

Properties

We have no properties other than our vessels.

Legal Proceedings

To our knowledge, we are not currently a party to any lawsuit that, if adversely determined, would have a material adverse effect on our financial position, results of operations or liquidity. As such, we do not believe that pending legal proceedings, taken as a whole, should have any significant impact on our financial statements. From time to time in the future we may be subject to legal proceedings and claims in the ordinary course of business, principally personal injury and property casualty claims. While we expect that these claims would be covered by our existing insurance policies, those claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources. We have not been involved in any legal proceedings which may have, or have had, a significant effect on our financial position, results of operations or liquidity, nor are we aware of any proceedings that are pending or threatened which may have a significant effect on our financial position, results of operations or liquidity.

Exchange Controls

Under Marshall Islands law, there are currently no restrictions on the export or import of capital, including foreign exchange controls or restrictions that affect the remittance of dividends, interest or other payments to non-resident holders of our common shares.

Environmental and Other Regulations

Government laws and regulations significantly affect the ownership and operation of our vessels. We are subject to various international conventions, laws and regulations in force in the countries in which our vessels may operate or are registered. Compliance with such laws, regulations and other requirements entails significant expense, including vessel modification and implementation costs.

A variety of government, quasi-governmental and private organizations subject our vessels to both scheduled and unscheduled inspections. These organizations include the local port authorities, national authorities, harbor masters or equivalent entities, classification societies, relevant flag state (country of registry) and charterers, particularly terminal operators and oil companies. Some of these entities require us to obtain permits, licenses, certificates and approvals for the operation of our vessels. Our failure to maintain necessary permits, licenses, certificates or approvals could require us to incur substantial costs or temporarily suspend operation of one or more of the vessels in our fleet, or lead to the invalidation or reduction of our insurance coverage.

We believe that the heightened levels of environmental and quality concerns among insurance underwriters, regulators and charterers have led to greater inspection and safety requirements on all vessels and may accelerate the scrapping of older vessels throughout the industry. Increasing environmental concerns have created a demand for tankers that conform to stricter environmental standards. We are required to maintain operating standards for all of our vessels that emphasize operational safety, quality maintenance, continuous training of our officers and crews and compliance with applicable local, national and international environmental laws and regulations. We believe that the operation of our vessels is in substantial compliance with applicable environmental laws and regulations and that our vessels have all material permits, licenses, certificates or other authorizations necessary for the conduct of our operations; however, because such laws and regulations are frequently changed and may impose increasingly strict requirements, we cannot predict the ultimate cost of complying with these requirements, or the impact of these requirements on the resale value or useful lives of our vessels. In addition, a future serious marine incident that results in significant oil pollution, release of hazardous substances, loss of life, or otherwise causes significant adverse environmental impact, such as the 2010 Deepwater Horizon oil spill in the Gulf of Mexico, could result in additional legislation, regulation, or other requirements that could negatively affect our profitability.

International Maritime Organization

The International Maritime Organization, or the IMO, is the United Nations agency for maritime safety and the prevention of pollution by ships. The IMO has adopted several international conventions that regulate the international shipping industry, including but not limited to the International Convention of Civil Liability for Oil Pollution Damage of 1969, as from time to time amended and generally referred to as CLC, the International Convention on Civil Liability for Bunker Oil Pollution Damage, or the Bunker Convention, and the International Convention for the Prevention of Pollution from Ships of 1973, as from time to time amended and generally referred to as MARPOL. MARPOL is broken into six Annexes, each of which establishes environmental standards relating to different sources of pollution: Annex I relates to oil leakage or spilling; Annexes II and III relate to harmful substances carried, in bulk, in liquid or packaged form, respectively; Annexes IV and V relate to sewage and garbage management, respectively; and Annex VI, adopted by the IMO in September of 1997, relates to air emissions.

In 2012, the IMO Marine Environment Protection Committee, or the MEPC, adopted by resolution amendments to the International Code for the Construction and Equipment of Ships carrying Dangerous Chemicals in Bulk, or the IBC Code. The provisions of the IBC Code are mandatory under MARPOL and the IMO International Convention for the Safety of Life at Sea of 1974, as from time to time amended and generally referred to as SOLAS. These amendments, which entered into force in June 2014, pertain to revised international certificates of fitness for the carriage of dangerous chemicals in bulk and identifying new products that fall under the IBC Code. We may need to make certain financial expenditures to comply with these amendments. As of January 1, 2016, amendments to Annex I, the IBC Code, requires that all chemical tankers must be fitted with approved stability instruments capable of verifying compliance with both intact and damage stability.

In 2013, the MEPC adopted by resolution amendments to the MARPOL Annex I Condition Assessment Scheme, or CAS. The amendments, which became effective on October 1, 2014 are intended to complement inspections for bulk carriers and tankers set forth in the 2011 International Code, on the Enhanced Programme of Inspections during Surveys of Bulk Carriers and Oil Tankers and enhances the program of inspection for certain tankers. We may need to make certain financial expenditures to comply with these amendments.

Air Emissions

In September of 1997, the IMO adopted Annex VI to MARPOL to address air pollution. Effective May 2005, Annex VI sets limits on nitrogen oxide emissions from ships whose diesel engines were constructed (or underwent major conversions) on or after January 1, 2000. It also prohibits “deliberate emissions” of “ozone depleting substances,” defined to include certain halons and chlorofluorocarbons. “Deliberate emissions” are not limited to times when the ship is at sea; they can for example include discharges occurring in the course of the ship’s repair and maintenance. Emissions of “volatile organic compounds” from certain tankers, and the shipboard incineration (from incinerators installed after January 1, 2000) of certain substances (such as polychlorinated biphenyls) are also prohibited. Annex VI also includes a global cap on the sulfur content of fuel oil and allows for special areas to be established with more stringent controls of sulfur emissions known in Emission Control Areas, or ECAs.

The amended Annex VI seeks to further reduce air pollution by, among other things, implementing a progressive reduction of the amount of sulfur contained in any fuel oil used on board ships. As of January 1, 2012, the amended Annex VI requires that fuel oil contain no more than 3.5% sulfur. On October 27, 2016, at its 70th session, MEPC 70, MEPC announced its decision concerning the implementation of regulations mandating a reduction in sulfur emissions from the current 3.5% to 0.5% as of the beginning of 2020 rather than pushing the deadline back to 2025. By 2020, ships will now have to either reduce sulfur from emissions through the installation and use of emission scrubbers or buy fuel with lower sulfur content. Consequently, complying with MEPC 70 could result in a significant capital expenditure or a significant increase in the cost of bunkers. The Company is currently reviewing alternatives to comply with MEPC 70 when it enters into force.

Sulfur content standards are even stricter within certain ECAs. As of January 1, 2015, ships operating within an ECA were not permitted to use fuel with sulfur content of 0.10%. Amended Annex VI establishes procedures for designating new ECAs. Currently, the Baltic Sea and the North Sea have been so designated. On August 1, 2012, certain coastal areas of North America were designated ECAs and effective January 1, 2014, the applicable areas of the U.S. Caribbean Sea were designated ECAs. If other ECAs are approved by the IMO or other new or more stringent requirements relating to emissions from marine diesel engines or port operations by vessels are adopted by the U.S. Environmental Protection Agency, or EPA, or the states where we operate, compliance with these regulations could entail significant capital expenditures, operational changes, or otherwise increase the costs of our operations.

Amended Annex VI also establishes new tiers of stringent nitrogen oxide emissions standards for new marine engines, depending on their date of installation. At MEPC 70, MEPC approved the North Sea and Baltic Sea as ECAs for nitrogen oxides, effective January 1, 2021. It is expected that these areas will be formally designated after draft amendments are presented at MEPC’s next session. The EPA promulgated equivalent (and in some senses stricter) emissions standards in late 2009. As a result of these designations or similar future designations, we may be required to incur additional operating or other costs.

Ballast Water Management

The IMO adopted the International Convention for the Control and Management of Vessels’ Ballast Water and Sediments, or the BWM Convention, in February 2004. The BWM Convention’s implementing regulations call for a phased introduction of mandatory ballast water exchange requirements, to be replaced in time with mandatory concentration limits. All ships will also have to carry a ballast water record book and an International Ballast Water Management Certificate. The BWM Convention enters into force 12 months after it has been adopted by 30 states, the combined merchant fleets of which represent not less than 35% of the gross tonnage of the world’s merchant shipping. On September 8, 2016, this threshold was met (with 52 contracting parties making up 35.14%). Thus, the BWM Convention will enter into force on September 8, 2017. Many of the implementation dates in the BWM Convention have already passed, so that once the BWM Convention enters into force, the period of installation of mandatory ballast water exchange requirements would be extremely short, with several thousand ships a year needing to install ballast water management systems, or BWMS. For this reason, on December 4, 2013, the IMO Assembly passed a resolution revising the application dates of the BWM Convention so that they are triggered by the entry into force date and not the dates originally in the BWM Convention. This, in effect, makes all vessels constructed before the entry into force date “existing vessels” and allows for the installation of a BWMS on such vessels at the first renewal survey following entry into force of the convention. At MEPC 70, MEPC adopted updated “guidelines for approval of ballast water managements systems (G8).” G8 updates previous guidelines concerning procedures to approve BWMS. Once mid-ocean ballast exchange or ballast water treatment requirements become mandatory, the cost of compliance could increase for ocean carriers and the costs of ballast water treatments may be material. However, many countries already regulate the discharge of ballast water carried by vessels from country to country to prevent the introduction of invasive and harmful species via such discharges. The United States for example, requires vessels entering its waters from another country to conduct mid-ocean ballast exchange, or undertake some alternate measure, and to comply with certain reporting requirements. Although we do not believe that the costs of such compliance would be material, it is difficult to predict the overall impact of such a requirement on our operations.

Safety Management System Requirements

The IMO also adopted SOLAS and the International Convention on Load Lines of 1966, as from time to time amended, which impose a variety of standards that regulate the design and operational features of ships. The IMO periodically revises the SOLAS and LL standards. May 2012 SOLAS amendments entered into force as of January 1, 2014. The Convention on Limitation for Maritime Claims of 1976 as amended, or LLMC, was recently amended and the amendments went into effect on June 8, 2015. The amendments alter the limits of liability for a loss of life or personal injury claim and a property claim against ship owners.

Our operations are also subject to environmental standards and requirements contained in the IMO’s International Management Code for the Safe Operation of Ships and for Pollution Prevention, or the ISM Code, promulgated by the IMO under Chapter IX of SOLAS. The ISM Code requires the owner of a vessel, or any person who has taken responsibility for operation of a vessel, to develop an extensive safety management system that includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for operating its vessels safely and describing procedures for responding to emergencies. We rely upon the safety management system that has been developed for our vessels for compliance with the ISM Code. The failure of a ship-owner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports.

The ISM Code requires that vessel operators also obtain a safety management certificate for each vessel they operate. This certificate evidences compliance by a vessel’s management with code requirements for a safety management system. No vessel can obtain a certificate unless its manager has been awarded a document of compliance, issued by each flag state, under the ISM Code. We have obtained documents of compliance for our offices and safety management certificates for all of our vessels for which the certificates are required by the ISM Code. These documents of compliance and safety management certificates are renewed as required.

Non-compliance with the ISM Code and other IMO regulations may subject the shipowner or bareboat charterer to increased liability, may lead to decreases in, or invalidation of, available insurance coverage for affected vessels and may result in the denial of access to, or detention in, some ports.

Pollution Control and Liability Requirements

The IMO has negotiated international conventions that impose liability for pollution in international waters and the territorial waters of the signatory nations to such conventions. For example, many countries have ratified and follow the liability plan adopted by the IMO and set out in the CLC of 1969, as amended by different Protocols in 1976, 1984, and 1992, and amended in 2000. Under the CLC and depending on whether the country in which the damage results is a party to the 1992 Protocol to the CLC, a vessel’s registered owner is strictly liable for pollution damage caused in the territorial waters of a contracting state by discharge of persistent oil, subject to certain exceptions. The 1992 Protocol changed certain limits on liability, expressed using the International Monetary Fund currency unit of Special Drawing Rights. The limits on liability have since been amended so that compensation limits on liability were raised. The right to limit liability is forfeited under the CLC where the spill is caused by the shipowner’s personal fault and under the 1992 Protocol where the spill is caused by the shipowner’s personal act or omission by intentional or reckless conduct where the shipowner knew pollution damage would probably result. The CLC requires ships covered by it to maintain insurance covering the liability of the owner in a sum equivalent to an owner’s liability for a single incident. We believe that our protection and indemnity insurance will cover the liability under the plan adopted by the IMO.

The IMO adopted the Bunker Convention to impose strict liability on shipowners for pollution damage in jurisdictional waters of ratifying states caused by discharges of bunker fuel. The Bunker Convention requires registered owners of ships over 1,000 gross tons to maintain insurance for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime (but not exceeding the amount calculated in accordance with the LLMC. With respect to non-ratifying states, liability for spills or releases of oil carried as fuel in ship’s bunkers typically is determined by the national or other domestic laws in the jurisdiction where the events or damages occur.

The IMO continues to review and introduce new regulations. It is impossible to predict what additional regulations, if any, may be passed by the IMO and what effect, if any, such regulations might have on our operations.

United States Regulations

The U.S. Oil Pollution Act of 1990, or OPA, established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA affects all “owners and operators” whose vessels trade in the U.S., its territories and possessions or whose vessels operate in U.S. waters, which includes the U.S. territorial sea and its 200 nautical mile exclusive economic zone. The U.S. has also enacted the CERCLA, which applies to the discharge of hazardous substances (including certain forms of oil) whether on land or at sea. OPA and CERCLA both define “owner and operator” “in the case of a vessel, as any person owning, operating or chartering by demise, the vessel.” Accordingly, both OPA and CERCLA impact our operations.

Under OPA, vessel owners and operators are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third-party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels. OPA defines these other damages broadly to include:

∎	injury to, destruction or loss of, or loss of use of, natural resources and related assessment costs;

∎	injury to, or economic losses resulting from, the destruction of real and personal property;

∎	net loss of taxes, royalties, rents, fees or net profits resulting from injury, destruction or loss of real or personal property, or natural resources;

∎	loss of subsistence use of natural resources that are injured, destroyed or lost;

∎	lost profits or impairment of earning capacity due to injury, destruction or loss of real or personal property or natural resources; and

∎

net cost of increased or additional public services necessitated by removal activities following a discharge of oil, such as protection from fire, safety or health hazards, and loss of subsistence use of natural resources.

OPA contains statutory caps on liability and damages; such caps do not apply to direct cleanup costs. Effective December 21, 2015, the U.S. Coast Guard, or USCG, adjusted the limits of OPA liability to the greater of $2,200 per gross ton or $18,796,800 (subject to periodic adjustment for inflation) for tankers greater than 3,000 gross tons, other than a single hull tanker, such as double hull tankers, and our fleet is entirely composed of vessels of this size class. These limits of liability do not apply if an incident was proximately caused by the violation of an applicable U.S. federal safety, construction or operating regulation by a responsible party (or its agent, employee or a person acting pursuant to a contractual relationship), or a responsible party’s gross negligence or willful misconduct. The limitation on liability similarly does not apply if the responsible party fails or refuses to (i) report the incident where the responsibility party knows or has reason to know of the incident; (ii) reasonably cooperate and assist as requested in connection with oil removal activities; or (iii) without sufficient cause, comply with an order issued under the Federal Water Pollution Act (Section 311 (c), (e)) or the Intervention on the High Seas Act.

CERCLA contains a similar liability regime whereby owners and operators of vessels are liable for cleanup, removal and remedial costs, as well as damage for injury to, or destruction or loss of, natural resources, including the reasonable costs associated with assessing same, and health assessments or health effects studies. There is no liability if the discharge of a hazardous substance results solely from the act or omission of a third-party, an act of God or an act of war. Liability under CERCLA is limited to the greater of $300 per gross ton or $5 million for vessels carrying a hazardous substance as cargo or residue and the greater of $300 per gross ton or $500,000 for any other vessel. These limits do not apply (rendering the responsible person liable for the total cost of response and damages)

if the release or threat of release of a hazardous substance resulted from willful misconduct or negligence, or the primary cause of the release was a violation of applicable safety, construction or operating standards or regulations. The limitation on liability also does not apply if the responsible person fails or refused to provide all reasonable cooperation and assistance as requested in connection with response activities where the vessel is subject to OPA.

OPA and CERCLA each preserve the right to recover damages under existing law, including maritime tort law.

OPA and CERCLA both require owners and operators of vessels to establish and maintain with the USCG evidence of financial responsibility sufficient to meet the maximum amount of liability to which the particular responsible person may be subject. Vessel owners and operators may satisfy their financial responsibility obligations by providing a proof of insurance, a surety bond, qualification as a self-insurer or a guarantee. We have provided such evidence and received certificates of financial responsibility from the USCG for each of our vessels that is required to have one.

OPA permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, provided they accept, at a minimum, the levels of liability established under OPA. Some states have enacted legislation providing for unlimited liability for discharge of pollutants within their waters, however, in some cases, states which have enacted this type of legislation have not yet issued implementing regulations defining tanker owners’ responsibilities under these laws.

The 2010 Deepwater Horizon oil spill in the Gulf of Mexico may also result in additional regulatory initiatives or statutes, including the raising of liability caps under OPA. For example, on August 15, 2012, the U.S. Bureau of Safety and Environmental Enforcement, or the BSEE, issued a final drilling safety rule for offshore oil and gas operations that strengthens the requirements for safety equipment, well control systems, and blowout prevention practices. A new rule issued by the U.S. Bureau of Ocean Energy Management that increased the limits of liability of damages for offshore facilities under OPA based on inflation took effect in January 2015. In April 2015, it was announced that new regulations are expected to be imposed in the U.S. regarding offshore oil and gas drilling and the BSEE announced a new Well Control Rule in April 2016. In December 2015, the BSEE announced a new pilot inspection program for offshore facilities. Compliance with any new requirements of OPA may substantially impact our cost of operations or require us to incur additional expenses to comply with any new regulatory initiatives or statutes.

Through our P&I Club membership, we expect to maintain pollution liability coverage insurance in the amount of $1 billion per incident for each of our vessels. If the damages from a catastrophic spill were to exceed our insurance coverage, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The U.S. Clean Water Act, or the CWA, prohibits the discharge of oil, hazardous substances and ballast water in U.S. navigable waters unless authorized by a duly-issued permit or exemption, and imposes strict liability in the form of penalties for any unauthorized discharges. The CWA also imposes substantial liability for the costs of removal, remediation and damages and complements the remedies available under OPA and CERCLA. Furthermore, many in the U.S. that border a navigable waterway have enacted environmental pollution laws that impose strict liability on a person for removal costs and damages resulting from a discharge of oil or a release of a hazardous substance. These laws may be more stringent than U.S. federal law.

The EPA and USCG have enacted rules relating to ballast water discharge, compliance with which requires the installation of equipment on our vessels to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures at potentially substantial cost, and/or otherwise restrict our vessels from entering United States waters.

The EPA regulates the discharge of ballast and bilge water and other substances in U.S. waters under the CWA. The EPA regulations require vessels 79 feet in length or longer (other than commercial fishing vessels and recreational vessels) to comply with a Vessel General Permit for Discharges Incidental to the Normal Operation of Vessels or the VGP, authorizing ballast and bilge water discharges and other discharges incidental to the operation of vessels. For a new vessel delivered to an owner or operator after September 19, 2009 to be covered by the VGP, the owner must submit a Notice of Intent at least 30 days before the vessel operates in U.S. waters. The VGP imposes technology and water-quality based effluent limits for certain types of discharges and establishes specific inspection, monitoring, record-keeping and reporting requirements to ensure the effluent limits are met. On March 28, 2013, the EPA re-issued the VGP for another five years, effective from December 19, 2013. The new VGP focuses on authorizing discharges incidental to operations of commercial vessels, and contains numeric ballast water discharge limits for most vessels to reduce the risk of invasive species in U.S. waters, more stringent requirements for exhaust gas scrubbers, and the use of environmentally acceptable lubricants.

In addition, under Section 401 of the CWA, the VGP must be certified by the state where the discharge is to take place. Certain states have enacted additional discharge standards as conditions to their certification of the VGP. These local standards bring the VGP into compliance with more stringent state requirements, such as those further restricting ballast water discharges and preventing the introduction of non-indigenous species considered to be invasive. The VGP and its state-specific regulations and any similar restrictions enacted in the future will increase the costs of operating in the relevant waters.

USCG regulations adopted under the U.S. National Invasive Species Act also impose mandatory ballast water management practices for all vessels equipped with ballast water tanks entering or operating in U.S. waters that require the installation of equipment to treat ballast water before it is discharged in U.S. waters or, in the alternative, the implementation of other port facility disposal arrangements or procedures Vessels not complying with these regulations are restricted from entering U.S. waters. As of June 21, 2012, the USCG implemented revised regulations on ballast water management by establishing standards on the allowable concentration of living organisms in ballast water discharged from ships in U.S. waters. The USCG must approve any technology before it is placed on a vessel.

As of January 1, 2014, vessels are technically subject to the phasing-in of these standards. However, it was not until December 2016 that the USCG first approved technology to treat ballast water. The USCG previously provided waivers to vessels that could not install the as-yet unapproved technology and vessels now requiring a waiver will need to show why they cannot install the approved technology. The EPA, on the other hand, has taken a different approach to enforcing ballast discharge standards under the VGP. On December 27, 2013, the EPA issued an enforcement response policy in connection with the new VGP in which the EPA indicated that it would take into account the reasons why vessels do not have the requisite technology installed, but will not grant any waivers.

It should also be noted that in October 2015, the Second Circuit Court of Appeals issued a ruling that directed the EPA to redraft the sections of the 2013 VGP that address ballast water. However, the Second Circuit stated that 2013 VGP will remain in effect until the EPA issues a new VGP. In the fall of 2016, sources reported that the EPA indicated it was working on a new VGP. It presently remains unclear how the ballast water requirements set forth by the EPA, the USCG, and IMO BWM Convention, some of which are in effect and some which are pending, will co-exist.

The U.S. Clean Air Act, or CAA, requires the EPA to promulgate standards applicable to emissions of volatile organic compounds and other air contaminants. Our vessels will be subject to vapor control and recovery requirements for certain cargoes when loading, unloading, ballasting, cleaning and conducting other operations in regulated port areas. Our vessels that operate in such port areas with restricted cargoes will be equipped with vapor recovery systems that satisfy these requirements. The CAA also requires states to adopt State Implementation Plans, or SIPs, designed to attain national health-based air quality standards in primarily major metropolitan and/or industrial areas. Several SIPs regulate emissions resulting from vessel loading and unloading operations by requiring the installation of vapor control equipment. As indicated above, our vessels operating in covered port areas will be equipped with vapor recovery systems that satisfy these existing requirements.

Compliance with the EPA and the USCG regulations could require the installation of equipment on our vessels to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures at potentially substantial cost, and/or otherwise restrict our vessels from entering U.S. waters.

European Union Regulations

In October 2009, the European Union, or the EU, amended a directive to impose criminal sanctions for illicit ship-source discharges of polluting substances, including minor discharges, if committed with intent, recklessly or with serious negligence and the discharges individually or in the aggregate result in deterioration of the quality of water. Aiding and abetting the discharge of a polluting substance may also lead to criminal penalties. Member States were required to enact laws or regulations to comply with the directive by the end of 2010. Criminal liability for pollution may result in substantial penalties or fines and increased civil liability claims.

The EU has adopted several regulations and directives requiring, among other things, more frequent inspections of high-risk ships, as determined by type, age, flag, and the number of times the ship has been detained. The EU also adopted and then extended a ban on substandard ships and enacted a minimum ban period and a definitive ban for repeated offenses. The regulation also provided the EU with greater authority and control over classification societies, by imposing more requirements on classification societies and providing for fines or penalty payments for organizations that failed to comply.

Greenhouse Gas Regulation

Currently, the emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which entered into force in 2005 and pursuant to which adopting countries have been required to implement national programs to reduce greenhouse gas emissions. The 2015 United Nations Convention on Climate Change Conference in Paris resulted in the Paris Agreement, which entered into force on November 4, 2016. The Paris Agreement does not result in an agreement that directly limited greenhouse gas emissions for ships. As of January 1, 2013, all new ships must comply with new sets of mandatory requirements to address greenhouse gas emissions from ships adopted by MEPC, in July 2011 relating to greenhouse gas emissions. Under those measures, by 2025, all new ships built will be 30% more energy efficient than those built in 2014. All ships are required to develop and follow a Ship Energy Efficiency Management Plans, and minimum energy efficiency levels per capacity mile, outlined in the Energy Efficiency Design Index, will apply to new ships. These requirements could cause us to incur additional compliance costs. The IMO is also planning to implement market-based mechanisms to reduce greenhouse gas emissions from ships at an upcoming MEPC session. The EU has indicated that it intends to propose an expansion of the existing EU emissions trading scheme to include emissions of greenhouse gases from marine vessels, and in January 2012, the EU launched a public consultation on possible measures to reduce greenhouse gas emissions from ships. In April 2015, a regulation was adopted requiring that large ships (over 5,000 gross tons) calling at EU ports from January 2018 collect and publish data on carbon dioxide emissions and other information. For 2020, the EU made a unilateral commitment to reduce overall greenhouse gas emissions from its member states from 20% of 1990 levels. The EU also committed to reduce its emissions by 20% under the Kyoto Protocol’s second period, from 2013 to 2020. In the U.S., the EPA has issued a finding that greenhouse gases endanger the public health and safety and has adopted regulations to limit greenhouse gas emissions from certain mobile sources and large stationary sources. Although the mobile source emissions regulations do not apply to greenhouse gas emissions from vessels, such regulation of vessels is foreseeable, and the EPA has received petitions from the California Attorney General and various environmental groups seeking such regulation. Moreover, in the U.S. individual states can also enact environmental regulations. For example, California has introduced caps for greenhouse gas emissions and, in the end of 2016, signaled it may take additional action regarding climate change. Any passage of climate control legislation or other regulatory initiatives by the IMO, EU, the U.S. or other countries where we operate, or any treaty adopted at the international level to succeed the Kyoto Protocol or Paris Agreement, that restrict emissions of greenhouse gases could require us to make significant financial expenditures, including capital expenditures to upgrade our vessels, which we cannot predict with certainty at this time.

International Labor Organization

The International Labor Organization, or the ILO, is a specialized agency of the UN with headquarters in Geneva, Switzerland. The ILO has adopted the Maritime Labor Convention 2006, or the MLC 2006. A Maritime Labor Certificate and a Declaration of Maritime Labor Compliance will be required to ensure compliance with the MLC 2006 for all ships above 500 gross tons in international trade. The MLC 2006 entered into force on August 20, 2013. Amendments to MLC 2006 were adopted in 2014 and 2016. The MLC 2006 requires us to develop new procedures to ensure full compliance with its requirements.

Vessel Security Regulations

Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the U.S. Marine Transportation Security Act of 2002, or the MTSA, came into effect. To implement certain portions of the MTSA, in July 2003, the USCG issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the U.S. The regulations also impose requirements on certain ports and facilities, some of which are regulated by the EPA.

Similarly, in December 2002, amendments to SOLAS created a new chapter of the convention dealing specifically with maritime security. The new Chapter XI-2 became effective in July 2004 and imposes various detailed security obligations on vessels and port authorities, and mandates compliance with the ISPS Code. The ISPS Code is designed to enhance the security of ports and ships against terrorism.

To trade internationally, a vessel must attain an ISSC from a recognized security organization approved by the vessel’s flag state. The following are among the various requirements some of which are found in SOLAS:

∎

on-board installation of automatic identification systems to provide a means for the automatic transmission of safety-related information from among similarly equipped ships and shore stations, including information on a ship’s identity, position, course, speed and navigational status;

∎	on-board installation of ship security alert systems, which do not sound on the vessel but only alert the authorities on shore;

∎	the development of vessel security plans;

∎	ship identification number to be permanently marked on a vessel’s hull;

∎

a continuous synopsis record kept onboard showing a vessel’s history, including the name of the ship, the state whose flag the ship is entitled to fly, the date on which the ship was registered with that state, the ship’s identification number, the port at which the ship is registered and the name of the registered owner(s) and their registered address; and

∎	compliance with flag state security certification requirements.

Ships operating without a valid certificate, may be detained at port until it obtains an ISSC, or it may be expelled from port, or refused entry at port.

The USCG regulations, intended to align with international maritime security standards, exempt from MTSA vessel security measures non U.S. vessels provided that such vessels have on board a valid ISSC that attests to the vessel’s compliance with SOLAS security requirements and the ISPS Code. We have implemented the various security measures addressed by MTSA, SOLAS and the ISPS Code, and our fleet is in compliance with applicable security requirements.

Inspection by Classification Societies

Every seagoing vessel must be “classed” by a classification society. The classification society certifies that the vessel is “in class,’’ signifying that the vessel has been built and maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the vessel’s country of registry and the international conventions of which that country is a member. In addition, where surveys are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will undertake them on application or by official order, acting on behalf of the authorities concerned.

The classification society also undertakes on request other surveys and checks that are required by regulations and requirements of the flag state. These surveys are subject to agreements made in each individual case and/or to the regulations of the country concerned.

For maintenance of the class, regular and extraordinary surveys of hull, machinery, including the electrical plant, and any special equipment classed are required to be performed as follows:

∎

Annual Surveys. For seagoing ships, annual surveys are conducted for the hull and the machinery, including the electrical plant, and where applicable for special equipment classed, within three months before or after each anniversary date of the date of commencement of the class period indicated in the certificate.

∎

Intermediate Surveys. Extended annual surveys are referred to as intermediate surveys and typically are conducted two and one-half years after commissioning and each class renewal. Intermediate surveys are to be carried out at or between the occasion of the second or third annual survey.

∎

Class Renewal Surveys. Class renewal surveys, also known as special surveys, are carried out for the ship’s hull, machinery, including the electrical plant, and for any special equipment classed, at the intervals indicated by the character of classification for the hull. At the special survey, the vessel is thoroughly examined, including audio-gauging to determine the thickness of the steel structures. Should the thickness be found to be less than class requirements, the classification society would prescribe steel renewals. The classification society may grant a one-year grace period for completion of the special survey. Substantial amounts of money may have to be spent for steel renewals to pass a special survey if the vessel experiences excessive wear and tear. In lieu of the special survey every four or five years, depending on whether a grace period was granted, a vessel owner has the option of arranging with the classification society for the vessel’s hull or machinery to be on a continuous survey cycle, in which every part of the vessel would be surveyed within a five-year cycle.

At an owner’s application, the surveys required for class renewal may be split according to an agreed schedule to extend over the entire period of class. This process is referred to as continuous class renewal.

All areas subject to survey as defined by the classification society are required to be surveyed at least once per class period, unless shorter intervals between surveys are prescribed elsewhere. The period between two subsequent surveys of each area must not exceed five years.

Most vessels are also dry-docked every 30 to 36 months for inspection of the underwater parts and for repairs related to inspections. If any defects are found, the classification surveyor will issue a “recommendation’’ which must be rectified by the ship owner within prescribed time limits.

Most insurance underwriters make it a condition for insurance coverage that a vessel be certified as “in-class” by a classification society which is a member of the International Association of Classification Societies, or IACS. In December 2013 the IACS adopted new harmonized Common Structure Rules which will apply to oil tankers and bulk carriers to be constructed on or after July 1, 2015. All our vessels are certified as being “in-class” by American Bureau of Shipping or Det Norske Veritas or Lloyds Register. All new and secondhand vessels that we purchase must be certified prior to their delivery under our standard purchase contracts and memoranda of agreement. If the vessel is not certified on the scheduled date of closing, we have no obligation to take delivery of the vessel.

In addition to the classification inspections, many of our customers regularly inspect our vessels as a precondition to chartering them for voyages. We believe that our well-maintained, high-quality vessels provide us with a competitive advantage in the current environment of increasing regulation and customer emphasis on quality.

Risk of Loss and Liability Insurance

General

The operation of any cargo vessel includes risks such as mechanical failure, collision, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, hostilities and labor strikes. In addition, there is always an inherent possibility of marine disaster, including oil spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. OPA, which in certain circumstances imposes virtually unlimited liability upon owners, operators and demise charterers of any vessel trading in the United States exclusive economic zone for certain oil pollution accidents in the U.S., has made liability insurance more expensive for vessel-owners and operators trading in the U.S. market. While we believe that our present insurance coverage is adequate, not all risks can be insured against, and there can be no guarantee that any specific claim will be paid, or that we will always be able to obtain adequate insurance coverage at reasonable rates.

Marine and War Risks Insurance

We have in force marine and war risks insurance for all of our vessels. Our marine hull and machinery insurance covers risks of particular average and actual or constructive total loss from collision, fire, grounding, engine breakdown and other insured named perils up to an agreed amount per vessel. Our war risks insurance covers the risks of particular average and actual or constructive total loss from confiscation, seizure, capture, vandalism, sabotage, and other war-related named perils. Each vessel is covered up to at least its fair market value at the time of the insurance attachment and subject to a fixed deductible per each single accident or occurrence, but excluding actual or constructive total loss.

Protection and Indemnity Insurance

Protection and indemnity (P&I) insurance is provided by mutual protection and indemnity associations, commonly referred to as P&I Clubs, and provides unlimited coverage, except for pollution which is capped as discussed below. P&I insurance covers our third-party liabilities in connection with our shipping activities. This includes liability and other related expenses resulting from injury, illness or death of crew, passengers and other third parties, loss of or damage to cargo, claims arising from collisions with other vessels, damage to third-party property including piers and other fixed or floating objects, pollution arising from oil or other substances, and salvage, towing and other related costs, including wreck removal.

As a member of a P&I Club that is, in turn, a member of the International Group of P&I Clubs we carry protection and indemnity insurance coverage for pollution of $1 billion per vessel per incident. The P&I Clubs that comprise the International Group insure approximately 90% of the world’s commercial tonnage and have entered into a pooling agreement to reinsure each Club’s liabilities. Although the P&I Clubs compete with each other for business, they have found it beneficial to pool their larger risks under the auspices of the International Group. This pooling is regulated by a contractual agreement which defines the risks that are to be pooled and exactly how these risks are to be shared by the participating P&I Clubs. We are subject to calls payable to the Clubs of which we are members based on its claim records as well as the claim records of all other members of the individual Clubs and members of the pool of P&I Clubs comprising the International Group.

MANAGEMENT

Set forth below are the names, ages and positions of our directors and executive officers as of the date of this prospectus supplement. Our board of directors is elected annually, and each director elected holds office for a three-year term or until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal or the earlier termination of his term of office. The terms of our Class I directors expire at the 2017 annual meeting of shareholders, the terms of our Class II directors expire at the 2018 annual meeting of shareholders, and the terms of our Class III directors expire at the 2019 annual meeting of shareholders. Officers are elected from time to time by vote of our board of directors and hold office until a successor is elected. The business address for each director and executive officer is the address of our principal executive office which is Scorpio Tankers Inc., 9, Boulevard Charles III, Monaco 98000.

Certain of our officers participate in business activities not associated with us. As a result, they may devote less time to us than if they were not engaged in other business activities and may owe fiduciary duties to the shareholders of both us as well as shareholders of other companies which they may be affiliated, including other Scorpio Group companies. This may create conflicts of interest in matters involving or affecting us and our customers and it is not certain that any of these conflicts of interest will be resolved in our favor. While there will be no formal requirements or guidelines for the allocation of their time between our business and the business of members of the Scorpio Group, their performance of their duties will be subject to the ongoing oversight of our board of directors.

NAME	AGE	POSITION
Emanuele A. Lauro	38	Chairman, Class I Director, and Chief Executive Officer
Robert Bugbee	56	President and Class II Director
Cameron Mackey	48	Chief Operating Officer and Class III Director
Brian Lee	50	Chief Financial Officer
Filippo Lauro	40	Vice President
Luca Forgione	40	General Counsel
Anoushka Kachelo	37	Secretary
Alexandre Albertini	40	Class III Director
Ademaro Lanzara	74	Class I Director
Marianne Økland	54	Class III Director
Jose Tarruella	45	Class II Director
Reidar Brekke	55	Class II Director

Biographical information concerning the directors and executive officers listed above is set forth below.

Emanuele A. Lauro, Chairman and Chief Executive Officer

Emanuele A. Lauro, the Company’s founder, serves and has served as Chairman and Chief Executive Officer since the closing of our initial public offering in April 2010. Mr. Lauro also co-founded and serves as Chairman and Chief Executive Officer of Scorpio Bulkers (NYSE: SALT), since its formation in 2013, and as Director of the Standard Club since May 2013. He joined the Scorpio group of companies, or the Scorpio Group, in 2003 and has continued to serve there in a senior management position since 2004. Under Mr. Lauro’s leadership, Scorpio Group has grown from an owner of three vessels in 2003 to become a leading operator and manager of over 210 vessels in 2016. Over the course of the last several years, Mr. Lauro has founded and developed all of the Scorpio Group Pools in addition to several other ventures such as Scorpio Logistics, which owns and operates specialized assets engaged in the transshipment of dry cargo commodities and invests in coastal transportation and port infrastructure developments in Asia and Africa since 2007. Mr. Lauro has a degree in international business from the European Business School, London. Mr. Lauro is the brother of our Vice President, Mr. Filippo Lauro.

Robert Bugbee, President and Director

Robert Bugbee serves and has served as a Director and President since the closing of our initial public offering in April 2010. He has more than 30 years of experience in the shipping industry. Mr. Bugbee also co-founded and serves as President and Director of Scorpio Bulkers. He joined the Scorpio Group in February 2009 and has continued to serve there in a senior management position. Prior to joining Scorpio Group, Mr. Bugbee was a partner at Ospraie Management LLP between 2007 and 2008, a company which advises and invests in commodities and basic industry. From 1995 to 2007, Mr. Bugbee was employed at OMI Corporation, or OMI, a NYSE-listed tanker company which was sold in 2007. While at OMI, Mr. Bugbee served as President from January 2002 until the sale of the company, and before that served as Executive Vice President since January 2001, Chief Operating Officer since March 2000, and Senior Vice President from August 1995 to June 1998. Mr. Bugbee joined OMI in February 1995. Prior to this, he was employed by Gotaas-Larsen Shipping Corporation since 1984. During this time he took a two year sabbatical beginning 1987 for the M.I.B. Program at the Norwegian School for Economics and Business administration in Bergen. He has a B.A. (Honors) from London University.

Cameron Mackey, Chief Operating Officer and Director

Cameron Mackey serves and has served as our Chief Operating Officer since the closing of our initial public offering in April 2010 and as a Director since May 2013. Mr. Mackey also serves as Chief Operating Officer of Scorpio Bulkers. He joined Scorpio Group in March 2009, where he continues to serve in a senior management position. Prior to joining Scorpio Group, he was an equity and commodity analyst at Ospraie Management LLC from 2007 to 2008. Prior to that, he was Senior Vice President of OMI Marine Services LLC from 2004 to 2007, where he was also in Business Development from 2002 to 2004. He has been employed in the shipping industry since 1994 and, earlier in his career, was employed in unlicensed and licensed positions in the merchant navy, primarily on tankers in the international fleet of Mobil Oil Corporation, where he held the qualification of Master Mariner. He has an M.B.A. from the Sloan School of Management at the Massachusetts Institute of Technology, a B.S. from the Massachusetts Maritime Academy and a B.A. from Princeton University.

Brian Lee, Chief Financial Officer

Brian Lee serves and has served as our Chief Financial Officer since the closing of our initial public offering in April 2010. He joined Scorpio Group in April 2009 where he continues to serve in a senior management position. He has been employed in the shipping industry since 1998. Prior to joining Scorpio Group, he was the Controller of OMI from 2001 until the sale of the company in 2007. Mr. Lee has an M.B.A. from the University of Connecticut and has a B.S. in Business Administration from the University at Buffalo, State University of New York.

Filippo Lauro, Vice President

Mr. Filippo Lauro serves and has served as an executive officer of the Company with the title of Vice President since May 27, 2015. Mr. Lauro also serves and has served as Vice President of Scorpio Bulkers since June 2016. He joined Scorpio Group in 2010 and has continued to serve there in a senior management position. Prior to joining Scorpio Group, Mr. Lauro was the founder of and held senior executive roles in several private companies, primarily active in real estate, golf courses and resorts development. Mr. Lauro is the brother of our Chairman and Chief Executive Officer, Mr. Emanuele Lauro.

Luca Forgione, General Counsel

Luca Forgione serves and has served as General Counsel since the closing of our initial public offering in April 2010 and has served as Secretary until December 2, 2013. Mr. Forgione also serves as General Counsel of Scorpio Bulkers. He joined Scorpio Group in August 2009 where he continues to serve as General Counsel. He is licensed as a lawyer in his native Italy and as a Solicitor of the Supreme Court of England & Wales. Mr. Forgione has more than ten years of shipping industry experience and has worked in the fields of shipping, offshore logistics, commodity trading and energy since the beginning of his in-house career, most recently with Constellation Energy Commodities Group Ltd. in London, and now part of Exelon (NYSE: EXC) from 2007 to 2009, and previously with Coeclerici S.p.a. in Milan from 2004 to 2007. He has experience with all aspects of the supply chain of drybulk and energy commodities (upstream and downstream), and has developed considerable understanding of the regulatory and compliance regimes surrounding the trading of physical and financial commodities as well as the owning, managing and chartering of vessels. Mr. Forgione was a Tutor in International Trade Law and Admiralty Law at University

College London (U.K.) and more recently a Visiting Lecturer in International Trade Law at King’s College (U.K.). He has a Master’s Degree in Maritime Law from the University of Southampton (U.K.) and a Law Degree from the University of Genoa (Italy).

Anoushka Kachelo, Secretary

Anoushka Kachelo serves and has served as our Secretary since December 2, 2013. Mrs. Kachelo also serves as Secretary of Scorpio Bulkers. She joined Scorpio Group in September 2010 as Senior Legal Counsel. Mrs. Kachelo is a Solicitor of the Supreme Court of England & Wales and has worked in the fields of commodity trading, energy and asset finance. Prior to joining the Scorpio Group, Mrs. Kachelo was Legal Counsel for the Commodities Team at JPMorgan (London) and prior to that in private practice for the London office of McDermott Will & Emery and Linklaters. She has a BA in Jurisprudence from the University of Oxford (U.K.).

Ademaro Lanzara, Director

Ademaro Lanzara serves and has served on our board of directors since the closing of our initial public offering in April 2010. Mr. Lanzara serves and has served as Chairman of BPV Finance (International) Plc Dublin since 2008. He also serves and has served as the deputy Chairman and Chairman of the Audit Committee of Cattolica Life Inc. Dublin since 2011, and as Chairman of NEM Sgr SpA Vicenza since November 2013. Mr. Lanzara previously served as Chairman of BPVI Fondi Sgr SpA, Milano from April 2012 until November 2013. From 1963 to 2006, Mr. Lanzara held a number of positions with BNL spa Rome, a leading Italian banking group, including Deputy Group CEO, acting as the Chairman of the Credit Committee and Chairman of the Finance Committee. He also served as Chairman and/or director of a number of BNL controlled banks or financial companies in Europe, the United States and South America. He formerly served as a director of each of Istituto dell’Enciclopedia Italiana fondata da Giovanni Treccani Spa, Rome, Italy, the Institute of International Finance Inc. in Washington DC, Compagnie Financiere Edmond de Rothschild Banque, in Paris, France, ABI-Italian Banking Association in Rome, Italy, FITD-Interbank deposit Protection Fund, in Rome, Italy, ICC International Chamber of Commerce Italian section, Rome, Italy and Co-Chairman Round Table of Bankers and Small and Medium Enterprises, European Commission, in Brussels, Belgium. Mr. Lanzara has an economics degree (graduated magna cum laude) from the University of Naples, a law degree from the University of Naples and completed the Program for Management Development (PMD) at Harvard Business School.

Alexandre Albertini, Director

Alexandre Albertini serves and has served on our board of directors since the closing of our initial public offering in April 2010. Mr. Albertini has more than 20 years of experience in the shipping industry. He has been employed by Marfin Management SAM, a drybulk ship management company, since 1997 and has served as its CEO since October 2010. Marfin operates 13 vessels, providing services such as technical, commercial, and crew management as well as insurance, legal, financial, and information technology. He also serves as President of Ant. Topic srl, a vessel and crewing agent based in Trieste, Italy. Mr. Albertini serves on the board of a private company in addition to various trade associations; BIMCO, Monaco Chamber of Shipping, Intermanager, FEDEM and was recently appointed as a Director of The Steamship Mutual Underwriting Association (Bermuda) Limited.

Marianne Økland, Director

Marianne Økland serves and has served on our board of directors since April 2013. Ms. Økland is also a Managing Director of Avista Partners, a London based consultancy company that provides advisory services and raises capital. In addition, she is a non-executive director at each of IDFC Limited, IDFC NOFHC, IDFC Alternatives (India), and the National Bank of Greece. She also serves on the Audit Committees of IDFC Limited and the National Bank of Greece. Previously, she was a non-executive director at NLB (Slovenia) and Islandsbanki (Iceland). Between 1993 and 2008, Ms. Økland held various investment banking positions at JP Morgan Chase & Co. and UBS where she focused on debt capital raising and structuring. Ms. Økland has led many transactions for large Nordic banks and insurance companies, including some of the most significant mergers and acquisitions in these sectors. Between 1988 and 1993, Ms. Økland headed European operations of Marsoft, a Boston, Oslo and London based consulting firm that advises banks and large shipping, oil and raw material companies on shipping strategies and investments. Ms. Økland holds a M.Sc. degree in Finance and Economics from the Norwegian School of Economics and Business Administration where she also worked as a researcher and taught mathematics and statistics.

Jose Tarruella, Director

Jose Tarruella serves and has served on our board of directors since May 2013. Mr. Tarruella is also the founder and Chairman of Camino de Esles s.l., a high-end restaurant chain with franchises throughout Madrid, Spain, since 2007. Prior to forming Camino de Esles, Mr. Tarruella was a Director in Group Tragaluz, which owns and operates restaurants throughout Spain. Mr. Tarruella also acted as a consultant for the Spanish interests of Rank Group plc (LSE: RNK.L) a leading European gaming-based entertainment business. He has been involved in corporate relations for Esade Business School in Madrid. He earned an International MBA from Esade Business School in Barcelona and an MA from the University of Navarre in Spain.

Reidar C. Brekke, Director

Reidar C. Brekke serves and has served on our board of directors since December 2016. Mr. Brekke has over 20 years’ experience in the international energy, container logistics and transportation sector. He also serves as a member of the board of directors of Diana Containerships Inc. (NASDAQ: DCIX), a position he has held since June 2010. Mr. Brekke has served as a board member and President of Intermodal Holdings LP, an investor and operator of marine containers, owned by a New York based investment firm, since 2012, and is currently a board member of two other privately-held companies involved in container logistics and drybulk shipping. From 2008 to 2012, Mr. Brekke served as President of Energy Capital Solution Inc., a company that provides strategic and financial advisory services to international shipping, logistics and energy related companies. From 2003 to 2008, he served as Manager of Poten Capital Services LLC, a registered broker-dealer specialized in the maritime sector. Prior to 2003, Mr. Brekke served as Chief Financial Officer, then President and Chief Operating Officer, of SynchroNet Marine, a logistics service provider to the global container transportation industry. He also held various senior positions with AMA Capital Partners LLC (formerly American Marine Advisers), a merchant banking firm focused on the maritime and energy industries. Furthermore, Mr. Brekke has been an adjunct professor at Columbia University’s School of International and Public Affairs—Center for Energy, Marine Transportation and Public Policy. Mr. Brekke graduated from the New Mexico Military Institute in 1986 and has an MBA from the University of Nevada, Reno.

Compensation of Senior Executive Officers and Directors

We paid an aggregate compensation of $34.4 million, $42.5 million and $31.0 million to our senior executive officers in 2016, 2015, and 2014, respectively. Executive management remuneration was as follows during these periods:

	FOR THE YEAR ENDED DECEMBER 31,
IN THOUSANDS OF US DOLLARS	2016	2015	2014
Short-term employee benefits (salaries)	$8,786	$15,601	$7,454
Share-based compensation (1)	25,575	26,911	23,553

Total	$34,361	$42,512	$31,007

(1)	Represents the amortization of restricted stock issued under our equity incentive plans.

Each of our non-employee directors receive cash compensation in the aggregate amount of $60,000 annually, plus an additional fee of $10,000 for each committee on which a director serves plus an additional fee of $25,000 for each committee for which a director serves as Chairman, per year, plus an additional fee of $35,000 to the lead independent director, plus $2,000 for each meeting, plus reimbursements for actual expenses incurred while acting in their capacity as a director. During the year ended December 31, 2016 and 2015, we paid an aggregate compensation of $0.8 million and $0.8 million to our directors, respectively. Our officers and directors are eligible to receive awards under our equity incentive plans, described below.

We believe that it is important to align the interests of our directors and management with that of our shareholders. In this regard, we have determined that it will generally be beneficial to us and to our shareholders for our directors and management to have a stake in our long-term performance. We expect to have a meaningful component of our compensation package for our directors and management consisted of equity interests in us in order to provide them on an on-going basis with a meaningful percentage of ownership in us.

We do not have a retirement plan for our officers or directors.

2010 Equity Incentive Plan

In 2010, we adopted an equity incentive plan, which we refer to as the 2010 Equity Incentive Plan, under which directors, officers, employees, consultants and service providers of us and our subsidiaries and affiliates were eligible to receive incentive stock options and non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units and unrestricted common stock. The 2010 Equity Incentive Plan was administered by our compensation committee. We reserved a total of 1,148,916 common shares for issuance under the 2010 Equity Incentive Plan and no shares remain available for issuance.

Under the terms of the 2010 Equity Incentive Plan, stock options and stock appreciation rights granted under the 2010 Equity Incentive Plan have an exercise price equal to the fair market value of a common share on the date of grant, unless otherwise determined by the plan administrator, but in no event will the exercise price be less than the fair market value of a common share on the date of grant. Options and stock appreciation rights are exercisable at times and under conditions as determined by the plan administrator, but in no event will they be exercisable later than ten years from the date of grant.

The restricted shares granted under the 2010 Equity Incentive Plan were subject to vesting, forfeiture and other terms and conditions as determined by the plan administrator. Adjustments would have been made to outstanding awards in the event of a corporate transaction or change in capitalization or other extraordinary event. In the event of a “change in control” (as defined in the 2010 Equity Incentive Plan), unless otherwise provided by the plan administrator in an award agreement, awards then outstanding would have become fully vested and exercisable in full.

Our board of directors may amend or terminate the 2010 Equity Incentive Plan and may have amended outstanding awards, provided that no such amendment or termination would have been made that would materially impair any rights, or materially increase any obligations, of a grantee under an outstanding award. Shareholder approval of plan amendments would have been required under certain circumstances. Unless terminated earlier by our board of directors, the 2010 Equity Incentive Plan expires ten years from the date it was adopted.

2013 Equity Incentive Plan

In April 2013, we adopted an equity incentive plan, which was amended in March 2014 and which we refer to as the 2013 Equity Incentive Plan, under which directors, officers, employees, consultants and service providers of us and our subsidiaries and affiliates are eligible to receive incentive stock options and non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units and unrestricted common stock. We initially reserved a total of 5,000,000 common shares for issuance under the 2013 Equity Incentive Plan which was subsequently revised as follows:

∎

In October 2013, we reserved an additional 6,376,044 common shares, par value $0.01 per share, for issuance pursuant to the 2013 Equity Incentive Plan. All other terms of the 2013 Equity Incentive Plan remained unchanged.

∎

In September 2014, we reserved an additional 1,088,131 common shares, par value $0.01 per share, for issuance pursuant to the 2013 Equity Incentive Plan. All other terms of the 2013 Equity Incentive Plan remained unchanged.

∎

In May 2015, we reserved an additional 1,755,443 common shares, par value $0.01 per share, for issuance pursuant to the 2013 Equity Incentive Plan. All other terms of the 2013 Equity Incentive Plan remained unchanged.

∎

In June 2016, we reserved an additional 2,301,115 common shares, par value $0.01 per share, for issuance pursuant to the 2013 Equity Incentive Plan. All other terms of the 2013 Equity Incentive Plan remained unchanged.

∎

In December 2016, we reserved an additional 1,348,992 common shares, par value $0.01 per share, for issuance pursuant to the 2013 Equity Incentive Plan. All other terms of the 2013 Equity Incentive Plan remained unchanged.

Under the terms of the 2013 Equity Incentive Plan, stock options and stock appreciation rights granted under the 2013 Equity Incentive Plan will have an exercise price equal to the fair market value of a common share on the date of grant, unless otherwise determined by the plan administrator, but in no event will the exercise price be less than the fair market value of a common share on the date of grant. Options and stock appreciation rights will be exercisable at times and under conditions as determined by the plan administrator, but in no event will they be exercisable later than ten years from the date of grant.

The plan administrator may grant shares of restricted stock and awards of restricted stock units subject to vesting, forfeiture and other terms and conditions as determined by the plan administrator. Following the vesting of a restricted stock unit, the award recipient will be paid an amount equal to the number of vested restricted stock units multiplied by the fair market value of a common share on the date of vesting, which payment may be paid in the form of cash or common shares or a combination of both, as determined by the plan administrator. The plan administrator may grant dividend equivalents with respect to grants of restricted stock units.

Adjustments may be made to outstanding awards in the event of a corporate transaction or change in capitalization or other extraordinary event. In the event of a “change in control” (as defined in the 2013 Equity Incentive Plan), unless otherwise provided by the plan administrator in an award agreement, awards then outstanding will become fully vested and exercisable in full.

Our board of directors may amend or terminate the 2013 Equity Incentive Plan and may amend outstanding awards, provided that no such amendment or termination may be made that would materially impair any rights, or materially increase any obligations, of a grantee under an outstanding award. Shareholder approval of plan amendments will be required under certain circumstances. Unless terminated earlier by our board of directors, the 2013 Equity Incentive Plan will expire ten years from the date the plan is adopted.

In the second quarter of 2013, we issued 4,610,000 shares of restricted stock to our employees and 390,000 shares to our independent directors for no cash consideration. The weighted average share price on the issuance dates was $8.69 per share. The vesting schedule of the restricted stock to our employees is (i) one-third of the shares vested on March 10, 2016, (ii) one-third of the shares vested on March 10, 2017, and (iii) one-third of the shares vest on March 10, 2018. The vesting schedule of the restricted stock to our independent directors is (i) one-third of the shares vested on March 10, 2014, (ii) one-third of the shares vested on March 10, 2015, and (iii) one-third of the shares vested on March 10, 2016.

In October 2013, we issued 3,749,998 shares of restricted stock to our employees and 250,000 shares to our independent directors for no cash consideration. The weighted average share price on the issuance date was $9.85 per share. The vesting schedule of the restricted stock to our employees is (i) one-third of the shares vested on October 11, 2016, (ii) one-third of the shares vest on October 11, 2017, and (iii) one-third of the shares vest on October 11, 2018. The vesting schedule of the restricted stock to our independent directors is (i) one-half of the shares vested on October 11, 2014 and (ii) one-half of the shares vested on October 11, 2015.

In February 2014, we issued 2,011,000 shares of restricted stock to our employees and 145,045 shares to our independent directors for no cash consideration. The weighted average share price on the issuance date was $9.30 per share. The vesting schedule of the restricted stock to our employees is (i) one-third of the shares vested on February 21, 2017, (ii) one-third of the shares vest on February 21, 2018, and (iii) one-third of the shares vest on February 21, 2019. The vesting schedule of the restricted stock to our independent directors is (i) one-third of the shares vested on February 21, 2015, (ii) one-third of the shares vested on February 21, 2016, and (iii) one-third of the shares vested on February 21, 2017.

In May and September 2014, we issued 213,000 and 5,000 shares of restricted stock to Scorpio Services Holding Limited, or SSH, employees, respectively, for no cash consideration. The share prices on the issuance dates were $8.89 per share and $9.13 per share, respectively. The vesting schedule of the restricted stock to SSH employees is (i) one-third of the shares vested on February 21, 2017, (ii) one-third of the shares vest on February 21, 2018, and (iii) one-third of the shares vest on February 21, 2019.

In November 2014, we issued 938,131 shares of restricted stock to our employees and 50,000 shares to our independent directors for no cash consideration. The share price on the issuance date was $8.57 per share. The vesting schedule of the restricted stock to our employees is (i) one-third of the shares vest on November 18, 2017, (ii) one-third of the shares vest on November 18, 2018, and (iii) one-third of the shares vest on November 18, 2019. The restricted shares issued to our independent directors vested on November 18, 2015.

In July 2015, we issued 1,466,944 shares of restricted stock to our employees, 100,000 shares to our directors and 290,500 to SSH employees for no cash consideration. The share price on the issuance date was $10.32 per share. The vesting schedule of the restricted stock issued to our employees and SSH employees is (i) one-third of the shares vest on June 4, 2018, (ii) one-third of the shares vest on June 4, 2019, and (iii) one-third of the shares vest on June 4, 2020. The restricted shares issued to our directors vested on June 4, 2016.

In July 2016, we issued 1,864,615 shares of restricted stock to our employees, 150,000 shares to our directors and 286,500 shares to SSH employees for no cash consideration. The share price on the issuance date was $4.74 per share. The vesting schedule of the restricted stock issued to our employees and SSH employees is (i) one-third of the shares vest on June 5, 2019, (ii) one-third of the shares vest on June 5, 2020, and (iii) one-third of the shares vest on June 5, 2021. The restricted shares issued to our directors vest on June 5, 2017.

1,398,992 shares remained eligible for issuance under the 2013 Equity Incentive Plan as of December 31, 2016.

Committees and Corporate Governance Practices

Board Committees

Our board of directors currently consists of eight directors, five of whom have been determined by our board of directors to be independent under the rules of the NYSE and the rules and regulations of the SEC. Our board of directors has an Audit Committee, a Nominating and Corporate Governance Committee, a Compensation Committee and a Regulatory and Compliance Committee, each of which is comprised of certain of our independent directors, who are Messrs. Alexandre Albertini, Ademaro Lanzara, Jose Tarruella, Reidar Brekke and Mrs. Marianne Økland. The Audit Committee, among other things, reviews our external financial reporting, engages our external auditors and oversees our internal audit activities, procedures and the adequacy of our internal controls. In addition, provided that no member of the Audit Committee has a material interest in such transaction, the Audit Committee is responsible for reviewing transactions that we may enter into in the future with other members of the Scorpio Group that our board believes may present potential conflicts of interests between us and the Scorpio Group. The Nominating and Corporate Governance Committee is responsible for recommending to the board of directors nominees for director and directors for appointment to board committees and advising the board with regard to corporate governance practices. The Compensation Committee oversees our equity incentive plan and recommends director and senior employee compensation. The Regulatory and Compliance Committee oversees our operations to minimize the environmental impact by the constant monitoring and measuring progress of our vessels. Our shareholders may also nominate directors in accordance with procedures set forth in our bylaws.

Corporate Governance Practices

Pursuant to an exception for foreign private issuers, we, as a Marshall Islands company, are not required to comply with the corporate governance practices followed by U.S. companies under the NYSE listing standards. We believe that our established practices in the area of corporate governance are in line with the spirit of the NYSE standards and provide adequate protection to our shareholders. In this respect, we have voluntarily adopted NYSE required practices, such as (i) having a majority of independent directors, (ii) establishing audit, compensation and nominating committees and (iii) adopting a Code of Ethics.

There are two significant differences between our corporate governance practices and the practices required by the NYSE. The NYSE requires that non-management directors meet regularly in executive sessions without management. The NYSE also requires that all independent directors meet in an executive session at least once a year. The Marshall Islands law and our bylaws do not require our non-management directors to regularly hold executive sessions without management. During 2016 and through the date of this prospectus supplement, our non-management directors met in executive session five times. The NYSE requires companies to adopt and disclose corporate governance guidelines. The guidelines must address, among other things: director qualification standards, director responsibilities, director access to management and independent advisers, director compensation, director orientation and continuing education, management succession and an annual performance evaluation. We are not required to adopt such guidelines under Marshall Islands law and we have not adopted such guidelines.

Employees

As of December 31, 2016 and 2015, we had 19 and 17 shore based employees, respectively. SSM and SCM were responsible for our commercial and technical management.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common shares, as of March 24, 2017, held by each person or entity that we know beneficially owns 5% or more of our common stock; each of our executive officers and directors; and all our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the Commission’s rules. All of our shareholders, including the shareholders listed in the table below, are entitled to one vote for each common share held.

Except as otherwise noted, the address for each person listed in the table below is c/o Scorpio Tankers Inc., 9, Boulevard Charles III, Monaco 98000.

NAME	NUMBER OF SHARES	PERCENTAGE OWNED (9)
Wellington Management Company LLP* (1)	19,248,982	11.0%
FMR LLC (2)	18,696,116	10.7%
Dimensional Fund Advisors LP* (3)	14,273,545	8.2%
Emanuele A. Lauro (4)	3,464,086	2.0%
Robert Bugbee (5)	3,097,419	1.8%
Cameron Mackey (6)	2,749,376	1.6%
Brian M. Lee (7)	2,088,399	1.2%
All other officers and directors individually (8)	—	—

(1)

This information is derived from Schedule 13G/A filed with the Commission on February 9, 2017. The business address of Wellington Management Company LLP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(2)	This information is derived from Schedule 13G/A filed with the Commission on February 14, 2017. The business address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(3)

This information is derived from Schedule 13G filed with the Commission on February 9, 2017. The business address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

(4)	Includes 2,507,988 shares of restricted stock from the 2013 Equity Incentive Plan.
(5)	Includes 2,507,988 shares of restricted stock from the 2013 Equity Incentive Plan.
(6)	Includes 1,702,314 shares of restricted stock from the 2013 Equity Incentive Plan.
(7)	Includes 1,229,351 shares of restricted stock from the 2013 Equity Incentive Plan.
(8)	All other executive officers and directors individually each own less than 1% of our outstanding shares of common stock.
(9)	Percentages based on 174,629,755 common shares outstanding as of March 24, 2017.
*	Includes certain funds managed thereby.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Relationship with the Scorpio Group and its Affiliates

The Scorpio Group is owned and controlled by the Lolli-Ghetti family, of which Messrs. Emanuele Lauro and Filippo Lauro are members. We are not affiliated with any other entities in the shipping industry other than those that are members of the Scorpio Group.

In addition, Mr. Emanuele Lauro, Mr. Bugbee and other members of our senior management have a minority equity interest in SSH, our Administrator, a member of the Scorpio Group.

SCM and SSM, our commercial manager and technical manager, respectively, are also members of the Scorpio Group.

Our board of directors consists of eight individuals, five of whom are independent directors. Three of the independent directors form the board’s Audit Committee and, pursuant to the Audit Committee charter, are required to review all potential conflicts of interest between us and related parties, including the Scorpio Group. Our three non-independent directors and all of our executive officers serve in senior management positions in certain other companies within the Scorpio Group.

Management of Our Fleet

On September 29, 2016, we agreed to amend our administrative services agreement, or the Administrative Services Agreement, with SSH and our master agreement, or the Master Agreement, with SCM and SSM under a deed of amendment, or the Deed of Amendment. Pursuant to the terms of the Deed of Amendment, on November 15, 2016, we entered into definitive documentation to memorialize the agreed amendments to the Master Agreement, or the Amended and Restated Master Agreement. The Amended and Restated Master Agreement and the Administrative Services Agreement as amended by the Deed of Amendment, or the Amended Administrative Services Agreement, are effective as from September 29, 2016. Under the terms of the amendments, (i) the fee of 1% payable to SSH upon any future vessel sale or purchase was eliminated and (ii) in the event of the sale of one or more vessels, a notice period of three months and a payment equal to three months of management fees will apply, provided that the termination does not amount to a change of control, including a sale of all or substantially all of our vessels, in which case a payment equal to 24 months of management fees will apply. There was no consideration paid by us for these amendments.

Commercial and Technical Management

Our vessels are commercially managed by SCM and technically managed by SSM pursuant to the Amended and Restated Master Agreement, which may be terminated by either party upon 24 months’ notice, unless terminated earlier in accordance with the provisions of the Amended and Restated Master Agreement. In the event of the sale of one or more vessels, a notice period of three months and a payment equal to three months of management fees will apply, provided that the termination does not amount to a change in control, including a sale of all or substantially all of our vessels, in which case a payment equal to 24 months of management fees will apply. SCM and SSM are related parties of ours. We expect that additional vessels that we may acquire in the future will also be managed under the Amended and Restated Master Agreement or on substantially similar terms.

SCM’s services include securing employment, in the spot market and on time charters, for our vessels. SCM also manages the Scorpio Group Pools. When our vessels are operating in one of the Scorpio Group Pools, SCM, the pool manager, charges fees of $300 per vessel per day with respect to our LR1/Panamax vessels, $250 per vessel per day with respect to our LR2 vessels, and $325 per vessel per day with respect to each of our Handymax and MR vessels, plus 1.50% commission on gross revenues per charter fixture. These are the same fees that SCM charges other vessel owners in these pools, including third-party owned vessels. For commercial management of our vessels that are not operating in any of the Scorpio Group Pools, we pay SCM a fee of $250 per vessel per day for each LR1/Panamax and LR2 vessel and $300 per vessel per day for each Handymax and MR vessel, plus 1.25% commission on gross revenues per charter fixture.

SSM’s services include day-to-day vessel operations, performing general maintenance, monitoring regulatory and classification society compliance, customer vetting procedures, supervising the maintenance and general efficiency of vessels, arranging the hiring of qualified officers and crew, arranging and supervising drydocking and repairs, purchasing supplies, spare parts and new equipment for vessels, appointing supervisors and technical consultants and providing technical support. We currently pay SSM $685 per vessel per day to provide technical management services for each of our vessels. This fee is based on contracted rates that were the same as those charged to other, third party vessels managed by SSM at the time the management agreements were entered into.

Amended Administrative Services Agreement

We have an Amended Administrative Services Agreement with SSH, or our Administrator, for the provision of administrative staff and office space, and administrative services, including accounting, legal compliance, financial and information technology services. SSH is a related party of us. We reimburse our Administrator for the reasonable direct or indirect expenses it incurs in providing us with the administrative services described above. The services provided to us by our Administrator may be sub-contracted to other entities within the Scorpio Group.

Further, pursuant to our Amended Administrative Services Agreement, our Administrator, on behalf of itself and other members of the Scorpio Group, has agreed that it will not directly own product or crude tankers ranging in size from 35,000 dwt to 200,000 dwt.

Our Amended Administrative Services Agreement may be terminated by us upon two years notice.

Tanker Pools

To increase vessel utilization and thereby revenues, we participate in commercial pools with other shipowners of similar modern, well-maintained vessels. By operating a large number of vessels as an integrated transportation system, commercial pools offer customers greater flexibility and a higher level of service while achieving scheduling efficiencies. Pools employ experienced commercial charterers and operators who have close working relationships with customers and brokers, while technical management is performed by each shipowner. The managers of the pools negotiate charters with customers primarily in the spot market, but may also arrange time charter agreements. The size and scope of these pools enable them to enhance utilization rates for pool vessels by securing backhaul voyages and COAs, thus generating higher effective TCE revenues than otherwise might be obtainable in the spot market while providing a higher level of service offerings to customers. When we employ a vessel in the spot charter market, we generally place such vessel in a tanker pool managed by our commercial manager that pertains to that vessel’s size class. The earnings allocated to vessels (charterhire expense for the pool) are aggregated and divided on the basis of a weighted scale, or Pool Points, which reflect comparative voyage results on hypothetical benchmark routes. The Pool Point system generally favors those vessels with greater cargo-carrying capacity and those with better fuel consumption. Pool Points are also awarded to vessels capable of carrying clean products and to vessels capable of trading in certain ice conditions. We currently participate in four pools: the Scorpio LR2 Pool, the Scorpio Panamax Tanker Pool, the Scorpio MR Pool and the Scorpio Handymax Tanker Pool.

SCM is responsible for the commercial management of participating vessels in the pools, including the marketing, chartering, operating and bunker (fuel oil) purchases of the vessels. The Scorpio LR2 Pool is administered by Scorpio LR2 Pool Ltd., the Scorpio Panamax Tanker Pool is administered by Scorpio Panamax Tanker Pool Ltd., the Scorpio MR Pool is administered by Scorpio MR Pool Ltd. and the Scorpio Handymax Tanker Pool is administered by Scorpio Handymax Tanker Pool Ltd. Our founder, Chairman and Chief Executive Officer and Vice President are members of the Lolli-Ghetti family which owns all issued and outstanding stock of Scorpio LR2 Pool Ltd., Scorpio Panamax Tanker Pool Ltd., Scorpio MR Pool Ltd., and Scorpio Handymax Tanker Pool Ltd., or the Pool Entities. Taking into account the recommendations of a pool committee and a technical committee, each of which is comprised of representatives of each pool participant, the Pool Entities set the respective pool policies and issue directives to the pool participants and SCM. The pool participants remain responsible for all other costs including the financing, insurance, manning and technical management of their vessels. The earnings of all of the vessels are aggregated and divided according to the relative performance capabilities of the vessel and the actual earning days for which each vessel is available.

Transactions with Related Parties

Transactions with entities controlled by the Lolli-Ghetti family (herein referred to as related party affiliates) in our consolidated statements of income and balance sheet are as follows:

	FOR THE YEAR ENDED DECEMBER 31,
IN THOUSANDS OF U.S. DOLLARS	2016	2015	2014
Pool revenue(1)
Scorpio MR Pool Limited	$248,974	$315,925	$112,826
Scorpio LR2 Pool Limited	156,503	208,132	67,054
Scorpio Handymax Tanker Pool Limited	73,683	138,736	54,052
Scorpio Panamax Tanker Pool Limited	5,843	34,613	46,925
Voyage expenses (2)	(1,128)	(2,127)	(2,052)
Vessel operating costs (3)	(19,484)	(18,393)	(7,947)
Administrative expenses (4)	(9,462)	(7,950)	(3,542)

(1)

These transactions relate to revenue earned in the Scorpio Group Pools. The Scorpio Group Pools are related party affiliates. When our vessels are in the Scorpio Group Pools, SCM, the pool manager, charges fees of $300 per vessel per day with respect to our LR1/Panamax vessels, $250 per vessel per day with respect to our LR2 vessels, and $325 per vessel per day with respect to each of our Handymax and MR vessels, plus a commission of 1.50% on gross revenue per charter fixture. These are the same fees that SCM charges other vessels in these pools, including third party owned vessels.

(2)

These transactions represent the expense due to SCM, a related party affiliate, for commissions related to the commercial management services provided by SCM under the Commercial Management Agreement for vessels that are not in one of the Scorpio Group Pools. When not in one of the Scorpio Group Pools, each vessel pays (i) flat fees of $250 per day for LR1/Panamax and LR2 vessels and $300 per day for Handymax and MR vessels and (ii) commissions of 1.25% of their gross revenue. These expenses are included in voyage expenses in the consolidated statements of income or loss.

(3)

These transactions represent technical management fees charged by SSM, a related party affiliate, which are included in vessel operating costs in the consolidated statements of income or loss. We believe our technical management fees are at arms-length rates as they were based on contracted rates that were the same as those charged to other vessels managed by SSM at the time the management agreements were entered into. This fee is $685 per vessel per day.

(4)

We have an Amended Administrative Services Agreement with SSH, for the provision of administrative staff and office space, and administrative services, including accounting, legal compliance, financial and information technology services. SSH is a related party to us. We reimburse SSH for the reasonable direct or indirect expenses that are incurred on our behalf. SSH also arranges vessel sales and purchases for us. The services provided to us by SSH may be sub-contracted to other entities within the Scorpio Group. The expenses incurred under this agreement were as follows, and were recorded in general and administrative expenses in the consolidated statements of income or loss.

∎

The expense for the year ended December 31, 2016 of $9.5 million included (i) administrative fees of $7.3 million charged by SSH, (ii) restricted stock amortization of $1.6 million, which relates to the issuance of an aggregate of 795,000 shares of restricted stock to SSH employees for no cash consideration in May 2014, September 2014, July 2015 and July 2016, and (iii) the reimbursement of expenses of $0.6 million.

∎

The expense for the year ended December 31, 2015 of $7.9 million included (i) administrative fees of $6.8 million charged by SSH, (ii) restricted stock amortization of $0.9 million, which relates to the issuance of an aggregate of 508,500 shares of restricted stock to SSH employees for no cash consideration in May 2014, September 2014 and July 2015, and (iii) the reimbursement expenses of $0.2 million.

∎

The expense for the year ended December 31, 2014 of $3.5 million included (i) administrative fees of $3.1 million charged by SSH, (ii) restricted stock amortization of $0.3 million, which relates to the issuance of an aggregate 218,000 shares of restricted stock to SSH employees for no cash consideration in May and September 2014 and (iii) the reimbursement of expenses of $0.1 million.

We had the following balances with related parties, which have been included in our consolidated balance sheets:

	AS OF DECEMBER 31,
IN THOUSANDS OF U.S. DOLLARS	2016	2015
Assets:
Accounts receivable (due from the Scorpio Group Pools) (1)	$40,680	$59,475
Accounts receivable and prepaid expenses (SSM) (2)	4,233	2,348
Other assets (pool working capital contributions) (3)	19,217	19,256
Liabilities:
Accounts payable and accrued expenses (SSM)	653	484
Accounts payable and accrued expenses (SSH)	90	77
Accounts payable and accrued expenses (SCM)	53	175
Accounts payable and accrued expenses (owed to the Scorpio Group Pools)	15	610

(1)

Accounts receivable due from the Scorpio Group Pools relate to hire receivables for revenues earned and receivables from working capital contributions. The amounts as of December 2016 and 2015 include $24.1 million and $8.6 million, respectively, of working capital contributions made on behalf of our vessels to the Scorpio Group Pools. Upon entrance into such pools, all vessels are required to make working capital contributions of both cash and bunkers. Additional working capital contributions can be made from time to time based on the operating needs of the pools. These amounts are accounted for and repaid as follows:

∎

For vessels in the Scorpio Handymax Tanker Pool, the initial contribution amount is repaid, without interest, upon a vessel’s exit from each pool no later than six months after the exit date. Bunkers on board a vessel exiting the pool are credited against such repayment at the actual invoice price of the bunkers. For all owned vessels we assume that these contributions will not be repaid within 12 months and are thus classified as non-current within other assets on the consolidated balance sheets. For time chartered-in vessels we classify the initial contributions as current (within accounts receivable) or non-current (within other assets) according to the expiration of the contract. Any additional working capital contributions are repaid when sufficient net revenues become available to cover such amounts.

∎

For vessels in the Scorpio MR Pool and Scorpio Panamax Tanker Pool, any contributions are repaid, without interest, when such vessel has earned sufficient net revenues to cover the value of such working capital contributed. Accordingly, we classify such amounts as current (within accounts receivable).

∎

For vessels in the Scorpio LR2 Pool, the initial contribution amount is repaid, without interest, upon a vessel’s exit from each pool. Bunkers on board a vessel exiting the pool are credited against such repayment at the actual invoice price of the bunkers. For all owned vessels we assume that these contributions will not be repaid within 12 months and are thus classified as non-current within other assets on the consolidated balance sheets. For time chartered-in vessels we classify the initial contributions as current (within accounts receivable) or non-current (within other assets) according to the expiration of the contract. Any additional working capital contributions are repaid when sufficient net revenues become available to cover such amounts.

(2)	Accounts receivable and prepaid expenses from SSM relate to advances made for vessel operating expenses (such as crew wages) that will either be reimbursed or applied against future costs.
(3)	Represents the non-current portion of working capital receivables as described above.

Prior to September 29, 2016, we paid SSH a fee for arranging vessel purchases and sales, on our behalf, equal to 1% of the gross purchase or sale price, payable upon the consummation of any such purchase or sale. As described above, this fee was eliminated for all vessel purchase or sale agreements entered into after September 29, 2016. These fees are capitalized as part of the carrying value of the related vessel for a vessel purchase and are included as part of the gain or loss on sale for a vessel disposal.

∎

During the year ended December 31, 2016, we paid SSH an aggregate fee of $1.7 million in connection with the sales of STI Lexington, STI Mythos, STI Chelsea, STI Powai, and STI Olivia and a fee of $0.6 million for the purchase and delivery of STI Lombard. Additionally, we paid SCM an aggregate termination fee of $2.7 million that was due under the commercial management agreements and we paid SSM an aggregate termination fee of $2.5 million that was due under the technical management agreements as a result of the aforementioned vessel sales. The agreements to sell and acquire the aforementioned vessels were entered into prior to the September 29, 2016 amendments to the Master Agreement and Administrative Service Agreement. The aggregate fees paid to SCM, SSH and SSM are recorded within loss on sales of the vessels within the consolidated statements of income or loss.

∎

During the year ended December 31, 2015, we paid SSH an aggregate fee of $12.6 million in connection with the purchase and delivery of 29 vessels and the sales of four vessels. Additionally, as a result of the sale of STI Highlander in 2015, we paid a $0.5 million termination fee due under the vessel’s commercial management agreement with SCM and a $0.5 million termination fee due under the vessel’s technical management agreement with SSM.

∎

During the year ended December 31, 2014, we paid SSH an aggregate fee of $26.1 million, which consisted of $11.7 million related to the purchase and delivery of 33 vessels under our Newbuilding Program, $14.0 million relating to the purchase and sale of our seven VLCCs under construction, and $0.4 million relating to the sales of two vessels.

In 2011, we also entered into an agreement to reimburse costs to SSM as part of its supervision agreement for vessels under our Newbuilding Program. During the year ended December 31, 2014, we were charged $0.02 million under this agreement. There were no costs incurred under this agreement during the years ended December 31, 2016 and 2015.

Key Management Remuneration

The table below shows key management remuneration for the years ended December 31, 2016, 2015 and 2014:

	FOR THE YEAR ENDED DECEMBER 31,
IN THOUSANDS OF U.S. DOLLARS	2016	2015	2014
Short-term employee benefits (salaries)	$8,786	$15,601	$7,454
Share-based compensation (1)	25,575	26,911	23,553

Total	$34,361	$42,512	$31,007

(1)	Represents the amortization of restricted stock issued under our equity incentive plans.

For the purpose of the table above, key management are those persons who have authority and responsibility for making strategic decisions, and managing operating, financial and legal activities.

There are no post-employment benefits.

DESCRIPTION OF NOTES

The following description is only a summary of certain provisions of the Notes and the Indenture. You should read these documents in their entirety because they, and not this description, define your rights as holders of the Notes. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the “TIA”), and to all of the provisions of the Indenture and those terms made a part of the Indenture by reference to the TIA. Unless the context requires otherwise, all references to “we,” “us,” “our” and the “Company” in this section refer solely to Scorpio Tankers Inc., the issuer of the Notes, and not to any of its subsidiaries.

The following description of the particular terms of the Notes offered hereby supplements the “Description of Debt Securities” set forth in the accompanying base prospectus.

General

The Notes will be issued under an indenture dated as of May 12, 2014 (the “Base Indenture”), between us and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by a third supplemental indenture to be dated as of                 , 2017, between us and the Trustee (the “Supplemental Indenture”, and, together with the Base Indenture, the “Indenture”).

The Notes will be a separate series of our “debt securities” (as that term is used in the accompanying base prospectus).

Except as set forth under “—Optional Redemption” and “—Optional Redemption for Changes in Withholding Taxes,” the Notes may not be redeemed in whole or in part, at any time.

The Notes will initially be limited to $        million in aggregate principal amount (or $        million if the underwriters exercise their option to purchase additional Notes in full). The Indenture will not limit the amount of debt securities that we may issue under the Indenture and will provide that debt securities may be issued from time to time in one or more series. We may from time to time, without giving notice to or seeking the consent of the holders of the Notes, issue debt securities having the same interest rate, maturity and other terms (except for the issue date, the public offering price and the first interest payment date and/or amount) as, and ranking equally and ratably with, the Notes. Any additional debt securities having such similar terms (“Additional Notes”), together with the Notes, will constitute a single series of debt securities under the Indenture, including for purposes of voting and redemptions, and any Additional Notes issued as part of the same series as the Notes will be fungible with the Notes for United States federal income tax purposes or will have a separate CUSIP number than the Notes. No additional debt securities may be issued if an event of default has occurred and is continuing with respect to the Notes. For the avoidance of doubt, so long as no default or event of default hereunder would result therefrom, nothing contained herein shall prohibit the Company from entering into bank debt, including without limitation, bank debt that may be syndicated.

Other than as described under “—Certain Covenants,” the Indenture and the terms of the Notes will not contain any covenants restricting the operation of our business or our ability to incur debt or grant liens on our assets or that are designed to afford holders of the Notes protection in a highly leveraged or other transaction involving us that may adversely affect holders of the Notes.

The Notes will mature on June 1, 2019 and will bear interest at an annual rate of     % per year.

Interest on the Notes will accrue from and including                 , 2017, or, if interest has already been paid, from and including the last interest payment date in respect of which interest has been paid or duly provided for to, but excluding, the next succeeding interest payment date, the maturity date or the redemption date, as the case may be. We will make interest payments on the Notes quarterly on March 1, June 1, September 1 and December 1 of each year, beginning on June 1, 2017, to holders of record at the close of business on the February 15, May 15, August 15 or November 15 (whether or not that date is a business day), as the case may be, immediately preceding such interest payment date. Interest on the Notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date or the maturity date of the Notes falls on a day that is not a business day, the related payment of interest or principal, as the case may be, will be made on the next business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such interest payment date or the maturity date of the Notes, as the case may be, to such next business day.

The Notes will not be entitled to the benefit of any sinking fund.

The Notes will be issued only in fully registered form without coupons and in minimum denominations of $25.00 and integral multiples of $25.00 in excess thereof. The Notes will be represented by one or more global securities registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”). Except as described under “—Book-entry System; Delivery and Form,” the Notes will not be issuable in certificated form.

Ranking

The Notes will be our unsubordinated unsecured obligations and will rank equally in right of payment with all our existing and future unsubordinated unsecured indebtedness. The Notes will rank senior in right of payment to all of our existing and future subordinated indebtedness. The Notes will effectively rank junior to our current and any future secured indebtedness incurred by us, to the extent of the value of the assets securing such indebtedness. See “Risk Factors—Our Notes will be unsecured obligations and will be effectively subordinated to our secured debt.”

The Notes will be obligations solely of the Company and will not be guaranteed by any of our subsidiaries. We derive substantially all of our operating income and cash flow from our investments in our subsidiaries. Claims of creditors of our subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the Notes. As a result, the Notes will be effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, other than us, of our subsidiaries. See “Risk Factors—Our subsidiaries conduct the substantial majority of our operations and own our operating assets, and your right to receive payments on our Notes is structurally subordinated to the rights of the lenders of our subsidiaries.”

As of December 31, 2016, we had $1,952.1 million of outstanding indebtedness (of which $1,498.1 million was secured and $454.0 million was unsecured) and as of March 24, 2017, we had $1,993.5 million of outstanding indebtedness (of which $1,539.5 million was secured and $454.0 million was unsecured).

Listing

We have applied to list the Notes on the NYSE under the symbol “SBBC.” We expect trading in the Notes to begin within 30 days after the original issue date of the Notes.

Trading Characteristics

The Notes are expected to trade at a price that takes into account the value, if any, of accrued but unpaid interest; thus, purchasers will not pay and sellers will not receive accrued and unpaid interest with respect to the Notes that is not included in the trading price thereof. Any portion of the trading price of a Note received that is attributable to accrued interest will be treated as ordinary interest income for federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the Note.

Additional Amounts

All payments made by or on behalf of the Company under or with respect to the Notes will be made free and clear of and without withholding or deduction for, or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (hereinafter “Taxes”) unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of the government of the Republic of Marshall Islands or any political subdivision or any authority or agency therein or thereof having power to tax, or any other jurisdiction in which the Company (including any successor entity) is organized or is otherwise resident for tax purposes, or any jurisdiction from or through which payment is made (including, without limitation, the jurisdiction of each paying agent) (each a “Specified Tax Jurisdiction”), will at any time be required to be made from any payments made under or with respect to the Notes, the Company will pay such additional amounts (the “Additional Amounts”) as may be necessary so that the net amount received in respect of such payments by a holder (including Additional Amounts) after such withholding or deduction will not be less than the amount such holder would have received if such Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to:

(1)	any Taxes that would not have been so imposed but for the holder or beneficial owner of the Notes having any present or former connection with the Specified Tax Jurisdiction (other than the mere acquisition, ownership, holding, enforcement or receipt of payment in respect of the Notes);

(2)	any estate, inheritance, gift, sales, excise, transfer, personal property tax or similar tax, assessment or governmental charge;

(3)	any Taxes payable other than by deduction or withholding from payments under, or with respect to, the Notes;

(4)	any Taxes imposed as a result of the failure of the holder or beneficial owner of the Notes to complete, execute and deliver to the Company any form or document to the extent applicable to such holder or beneficial owner that may be required by law or by reason of administration of such law and which is reasonably requested in writing to be delivered to the Company in order to enable the Company to make payments on the Notes without deduction or withholding for Taxes, or with deduction or withholding of a lesser amount, which form or document will be delivered within 60 days of a written request therefor by the Company;

(5)	any Taxes that would not have been so imposed but for the beneficiary of the payment having presented a note for payment (in cases in which presentation is required) more than 30 days after the date on which such payment or such note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the holder would have been entitled to Additional Amounts had the note been presented on the last day of such 30-day period);

(6)	any Taxes imposed on or with respect to any payment by the Company to the holder if such holder is a fiduciary or partnership or person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such partnership or the beneficial owner of such payment would not have been entitled to Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual holder of such note;

(7)	any Taxes that are required to be deducted or withheld on a payment pursuant to European Council Directive 2003/48/EC or any law implementing, or introduced in order to conform to, such directive; or

(8)	any combination of items (1) through (7) above.

If the Company becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes, the Company will deliver to the Trustee and paying agent at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Company will notify the Trustee and paying agent promptly thereafter but in no event later than five calendar days prior to the date of payment) an officers’ certificate stating the fact that Additional Amounts will be payable and the amount so payable. The officers’ certificate must also set forth any other information necessary to enable the paying agent to pay Additional Amounts to holders on the relevant payment date. The Trustee and paying agent will be entitled to rely solely on such officers’ certificate as conclusive proof that such payments are necessary. The Company will provide the Trustee and paying agent with documentation reasonably satisfactory to the Trustee and paying agent evidencing the payment of Additional Amounts.

The Company will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant governmental authority on a timely basis in accordance with applicable law. As soon as practicable, the Company will provide the Trustee and paying agent with an official receipt or, if official receipts are not obtainable, other documentation reasonably satisfactory to the Trustee and paying agent evidencing the payment of the Taxes so withheld or deducted. Upon written request, copies of those receipts or other documentation, as the case may be, will be made available by the Trustee and paying agent to the holders of the Notes.

Whenever in the Indenture there is referenced, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or any other amount payable under, or with respect to, the Notes, such reference will be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Company will indemnify a holder, within 10 business days after written demand therefor, for the full amount of any Taxes paid by such holder to a governmental authority of a Specified Tax Jurisdiction, on or with respect to any payment by on or account of any obligation of the Company to withhold or deduct an amount on account of Taxes for which the Company would have been obligated to pay Additional Amounts hereunder and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to the Company by a holder will be conclusive absent manifest error.

The Company will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any Specified Tax Jurisdiction from the execution, delivery, enforcement or registration of the Notes, the Indenture or any other document or instrument in relation thereof, or the receipt of any payments with respect to the Notes, and the Company will indemnify the holders for any such taxes paid by such holders.

The obligations described under this heading will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any jurisdiction in which any successor person to the Company is organized or any political subdivision or authority or agency thereof or therein.

Optional Redemption

Except as described below and under “—Optional Redemption for Changes in Withholding Taxes,” the Notes will not be redeemable by us at our option prior to December 1, 2018.

The Notes will be redeemable at our option, in whole or in part, at any time on or after December 1, 2018, upon providing not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest to, but excluding, the date fixed for redemption, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date.

Additionally, we or our affiliates may purchase Notes from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Notes that we or they purchase may, at our discretion, be held, resold or canceled.

If money sufficient to pay the redemption price of all of the Notes, or portions thereof, to be redeemed on the applicable redemption date is irrevocably deposited with the Trustee or paying agent on or before the applicable redemption date, then on and after such redemption date, interest will cease to accrue on such Notes, or such portion thereof, called for redemption and such Notes will be deemed to be no longer outstanding.

Optional Redemption for Changes in Withholding Taxes

The Company may redeem the Notes, at its option, at any time in whole but not in part, upon not less than 30 nor more than 60 days’ notice (which notice will be irrevocable), at a redemption price equal to 100% of the outstanding principal amount of Notes, plus accrued and unpaid interest to, but excluding, the date fixed for redemption and any Additional Amounts (if any) then due and which will become due on the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date and Additional Amounts (if any) in respect thereof), in the event that the Company determines in good faith that the Company has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, Additional Amounts and such obligation cannot be avoided by taking reasonable measures available to the Company (including making payment through a paying agent located in another jurisdiction), as a result of:

(1)	a change in or an amendment to the laws (including any regulations or rulings promulgated thereunder) of any Specified Tax Jurisdiction affecting taxation, which change or amendment is announced or becomes effective on or after the date of the Supplemental Indenture; or

(2)	any change in or amendment to any official position of a taxing authority in any Specified Tax Jurisdiction regarding the application, administration or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the date of the Supplemental Indenture.

Notwithstanding the foregoing, no notice of redemption for changes in withholding taxes may be given earlier than 60 days prior to the earliest date on which the Company would be obligated to pay Additional Amounts if a payment in respect of the Notes were then due. At least five calendar days before the Company provides notice of redemption of the Notes as described above under “Notice of Redemption,” the Company will deliver to the Trustee and paying agent (a) an officers’ certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company to so redeem have occurred and (b) an opinion of independent legal counsel of recognized standing satisfactory to the Trustee and paying agent that the Company has or will become obligated to pay Additional Amounts as a result of the circumstances referred to in clause (1) or (2) of the preceding paragraph.

The Trustee and paying agent will accept and will be entitled to conclusively rely upon the officers’ certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which case they will be conclusive and binding on the holders.

Selection for Redemption

If fewer than all of the Notes are to be redeemed at any time, the registrar will select the Notes, or portions thereof, to be redeemed, in compliance with the requirements of DTC, or if DTC prescribes no method of selection, on a pro rata basis, by lot or by any other method the registrar deems fair and reasonable; provided, however, that Notes, and portions thereof, selected for redemption shall only be in amounts of $25.00 or whole multiples of $25.00.

Notice of Redemption

Notices of redemption shall be sent at least 30 but not more than 60 days before the applicable redemption date to each holder of Notes to be redeemed at its registered address. We will, at least 5 calendar days prior to the publication or sending of any notice of redemption of any Notes as described under this heading, furnish to the Trustee and the registrar written notice of redemption.

A notice of redemption will identify the Notes to be redeemed and will state the provision of the Indenture pursuant to which the Notes are being redeemed; the redemption date; the redemption price, including the portion thereof constituting accrued and unpaid interest; the amount of Additional Amounts (as defined below), if any, payable on the date fixed for redemption; the name and address of the paying agent; that Notes called for redemption must be surrendered to the paying agent to collect the redemption price; that unless we default in making the redemption payment on the Notes called for redemption, interest on such Notes will cease to accrue on and after the redemption date; and that the Notes called for redemption will become due on the date fixed for redemption.

Certain Covenants

The Indenture includes the following restrictive covenants. Certain defined terms relevant to the covenants are set forth under “—Certain Definitions and Interpretations” below.

(a) Limitation on Borrowings. The Company shall not permit Net Borrowings to equal or exceed 70% of Total Assets.

(b) Limitation on Minimum Net Worth. The Company shall ensure that Net Worth always exceeds six hundred fifty million dollars (US$650,000,000).

(c) Reports. Following any Cross Default (as defined below), the Company shall promptly notify the holders of the Notes of the occurrence of such Cross Default.

(d) Restricted Payments. If (i) an event of default or an event or circumstance which, with the giving of any notice or the lapse of time, would constitute an event of default has occurred and is continuing, (ii) an event of default or an event or circumstance which, with the giving of any notice or the lapse of time, would constitute an event of default would result therefrom, (iii) the Company is not in compliance with the covenant described under “—Limitation on Borrowings” or “—Limitation on Minimum Net Worth” in Certain Covenants hereof, or (iv) any payment of dividends or any form of distribution or return of capital would result in the Company not being in compliance with the covenant described under “—Limitation on Borrowings” or “—Limitation on Minimum Net Worth” in Certain Covenants hereof, then none of the Company or any subsidiary will declare or pay any dividends or return any capital to its equity holders (other than the Company or a wholly-owned subsidiary of the Company) or authorize or make any other distribution, payment or delivery of property or cash to its equity holders (other than the Company or a wholly-owned subsidiary of the Company), or redeem, retire, purchase or otherwise acquire, directly or indirectly, for value, any interest of any class or series of its equity interests (or acquire any rights, options or warrants relating thereto but not including convertible debt) now or hereafter outstanding and held by persons other than the Company or any wholly-owned subsidiary, or repay any subordinated loans to equity holders (other than the Company or a wholly-owned subsidiary of the Company) or set aside any funds for any of the foregoing purposes (“Restricted Payments”).

(e) Line of Business. The Company will not, nor will the Company permit any of its subsidiaries (other than an Immaterial Subsidiary) to, engage primarily in any business other than a Permitted Business.

(f) Limitation on Asset Sales. The Company shall not, and shall not permit any subsidiary to, in the ordinary course of business or otherwise, sell, lease, convey, transfer or otherwise dispose of any of the Company’s, or of any such subsidiary’s, assets (including capital stock and warrants, options or other rights to acquire capital stock) (an “Asset Sale”), other than pursuant to a Permitted Asset Sale or a Limited Permitted Asset Sale, unless (A) the Company receives, or the relevant subsidiary receives, consideration at the time of such Asset Sale at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the board of directors of the Company, of the assets subject to such Asset Sale, and (B) within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or the relevant subsidiary, as the case may be, shall apply all such Net Proceeds to:

(1) repay or prepay indebtedness under any Credit Facility secured by a lien on assets of the Company or any subsidiary;

(2) acquire all or substantially all of the assets of, or any Capital Stock of, a person primarily engaged in a Permitted Business; provided, that in the case of the acquisition of Capital Stock of any Person, such Person is or becomes a subsidiary of the Company and will be subject to all restrictions described in this “Description of Notes” as applying to subsidiaries of the Company existing on the date of this prospectus supplement;

(3) make a capital expenditure;

(4) acquire other assets that are not classified as current assets under IFRS and that are used or useful in a Permitted Business (including, without limitation, Vessels and Related Assets);

(5) repay unsecured senior indebtedness of the Company or any subsidiary (including any redemption, repurchase, retirement or other acquisition of the Notes); and

(6) any combination of the transactions permitted by the foregoing clauses (1) through (5),

provided, that any sale, assignment, conveyance, transfer or lease of all or substantially all of the Company’s properties and assets to any person or persons (whether in a single transaction or a series of related transactions) will be governed by the provisions described under the captions “—Change of Control Permits Holders to Require us to Purchase Notes” and “—Consolidation, Merger and Sale of Assets” and not by the provisions of this “—Limitation on Asset Sales.”

A (1) binding contract to apply the Net Proceeds in accordance with clauses (2) through (4) above shall toll the 365-day period in respect of such Net Proceeds or (2) determination by the Company to apply all or a portion of such Net Proceeds toward the exercise of an outstanding purchase option contract shall toll the 365-day period in respect of such Net Proceeds or portion thereof, in each case, for a period not to exceed 365 days or, in the case of a binding contract to acquire one or more Vessels, until the end of the construction or delivery period specified in such binding contract, as the same may be extended, from the expiration of the aforementioned 365-day period, provided that such binding contract and such determination by the Company, in each case, shall be treated as a permitted application of Net Proceeds from the date of such binding contract or determination until and only until the earlier of (x) the date on which such acquisition or expenditure is consummated and (y) (i) in the case of a construction contract or any exercised purchase option contract, the date of expiration or termination of such construction contract or exercised purchase option contract and (ii) in all other cases, the 365th day following the expiration of the aforementioned 365-day period.

Pending the final application of any Net Proceeds, the Company or any of its subsidiaries may apply Net Proceeds to the repayment or reduction of outstanding indebtedness or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

If a Limited Permitted Asset Sale (as defined below) occurs at any time, the Company must, within 30 days of such Limited Permitted Asset Sale, make an offer to purchase Notes having a principal amount equal to the Excess Proceeds of such Limited Permitted Asset Sale. The price that the Company will be required to pay (the “Limited Permitted Asset Sale Purchase Price”) is equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest to, but excluding, the Limited Permitted Asset Sale Purchase Date (as defined below), subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date. If the offer to purchase is for less than all of the outstanding Notes and Notes in an aggregate principal amount in excess of the purchase amount are tendered and not withdrawn pursuant to the offer, the Company will purchase Notes having an aggregate principal amount equal to the purchase amount on a pro rata basis, with adjustments so that only notes in multiples of $25.00 principal amount will be purchased. The “Limited Permitted Asset Sale Purchase Date” will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our Limited Permitted Asset Sale notice as described below. Any Notes purchased by us will be paid for in cash. See “—Offer to Purchase.”

(h) Compliance Certificate. The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year, an officers’ certificate signed by two of the Company’s officers, one of which shall be the principal executive, principal financial or principal accounting officer of the Company, stating that a review of the activities of the Company and its subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under the Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Company is not in default in the performance or observance of any of the terms, provisions and conditions of the Indenture (or, if a default or event of default shall have occurred, describing all such defaults or events of default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto). The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an officers’ certificate of any event of default described under “—Events of Default” and any event of which it becomes aware that with the giving of notice or the lapse of time would become such an event of default, its status and what action the Company is taking or proposes to take with respect thereto.

Certain Definitions and Interpretations

For purposes of the foregoing provisions, the following definitions shall apply:

“Cash and Cash Equivalents” means, as of a given date, the Company’s cash and cash equivalents as determined in accordance with IFRS.

“Credit Facility” means, with respect to Scorpio Tankers Inc. or any of its subsidiaries, any debt or commercial paper facilities with banks or other lenders providing for revolving credit, term loans or letters of credit or any agreement treated as a finance or capital lease if and to the extent any of the preceding items would appear as a liability upon a balance sheet of the specified person prepared in accordance with IFRS.

“Cross Default” means the occurrence, with respect to any debt of the Company or any subsidiary having an aggregate principal amount of $25.0 million or more in the aggregate for all such debt of all such persons, of (i) an event of default that results in such debt being due and payable prior to its scheduled maturity or (ii) a failure to make a principal payment when due and such defaulted payment is not made, waived or extended within any applicable grace period.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Immaterial Subsidiary” means any subsidiary whose net book value of its assets or revenues is not in excess of 10% of the net book value of the consolidated Total Assets or consolidated vessel revenue of the Company as set out in the annual audited consolidated financial statements of the Company for the immediately preceding fiscal year, provided that, at no time shall (a) the total assets of all Immaterial Subsidiaries exceed 10% of the consolidated Total Assets of the Company or (b) the total vessel revenues calculated with respect to all Immaterial Subsidiaries (calculated on a stand-alone basis), in the aggregate, exceed 10% of the consolidated vessel revenue of the Company, in each case as set out in the annual audited consolidated financial statements of the Company for the immediately preceding fiscal year.

“Limited Permitted Asset Sale” means any sale, transfer, lease or other disposition of any of the Company’s or its subsidiaries’ assets (in the ordinary course of business or otherwise) during a single fiscal year, in a single transaction or series of transactions, (i) the Net Proceeds of which have not been applied pursuant to clauses (1) through (6) in accordance with the requirements set forth in “—Limitation on Asset Sales” and (ii) that results in Net Proceeds in excess of the amount provided for in clause (1) of the definition of Permitted Asset Sale, provided that the Net Proceeds of such Limited Permitted Asset Sale represent consideration at the time of such sale, transfer, lease or other disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the board of directors of the Company, of the assets subject to such sale, transfer, lease or other disposition. Any Net Proceeds that are not applied or invested as provided in (i) above and are in excess of the amount provided for in clause (1) of the definition of Permitted Asset Sale will constitute “Excess Proceeds.” For the avoidance of doubt, a Limited Permitted Asset Sale may occur only once. Following the first occurrence of a Limited Permitted Asset Sale, no further Limited Permitted Asset Sale shall be permitted;

“Net Borrowings” means, in respect of Scorpio Tankers Inc. on a consolidated basis, as of a given date the aggregate of the following, without duplication:

(a) Total Borrowings; less

(b) Cash and Cash Equivalents.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, but excluding any other consideration received in the form of assumption by the purchaser of indebtedness or other obligations relating to the property or assets that are the subject of such Asset Sale or received in any other non-cash form and not disposed of for cash), net of fees, commissions, expenses and other direct costs relating to such Asset Sale, including, without limitation, (a) fees and expenses related to such Asset Sale (including legal, accounting and investment banking fees, title and recording tax fees and sales and brokerage commissions, and any relocation expenses and severance or shutdown costs incurred as a result of such Asset Sale), (b) all federal, state, provincial, foreign and local taxes paid or payable as a result of the Asset Sale, (c) any escrow or reserve for adjustment in respect of the sale price of such assets established in accordance with IFRS and any reserve in accordance with IFRS against any liabilities associated with such Asset Sale and retained by the seller after such Asset Sale, including liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, except to the extent that such proceeds are released from any such escrow or to the extent such reserve is reduced or eliminated, and (d) any indebtedness required by its terms to be repaid, repurchased, redeemed or otherwise retired upon the applicable Asset Sale.

“Net Worth” means, as of a given date, the result of, without duplication:

(a) Total Assets, less

(b) Total Borrowings (without giving effect to any fair value adjustments pursuant to IFRS 13 Fair Value Measurement).

“Permitted Asset Sale” means:

(1)

any sale, transfer, lease or other disposition of any of the Company’s or its subsidiaries’ assets (in the ordinary course of business or otherwise) in any transaction or series of transactions, such that (A) the aggregate market value of all assets so sold, transferred, leased or otherwise disposed of during any fiscal year may be up to (and including) 15% of the aggregate market value of all of the Company’s and the

Company’s subsidiaries’ assets (on a consolidated basis) on the last day of the immediately preceding fiscal year and (B) the Company receives, or the relevant subsidiary receives, consideration at the time of such sale, transfer, lease or other disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the board of directors of the Company, of the assets subject to such sale, transfer, lease or other disposition; and

(2)	(a) the actual or constructive total loss of a Vessel or the agreed or compromised total loss of a Vessel, (b) the destruction of a Vessel, (c) damage to a Vessel to an extent as shall make repair thereof uneconomical or shall render such Vessel permanently unfit for normal use (other than obsolescence) or (d) the condemnation, confiscation, requisition for title, seizure, forfeiture or other taking of title to or use of a Vessel that shall not be revoked within 30 days, in each case as determined in good faith by the board of directors of the Company, provided that the aggregate market value of all assets included as a Permitted Asset Sale pursuant to this paragraph during any fiscal year may not exceed 10% of the aggregate market value of all of the Company’s and the Company’s subsidiaries’ assets (on a consolidated basis) on the last day of the immediately preceding fiscal year.

“Permitted Business” means any business conducted by the Company or any of its subsidiaries as described in the Company’s annual report on Form 20-F for the year ended December 31, 2016 and any businesses that, in the good faith judgment of the board of directors of the Company, are reasonably related, ancillary, supplemental or complementary thereto, or reasonable extensions thereof, including without limitation, the direct or indirect ownership, management, operation and chartering of Vessels and any business incidental thereto.

“Related Assets” means (a) any insurance policies and contracts from time to time in force with respect to a Vessel, (b) the capital stock of any subsidiary of the Company owning one or more Vessels and related assets, (c) any requisition compensation payable in respect of any compulsory acquisition of a Vessel, (d) any earnings derived from the use or operation of a Vessel and/or any earnings account with respect to such earnings, (e) any charters, operating leases, contracts of affreightment, Vessel purchase options and related agreements entered and any security or guarantee in respect of the charterer’s or lessee’s obligations under such charter, lease, Vessel purchase option or agreement, (f) any cash collateral account established with respect to a Vessel pursuant to the financing arrangement with respect thereto, (g) any building, conversion or repair contracts relating to a Vessel and any security or guarantee in respect of the builder’s obligations under such contract and (h) any security interest in, or agreement or assignment relating to, any of the foregoing or any mortgage in respect of a Vessel and any asset reasonably related, ancillary or complementary thereto.

“Total Assets” means, in respect of Scorpio Tankers Inc. on a consolidated basis, as of a given date, all of the assets of Scorpio Tankers Inc. of the types presented on its consolidated balance sheet.

“Total Borrowings” means, in respect of Scorpio Tankers Inc. on a consolidated basis, as of a given date the aggregate of the following, without duplication:

(a)	the outstanding principal amount of any moneys borrowed; plus

(b)	the outstanding principal amount of any acceptance under any acceptance credit; plus

(c)	the outstanding principal amount of any bond, note, debenture or other similar instrument; plus

(d)	the book values of indebtedness under a lease, charter, hire purchase agreement or other similar arrangement which obligation is required to be classified and accounted for as a capital lease obligation under IFRS, and, for purposes of the indenture, the amount of such obligation at any date will be the capitalized amount thereof at such date, determined in accordance with IFRS; plus

(e)	the outstanding principal amount of all moneys owing in connection with the sale or discounting of receivables (otherwise than on a non-recourse basis or which otherwise meet any requirements for de-recognition under IFRS); plus

(f)	the outstanding principal amount of any indebtedness arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset (except trade payables); plus

(g)	any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in clause (c) above; plus

(h)	the outstanding principal amount of any indebtedness of any person of a type referred to in the above clauses of this definition which is the subject of a guarantee given by Scorpio Tankers Inc. to the extent that such guaranteed indebtedness is determined and given a value in respect of Scorpio Tankers Inc. on a consolidated basis in accordance with IFRS.

Notwithstanding the foregoing, “Total Borrowings” shall not include any indebtedness or obligations arising from derivative transactions entered into solely for purposes of protecting against interest rate or currency fluctuations.

For purposes of the foregoing provisions and definitions, any accounting term, phrase, calculation, determination or treatment used, required or referred to in this Certain Covenants section is to be construed in accordance with IFRS in effect as of December 31, 2016.

“Vessels” means one or more shipping vessels primarily designed and utilized for the transport of cargo, including, without limitation, bulk carriers, freighters, general cargo carriers, containerships and tankers, but excluding passenger vessels, or which are otherwise engaged, used or useful in any business activities of the Company, in each case together with all related spares, equipment and any additions or improvements.

Change of Control Permits Holders to Require us to Purchase Notes

If a Change of Control (as defined below) occurs at any time, holders of Notes will have the right, at their option, to require us to purchase for cash any or all of such holder’s Notes, or any portion of the principal amount thereof, that is equal to $25 or multiple of $25. The price we are required to pay (the “Change of Control Purchase Price”) is equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest to, but excluding, the Change of Control Purchase Date, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date. The “Change of Control Purchase Date” will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our Change of Control notice as described below. Any Notes purchased by us will be paid for in cash. See “—Offer to Purchase.”

A “Change of Control” will be deemed to have occurred at the time after the Notes are originally issued if

(1)	any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the “Beneficial Owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such Person shall be deemed to have “Beneficial Ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

(2)	the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than (i) a transaction in which the survivor or transferee is a Person that is controlled by the Permitted Holder or (ii) a transaction following which, in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction;

(3)	“Continuing Directors” (as defined below) cease to constitute at least a majority of our board of directors; or

(4)	if after the Notes are initially listed on the NYSE or another national securities exchange, the Notes fail, or at any point cease, to be listed on the NYSE or such other national securities exchange. For the avoidance of doubt, it shall not be a Change of Control if after the Notes are initially listed on the NYSE or another national securities exchange, such Notes are subsequently listed on a different national securities exchange and the prior listing is terminated.

“Continuing Director” means a director who either was a member of our board of directors on the issue date of the Notes or who becomes a member of our board of directors subsequent to that date and whose election, appointment or nomination for election by our stockholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval by such election or appointment.

“Permitted Holder” means (a) Emanuele Lauro, (b) any immediate family member of Emanuele Lauro, or (c) one or more affiliates of any person listed in (a) or (b). “Immediate family members” shall refer to a person’s spouse, parent, children and siblings.

Offer to Purchase

On or before the 30th day after the occurrence of a Change of Control or a Limited Permitted Asset Sale, as the case may be, we will provide to all holders of the Notes and the Trustee and paying agent a notice of the occurrence of the Change of Control or the Limited Permitted Asset Sale and of the resulting purchase right. Such notice shall state, among other things:

∎	the events causing a Change of Control or Limited Permitted Asset Sale, as the case may be;

∎	the date of the Change of Control or Limited Permitted Asset Sale, as the case may be;

∎	the last date on which a holder may exercise the repurchase right;

∎	the Change of Control Purchase Price or the Limited Permitted Asset Sale Purchase Price, as applicable;

∎	the Change of Control Purchase Date or Limited Permitted Asset Sale Purchase Date, as the case may be;

∎	the name and address of the paying agent; and

∎	the procedures that holders must follow to require us to purchase their Notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time to achieve a broad dissemination of such notice.

To exercise the Change of Control purchase right or Limited Permitted Asset Sale purchase right, a holder of Notes must deliver, on or before the third business day (or as otherwise provided in the notice provided for above) immediately preceding the Change of Control Purchase Date or Limited Permitted Asset Sale Purchase Date, as applicable, the Notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Purchase Notice” on the reverse side of the Notes duly completed, to the paying agent. Such purchase notice must:

∎	if certificated, state the certificate numbers of the Notes to be delivered for purchase;

∎	if not certificated, comply with requisite DTC procedures;

∎	state the portion of the principal amount of Notes to be purchased, which must be $25 or a multiple thereof; and

∎	state that the Notes are to be purchased by us pursuant to the applicable provisions of the Notes and the Indenture.

The holder of such Notes may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the Change of Control Purchase Date or Limited Permitted Asset Sale Purchase Date, as applicable. The notice of withdrawal shall:

∎	state the principal amount of the withdrawn Notes;

∎	if certificated Notes have been issued, state the certificate numbers of the withdrawn Notes;

∎	if not certificated, comply with requisite DTC procedures; and

∎	state the principal amount, if any, which remains subject to the purchase notice.

We will be required to purchase the Notes on the Change of Control Purchase Date or Limited Permitted Asset Sale Purchase Date, as the case may be. The holder of such Notes will receive payment of the Change of Control Purchase Price or the Limited Permitted Asset Sale Purchase Price, as applicable, on the later of the Change of Control Purchase Date or Limited Permitted Asset Sale Purchase Date, as applicable, and the time of book-entry transfer or the delivery of the Notes. If the paying agent holds money or securities sufficient to pay the Change of Control Purchase Price or Limited Permitted Asset Sale Purchase Price, as applicable, of the Notes on the Change of Control Purchase Date or the Limited Permitted Asset Sale Purchase Date, as applicable, then:

∎

the Notes will cease to be outstanding and interest, including any additional interest, if any, will cease to accrue (whether or not book-entry transfer of the Notes is made or whether or not the Notes are delivered to the paying agent); and

∎	all other rights of the holder of such Notes will terminate (other than the right to receive the Change of Control Purchase Price or the Limited Permitted Asset Sale Purchase Price, as applicable).

In connection with any offer to purchase Notes pursuant to a Change of Control purchase notice or Limited Permitted Asset Sale purchase notice, as applicable, the Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control or Limited Permitted Asset Sale. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Indenture, the Company will comply with any applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of such compliance.

No Notes may be purchased at the option of holders thereof upon a Change of Control or a Limited Permitted Asset Sale if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

The Change of Control purchase rights of the holders of Notes could discourage a potential acquirer of us. The Change of Control purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term Change of Control is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the Notes upon a Change of Control may not protect holders of Notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of Change of Control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the Notes to require us to purchase its Notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a Change of Control were to occur, we may not have enough funds to pay the Change of Control Purchase Price. Our ability to repurchase the Notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to purchase the Notes upon a change of control, and our existing and future debt may contain limitations on our ability to repurchase the Notes.” If we fail to purchase the Notes when required following a Change of Control, we will be in default under the Indenture. In addition, we may in the future incur other indebtedness with similar change in control provisions permitting holders to accelerate or to require us to purchase such indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, any other person or sell, assign, convey, transfer or lease all or substantially all of our properties and assets (whether in a single transaction or a series of related transactions) to any person or persons, unless:

∎

the successor person (if any) is a corporation, partnership, trust or other entity organized and validly existing in the Republic of the Marshall Islands, the United States of America, any State of the United States or the District of Columbia, the Commonwealth of the Bahamas, the Republic of Liberia, the Republic of Panama, the Commonwealth of Bermuda, the British Virgin Islands, the Cayman Islands, the Isle of Man, Cyprus, Norway, Greece, Hong Kong, the United Kingdom, Malta, any Member State of the European Union and any other jurisdiction generally acceptable, as determined in good faith by the board of directors of the Company, to institutional lenders in the shipping industries;

∎

expressly assumes by supplemental indenture executed and delivered to the Trustee, in form satisfactory to the trustee, the due and punctual payment of the principal of, and any interest on, all Notes and the performance or observance of every covenant of the Indenture on the part of the Company to be performed or observed;

∎	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

∎

the Company shall have delivered to the Trustee, prior to the consummation of the proposed transaction, an officers’ certificate to the foregoing effect and an opinion of counsel stating that the proposed transaction and such supplemental indenture comply with the Indenture.

Upon any consolidation, merger, sale, assignment, conveyance, transfer or lease of the properties and assets of the Company in accordance with the foregoing provisions, the successor person formed by such consolidation or into which we are merged or to which such sale, assignment, conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture; and thereafter, except in the case of a lease, the Company shall be released from all obligations and covenants under the Indenture and the Notes.

Events of Default

The Notes are subject to the following events of default:

(1)	failure to pay principal of or any premium when due;

(2)	failure to pay any interest when due, continued for 30 days;

(3)	failure to perform or comply with the provisions of the Indenture relating to mergers and similar events;

(4)	failure to provide notice of a Change of Control or a Limited Permitted Asset Sale or to repurchase Notes tendered for repurchase following the occurrence of a Change of Control or a Limited Permitted Asset Sale in conformity with the covenant set forth under the caption “—Change of Control Permits Holders to Require us to Purchase Notes” or “—Limitation on Asset Sales,” respectively;

(5)	failure to perform any of our other covenants in the Indenture, continued for 60 days after written notice has been given by the Trustee, or the holders of at least 25% in principal amount of the outstanding Notes, as provided in the Indenture;

(6)	any debt of the Company or any subsidiary having an aggregate principal amount of $25.0 million or more in the aggregate for all such debt of all such persons (i) is subject to an event of default that results in such debt being due and payable prior to its scheduled maturity or (ii) is subject to a failure to make a principal payment when due and such defaulted payment is not made, waived or extended within the applicable grace period.

(7)	any final judgment or decree for the payment of money in excess of $25.0 million is entered against us and remains outstanding for a period of 90 consecutive days following entry of such final judgment or decree and is not discharged, waived or stayed; and

(8)	certain events of bankruptcy, insolvency or reorganization affecting us or any significant subsidiary.

If an event of default, other than an event of default described in clause (8) above, occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the principal amount of the Notes then outstanding and accrued and unpaid interest, if any, to be due and payable immediately. If an event of default described in clause (8) above occurs, the principal amount of the Notes then outstanding and accrued and unpaid interest, if any, will automatically become immediately due and payable.

After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the Notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal and any premium, interest or Additional Amounts which have become due as a result of such acceleration, have been cured or waived.

Notwithstanding the foregoing, if we so elect, the sole remedy under the Indenture for an event of default relating to (i) our failure to file with the Trustee pursuant to Section 314(a)(1) of the TIA any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) the failure to comply with our annual reporting obligations to the Trustee and the SEC, as described under “—Reports” below, will, after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the Notes at an annual rate equal to (i) 0.25% per annum of the outstanding principal amount of the Notes for each day during the 90-day period beginning on, and including, the date on which such event of default first occurs and on which such event of default is continuing; and (ii) 0.50% per annum of the outstanding principal amount of the Notes for each day during the 90-day period beginning on, and including, the 91st day following, and including the date on which such event of default first occurs and on which such event of default is continuing. In the event we do not elect to pay the additional interest upon an event of default in accordance with this paragraph, the Notes will be subject to acceleration as provided above. This additional interest will be payable in arrears on the same dates and in the same manner as regular interest on the Notes. On the 181st day after such event of default first occurs (if not waived or cured prior to such 181st day), such additional interest will cease to accrue and the Notes will be subject to acceleration as provided above. The provisions of the Indenture described in this paragraph will not affect the rights of holders of Notes in the event of the occurrence of any other events of default.

In order to elect to pay additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of record of Notes and the Trustee and paying agent of such election on or before the close of business on the fifth business day prior to the date on which such event of default would otherwise occur. Upon our failure to timely give such notice or pay additional interest, the Notes will be immediately subject to acceleration as provided above.

The Trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Subject to the Indenture and applicable law and upon providing indemnification satisfactory to the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes. The Indenture will provide that in the event an event of default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of his or her own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder.

No holder of Notes will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or a Trustee, or for any other remedy under the Indenture (except actions for payment of overdue principal and interest), unless:

∎	such holder has previously given written notice to the Trustee of a continuing event of default with respect to the Notes;

∎

the holders of not less than 25% in aggregate principal amount of the Notes then outstanding shall have made a written request to the Trustee to institute proceedings in respect of such event of default in its own name as Trustee under the Indenture;

∎	such holder or holders have offered to the Trustee indemnity satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request;

∎	the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute such proceedings; and

∎

no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the holders of a majority in principal amount of the outstanding Notes; it being understood and intended that no one or more of such holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other of such holders, or to obtain or to seek to obtain priority or preference over any other of such holders or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all such holders.

However, notwithstanding any other provision in the Indenture, the holder of any Note shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest, if any, on such Note on the stated

maturity date (or, in the case of redemption, on the applicable redemption date) and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such holder.

Generally, the holders of not less than a majority of the aggregate principal amount of outstanding Notes may waive any default or event of default unless:

∎	we fail to pay the principal of or any interest on any Note when due;

∎	we fail to comply with any of the provisions of the Indenture that would require the consent of the holder of each outstanding Note affected.

The Indenture provides that within 120 days after the Trustee receives written notice of a default, the Trustee shall transmit by mail to all holders of Notes, notice of such default hereunder, unless such default shall have been cured or waived. Except in the case of a default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as the Trustee in good faith determines that withholding notice is in the best interest of the holders of Notes.

Each holder of Notes shall have the right to receive payment or delivery, as the case may be, of:

∎	the principal (including the Change of Control Purchase Price or Limited Permitted Asset Sale Purchase Price, if applicable) of;

∎	accrued and unpaid interest, if any, on; and

∎	Additional Amounts, if any, on

such holder’s Notes, on or after the respective due dates expressed or provided for in the Indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates shall not be impaired or affected without the consent of such holder.

Modification and Waiver

We and the Trustee may amend or supplement the Indenture with respect to the Notes with the consent (including consents obtained in connection with any tender offer or exchange offer) of the holders of a majority in aggregate principal amount of the outstanding Notes. In addition, the holders of a majority in aggregate principal amount of the outstanding Notes may waive our compliance in any instance with any provision of the Indenture without notice to the other holders of Notes. However, no amendment, supplement or waiver may be made without the consent of each holder of outstanding Notes affected thereby if such amendment, supplement or waiver would:

∎	change the stated maturity of the principal of or any interest on the Notes;

∎	reduce the principal amount of or interest on the Notes;

∎	change the interest rate applicable to the Notes;

∎	change the currency of payment of principal of or interest on the Notes or change any Note’s place of payment;

∎

impair the right of any holder to receive payment of principal of and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on, or with respect to, the Notes;

∎

modify the provisions with respect to the purchase rights of the holders as described above under “—Change of Control Permits Holders to Require us to Purchase Notes” or “—Limitation on Asset Sales” in a manner adverse to holders of Notes;

∎	change the ranking of the Notes;

∎	change our obligation to pay Additional Amounts on any Note;

∎

waive a default or event of default in the payment of the principal of or interest, if any, on any Note (except a rescission of acceleration of the Notes by the holders of at least a majority in principal amount of the outstanding Notes and a waiver of the payment default that resulted from such acceleration);

∎	waive a redemption payment with respect to any Note or change any of the provisions with respect to the redemption of the Notes; or

∎

modify provisions with respect to modification, amendment or waiver (including waiver of events of default), except to increase the percentage required for modification, amendment or waiver or to provide for consent of each affected holder of the Notes.

We and the Trustee may amend or supplement the Indenture or the Notes without notice to, or the consent of, the holders of the Notes to:

∎	cure any ambiguity, omission, defect or inconsistency that does not adversely affect the rights of any holder of the Notes in any material respect;

∎	provide for the assumption by a successor corporation of our obligations under the Indenture in accordance with the provisions of the Indenture;

∎	secure the Notes;

∎	add to our covenants for the benefit of the holders of the Notes or surrender any right or power conferred upon us;

∎	to comply with the requirements of the TIA and any rules promulgated under the TIA; or

∎	make any change that does not adversely affect the rights of any holder in any material respect.

The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, we are required to mail to the holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all the holders of the Notes, or any defect in the notice, will not impair or affect the validity of the amendment.

Satisfaction and Discharge

We may satisfy and discharge our obligations under the Indenture by delivering to the registrar for cancellation all outstanding Notes or depositing with the Trustee or delivering to the holders, as applicable, after all outstanding Notes have become due and payable, or will become due and payable at their stated maturity within one year, cash sufficient to pay and discharge the entire indebtedness of all outstanding Notes and all other sums payable under the Indenture by us. Such discharge is subject to terms contained in the Indenture.

Defeasance

We may terminate at any time all our obligations with respect to the Notes and the Indenture, which we refer to as “legal defeasance,” except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. We may also terminate at any time our obligations with respect to the Notes under the covenants described under “—Change of Control Permits Holders to Require us to Purchase Notes,” “—Certain Covenants” and “—Reports,” and the operation of certain events of default, which we refer to as “covenant defeasance.” We may exercise the legal defeasance option notwithstanding our prior exercise of the covenant defeasance option.

If we exercise our legal defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an event of default with respect thereto. If we exercise the covenant defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an event of default specified in clause (4), clause (5) (with respect to the covenants described under “—Certain Covenants” or “—Reports”), clause (6) or clause (7).

The legal defeasance option or the covenant defeasance option with respect to the Notes may be exercised only if:

(1)	we irrevocably deposit in trust with the Trustee cash or U.S. Government obligations or a combination thereof sufficient, in the opinion of a firm of certified public accountants, for the payment of principal of and interest and Additional Amounts, if any, on the Notes to maturity,

(2)	such legal defeasance or covenant defeasance does not constitute a default under the Indenture or any other material agreement or instrument binding us,

(3)

no default or event of default has occurred and is continuing on the date of such deposit and, with respect to covenant defeasance only, at any time during the period ending on the 123rd day after the date of such deposit (other than, if applicable, a default or event of default with respect to the Notes resulting from the borrowing of funds to be applied to such deposits),

(4)	in the case of the legal defeasance option, we deliver to the Trustee an opinion of counsel stating that:

(a)	we have received from the IRS a letter ruling, or there has been published by the Internal Revenue Service a Revenue Ruling, or

(b)	since the date of the Indenture, there has been a change in the applicable U.S. Federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred,

(5)	in the case of the covenant defeasance option, we deliver to the Trustee an opinion of counsel to the effect that the holders of the Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred,

(6)	we deliver to the Trustee an opinion of counsel to the effect that, after the 123rd day after the date of deposit, all money and U.S. Government obligations (or other property as may be provided pursuant to the terms of the Indenture) (including the proceeds thereof) deposited or caused to be deposited with the Trustee (or other qualifying trustee) to be held in trust will not be subject to any case or proceeding (whether voluntary or involuntary) in respect of the Company under any U.S. Federal or State bankruptcy, insolvency, reorganization or other similar law, or any decree or order for relief in respect of the Company issued in connection therewith, and

(7)	we deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes have been complied with as required by the Indenture.

If we exercise the covenant defeasance option, under the Indenture, the Company will be released from its obligations in the provisions described under “Change of Control Permits Holders to Require us to Purchase Notes.”

Transfer and Exchange

We will maintain an office in New York City where the Notes may be presented for registration of transfer or exchange. This office will initially be an office or agency of the Trustee. No service charge will be imposed by us, the Trustee or the registrar for any registration of transfer or exchange of Notes, but any tax or similar governmental charge required by law or permitted by the Indenture because a holder requests any Notes to be issued in a name other than such holder’s name will be paid by such holder. We are not required to transfer or exchange any Note surrendered for purchase except for any portion of that Note not being purchased.

We reserve the right to:

∎	vary or terminate the appointment of the security registrar or paying agent; or

∎	approve any change in the office through which any security registrar acts.

Payment and Paying Agents

Payments in respect of the principal and interest on global notes registered in the name of DTC or its nominee will be payable to DTC or its nominee, as the case may be, in its capacity as the registered holder under the Indenture. In the case of certificated Notes, payments will be made in U.S. dollars at the office of the Trustee or, at our option, by check mailed to the holder’s registered address (or, if requested by a holder of more than $1,000,000 principal amount of Notes, by wire transfer to the account designated by such holder). We will make any required interest payments to the person in whose name each Note is registered at the close of business on the record date for the interest payment.

Initially, the Trustee will be designated as our paying agent for payments on the Notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the Trustee and paying agent shall pay to us upon written request any money held by them for payments on the Notes that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders of Notes entitled to the money must look to us for payment. In that case, all liability of the Trustee or paying agent with respect to that money will cease.

Purchase and Cancellation

The registrar and paying agent (if other than the Trustee) will forward to the Trustee any Notes surrendered to them by holders of such Notes for transfer, exchange or payment. All Notes delivered to the Trustee shall be cancelled promptly by the Trustee in the manner provided in the Indenture and may not be reissued or resold. No Notes shall be authenticated in exchange for any Notes cancelled, except as provided in the Indenture.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such Notes are surrendered to us), purchase Notes in the open market or by tender offer at any price or by private agreement.

Reports

So long as any Notes are outstanding, we will (i) file with the SEC within the time periods prescribed by its rules and regulations and applicable to us and (ii) furnish to the Trustee and the holders of the Notes within 15 days after the date on which we would be required to file the same with the SEC pursuant to its rules and regulations (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act), all financial information to the extent required of us to be contained in Form 20-F and, with respect to the annual consolidated financial statements only, a report thereon by our independent auditors. We shall not be required to file any report or other information with the SEC if the SEC does not permit such filing, although such reports will be required to be furnished to the Trustee. Documents filed by us with the SEC via the EDGAR system will be deemed to have been furnished to the Trustee and the holders of the Notes as of the time such documents are filed via EDGAR, provided, however, that the Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed pursuant to EDGAR.

Replacement of Notes

We will replace mutilated, destroyed, stolen or lost Notes at the expense of the holder of such Notes upon delivery to the Trustee of the mutilated Notes, or evidence of the loss, theft or destruction of the Notes satisfactory to us and the Trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the Trustee and us may be required at the expense of the holder of such Note before a replacement Note will be issued.

Notices

Except as otherwise described herein, notice to registered holders of the Notes will be given to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing or electronic delivery. Whenever a notice is required to be given by us, such notice may be given by the Trustee on our behalf (and we will make any notice we are required to give to holders of Notes available on our website).

Governing Law

The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustee

The Trustee, in its individual and any other capacity, may make loans to, accept deposits from, and perform services for us as if it were not the Trustee; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture will provide that in case an event of default shall occur and be continuing (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of the Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Deutsche Bank Trust Company Americas will be the initial Trustee under the Indenture. Initially, the Trustee will also act as the paying agent, registrar and custodian for the Notes.

Book-entry System; Delivery and Form

Global Notes

We will issue the Notes in the form of one or more global notes in definitive, fully registered, book-entry form.

The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg, which we refer to as Clearstream, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as Euroclear, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

We have obtained the information in this section concerning DTC, Clearstream and Euroclear and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

We understand that:

∎

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

∎

DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

∎	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

∎

DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange, LLC and the Financial Industry Regulatory Authority, Inc. (successor to the National Association of Securities Dealers, Inc.).

∎

Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

∎	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the Trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

∎

upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

∎

ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in Notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the Notes represented by that global note for all purposes under the Indenture and under the Notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have Notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes and will not be considered the owners or holders thereof under the Indenture or under the Notes for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of Notes under the Indenture or a global note.

Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the Notes.

Payments on the Notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the Notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be solely responsible for those payments.

Distributions on the Notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively referred to herein as the Terms and Conditions). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the Notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary. Such cross-market transactions, however, will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the Notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the Notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the Notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will issue certificated Notes to each person that DTC identifies as the beneficial owner of the Notes represented by a global note upon surrender by DTC of the global note if:

∎

DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

∎	an event of default under the Indenture has occurred and is continuing, and DTC requests the issuance of certificated Notes; or

∎	we determine not to have the Notes represented by a global note.

Neither we nor the Trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the Notes. We and the Trustee may conclusively rely on, and will be fully protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated Notes to be issued.

DESCRIPTION OF OTHER INDEBTEDNESS

The following is a table summarizing our indebtedness as of the dates set forth below:

IN THOUSANDS OF U.S. DOLLARS	AMOUNT OUTSTANDING AT DECEMBER 31, 2016	AMOUNT OUTSTANDING AT MARCH 24, 2017	AVAILABILITY AS OF MARCH 24, 2017
2011 Credit Facility (1)	$93,041	$43,006	$—
K-Sure Credit Facility	314,032	299,104	—
KEXIM Credit Facility	366,600	349,775	—
Credit Suisse Credit Facility (2)	—	58,350	—
ABN AMRO Credit Facility	126,350	124,053	—
ING Credit Facility	124,290	122,353	—
BNP Paribas Credit Facility (3)	32,200	59,800	—
Scotiabank Credit Facility	32,190	31,635	—
NIBC Credit Facility	39,817	38,796	—
2016 Credit Facility	281,184	274,368	—
DVB Credit Facility	88,375	86,750	—
HSH Nordbank Credit Facility (4)	—	31,125	—
2017 Credit Facility (5)	—	20,400	150,575
Senior unsecured notes	105,500	105,500	—
Convertible Notes	348,500	348,500	—

Total	$1,952,079	$1,993,515	$150,575

(1)

Activity for the 2011 Credit Facility includes the following repayments in connection with the refinancing of outstanding borrowings thereunder (i) $13.0 million related to STI Sapphire, which was refinanced in January 2017, (ii) $13.3 million related to STI Emerald, which was refinanced in February 2017, (iii) $13.7 million related to STI Duchessa, which was refinanced in February 2017, and (iv) $10.1 million related to STI Onyx, which was refinanced in February 2017.

(2)	In February and March 2017, we drew down an aggregate $58.4 million from this credit facility to partially finance the deliveries of STI Selatar and STI Rambla, LR2 product tankers from SSME.
(3)

In December 2016, we upsized our existing credit facility with BNP Paribas by $27.6 million. The upsized loan facility was fully drawn in January and February 2017, and the aggregate proceeds of $27.6 million were used to refinance the existing indebtedness on STI Sapphire and STI Emerald, which were previously financed under the 2011 Credit Facility.

(4)

In January 2017, we executed a loan facility with HSH Nordbank AG. The facility has a maturity of five years from the agreement date and bears interest at LIBOR plus a margin of 2.50% per annum. This facility was fully drawn in February 2017, and the proceeds were used to refinance the existing indebtedness on STI Duchessa and STI Onyx, which were previously financed under the 2011 Credit Facility.

(5)

In March 2017, we executed a senior secured term loan facility with a group of financial institutions led by Macquarie Bank Limited (London Branch) for up to $172.0 million, or the 2017 Credit Facility. The 2017 Credit Facility consists of five tranches; including two commercial tranches of $15.0 million and $25.0 million each, a KEXIM Guaranteed Tranche of $48.0 million, a KEXIM Funded Tranche of $52.0 million, and a GIEK Guaranteed Tranche of $32.0 million. The 2017 Credit Facility is expected to be used to partially finance the purchase of eight MR product tankers that are currently under construction at HMD. Drawdowns are available at an amount equal to the lower of 60% of the contract price and 60% of the fair market value of each respective vessel. In March 2017, we drew down $20.4 million from our 2017 Credit Facility to partially finance the purchase of STI Galata, a MR product tanker that is currently under construction at HMD and is expected to be delivered before the end of March 2017. The remaining terms and conditions, including financial covenants, are similar to those in our existing credit facilities.

2011 Credit Facility

On May 3, 2011, we executed a credit facility with Nordea Bank Finland plc, acting through its New York branch, DNB Bank ASA, acting through its New York branch, and ABN AMRO Bank N.V., for a senior secured term loan facility of up to $150.0 million. We refer to this as our 2011 Credit Facility.

This credit facility bears interest at LIBOR plus an applicable margin of (i) 3.25% per annum when our debt to capitalization (total debt plus equity) ratio is equal to or less than 50% and (ii) 3.50% per annum when our debt to capitalization ratio is greater than 50%. The credit facility matures on May 3, 2017, and the availability under this credit facility expired on January 31, 2014.

Borrowings for each vessel financed under this facility represent a separate tranche, with repayment terms dependent on the age of the vessel at acquisition. Each tranche under the credit facility is repayable in equal quarterly installments, with a lump sum payment at maturity, based on a full repayment of such tranche when the vessel to which it relates is 16 years of age. Our subsidiaries, which may at any time, own one or more of our vessels, act as guarantors under the credit facility.

In July 2016, we amended certain of the financial covenants under the 2011 Credit Facility. These financial covenants require us to maintain:

∎	The ratio of net debt to capitalization shall be no greater than 0.60 to 1.00.

∎

Consolidated tangible net worth was revised to no less than $1.0 billion plus 25% of cumulative positive net income (on a consolidated basis) for each fiscal quarter from January 1, 2016 going forward and 50% of the net proceeds of any new equity issues occurring on or after January 1, 2016.

∎

The ratio of EBITDA to interest expense (excluding non-cash items) shall be no less than 2.00 to 1.00. Such ratio shall be calculated quarterly on a trailing four quarter basis. In addition, we are restricted from paying dividends unless our EBITDA to interest expense ratio is 2.00 to 1.00 or greater. EBITDA, as defined in the loan agreement, excludes non-cash charges such as impairment.

∎	Consolidated liquidity (defined as cash and cash equivalents) was revised to less than the greater of $25.0 million or $500,000 per each owned vessel plus $250,000 per each time chartered-in vessel.

∎	The aggregate fair market value of the collateral vessels shall at all times be no less than 150% of the then aggregate outstanding principal amount of loans under the credit facility.

The outstanding balances at December 31, 2016 and December 31, 2015 were $93.0 million and $101.0 million, respectively. We were in compliance with the financial covenants relating to this facility as of December 31, 2016.

K-Sure Credit Facility

In February 2014, we entered into a $458.3 million senior secured term loan facility which consists of a $358.3 million tranche with a group of financial institutions that is being 95% covered by Korea Trade Insurance Corporation, or the K-Sure Tranche, and a $100.0 million commercial tranche with a group of financial institutions led by DNB Bank ASA, or the Commercial Tranche. We refer to this credit facility as our K-Sure Credit Facility.

Drawdowns under the K-Sure Credit Facility occurred in connection with the delivery of certain of our newbuilding vessels as specified in the agreement.

Repayments will be made in equal consecutive six month repayment installments in accordance with a 15-year repayment profile under the Commercial Tranche and a 12-year repayment profile under the K-Sure Tranche. Repayments commenced in July 2015 for the K-Sure Tranche and September 2015 for the Commercial Tranche. The Commercial Tranche matures in July 2021, and the K-Sure Tranche matures in January 2027 assuming the Commercial Tranche is refinanced through that date.

Borrowings under the K-Sure tranche bear interest at LIBOR plus an applicable margin of 2.25%. Borrowings under the Commercial Tranche bear interest at LIBOR plus an applicable margin of 3.25% from the effective date of the agreement to the fifth anniversary thereof and 3.75% thereafter until the maturity date in respect of the Commercial Tranche. A commitment fee equal to 40% of the applicable margin was payable on the unused daily portion of the credit facility.

In July 2016, we amended certain of the financial covenants under the K-Sure Credit Facility. These financial covenants require us to maintain:

∎	The ratio of net debt to total capitalization no greater than 0.60 to 1.00.

∎

Consolidated tangible net worth was revised to no less than $1.0 billion plus (i) 25% of the cumulative positive net income (on a consolidated basis) for each fiscal quarter commencing on or after January 1, 2016 and (ii) 50% of the net proceeds of new equity issues occurring on or after January 1, 2016.

∎	The ratio of EBITDA to net interest expense (excluding non-cash items) greater than 2.50 to 1.00 calculated on a trailing four quarter basis.

∎	Minimum liquidity was revised to not less than the greater of $25.0 million or $500,000 per each owned vessel plus $250,000 per each time chartered-in vessel.

∎

The minimum threshold for the aggregate fair market value of the vessels as a percentage of the then aggregate principal amount in each facility was also revised and shall at all times be no less than the following:

FROM	TO	MINIMUM RATIO
01-Jan-16	31-Dec-16	165%
01-Jan-17	31-Dec-17	160%
01-Jan-18	31-Dec-18	155%
01-Jan-19	31-Dec-19	150%
01-Jan-20	Thereafter	145%

These amendments were accounted for as a debt modification and accordingly, no deferred financing fees were written off as a result.

During the year ended December 31, 2016, we made scheduled principal payments of $36.5 million on the K-Sure Credit Facility. Additionally, we made an aggregate payment of $73.5 million as part of the sales of STI Chelsea, STI Lexington, STI Powai, and STI Olivia and an unscheduled repayment of $16.0 million as a result of amendments made to certain financial covenants as described above. We wrote off an aggregate of $2.7 million of deferred financing fees as a result of the vessel sales.

The amounts outstanding relating to this facility as of December 31, 2016 and 2015 were $314.0 million and $440.0 million, respectively. We were in compliance with the financial covenants relating to this facility as of December 31, 2016.

KEXIM Credit Facility

In February 2014, we executed a senior secured term loan facility for $429.6 million, or the KEXIM Credit Facility, with a group of financial institutions led by DNB Bank ASA and Skandinaviska Enskilda Banken AB (publ) and from the Export-Import Bank of Korea, or KEXIM, a statutory juridical entity established under The Export-Import Bank of Korea Act of 1969, as amended, in the Republic of Korea. The KEXIM Credit Facility includes commitments from KEXIM of $300.6 million, or the KEXIM Tranche, and a group of financial institutions led by DNB Bank ASA and Skandinaviska Enskilda Banken AB (publ) of $129.0 million, or the Commercial Tranche.

Drawdowns under the KEXIM Credit Facility occurred in connection with the delivery of 18 vessels under our Newbuilding Program as specified in the loan agreement.

In addition to KEXIM’s commitment of up to $300.6 million, KEXIM also provided an optional guarantee for a five year amortizing note of $125.25 million, the proceeds of which reduced the $300.6 million KEXIM Tranche. These notes were issued on July 18, 2014 when Seven and Seven Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands, or the Issuer, completed an offering of $125,250,000 in aggregate principal amount of floating rate guaranteed notes due 2019, or the KEXIM Notes in a private offering to qualified institutional buyers pursuant to the Securities Act and in offshore transactions complying with Regulation S under the Securities Act. The KEXIM Notes were issued in connection with the KEXIM Tranche and reduced KEXIM’s funding obligations and our borrowing costs under the KEXIM Tranche by 1.55% per year. Seven and Seven Ltd. is an unaffiliated company that was incorporated for the purpose of facilitating this transaction and servicing the bonds until maturity.

Payment of 100% of all regularly scheduled installments of principal of, and interest on, the KEXIM Notes are guaranteed by KEXIM. The vessels in the loan are the collateral for the KEXIM Credit Facility, which includes the KEXIM Notes. The KEXIM Notes are currently listed on the Singapore Exchange Securities Trading Limited. The KEXIM Notes are not listed on any other securities exchange, listing authority or quotation system.

The Commercial Tranche matures on the sixth anniversary of the delivery date of the last vessel specified under the loan (January 2021), and the KEXIM Tranche matures on the 12th anniversary of the weighted average delivery date of the vessels specified under the loan assuming the Commercial Tranche is refinanced through that date (September 2026).

Repayments will be made in equal consecutive semi-annual repayment installments in accordance with a 15-year repayment profile under the Commercial Tranche and a 12-year repayment profile under the KEXIM Tranche (which includes the KEXIM Notes). Repayments under the KEXIM Tranche will first be applied to the KEXIM Notes until the maturity of those notes in September 2019 and all subsequent repayments will be applied to the remaining amounts outstanding under the KEXIM Tranche until the maturity of that tranche in September 2026 (assuming the Commercial Tranche is refinanced through that date). Repayments commenced in March 2015 for the KEXIM Tranche and in July 2015 for the Commercial Tranche.

Borrowings under the KEXIM Tranche bear interest at LIBOR plus an applicable margin of 3.25%. Borrowings under the Commercial Tranche bear interest at LIBOR plus an applicable margin of 3.25% from the effective date of the agreement to the fifth anniversary thereof and 3.75% thereafter until the maturity date in respect of the Commercial Tranche.

In June 2016, we amended certain of the financial covenants under the KEXIM Credit Facility. These financial covenants require us to maintain:

∎	The ratio of net debt to total capitalization no greater than 0.60 to 1.00.

∎

Consolidated tangible net worth was revised to no less than $1.0 billion plus (i) 25% of cumulative positive net income (on a consolidated basis) for each fiscal quarter commencing on or after January 1, 2016 and (ii) 50% of the net proceeds of any new equity issues occurring on or after January 1, 2016.

∎	The ratio of EBITDA to net interest expense (excluding non-cash items) greater than 2.50 to 1.00 calculated on a trailing four quarter basis.

∎	Minimum liquidity was revised to not less than the greater of $25.0 million or $500,000 per each owned vessel plus $250,000 per each time chartered-in vessel.

∎

The minimum threshold for the aggregate fair market value of the vessels as a percentage of the then aggregate principal amount in each facility was revised and shall at all times be no less than the following:

FROM	TO	MINIMUM RATIO
01-Jan-16	31-Dec-16	165%
01-Jan-17	31-Dec-17	160%
01-Jan-18	31-Dec-18	155%
01-Jan-19	31-Dec-19	150%
01-Jan-20	Thereafter	145%

These amendments were accounted for as a debt modification and accordingly, no deferred financing fees were written off as a result.

The amounts outstanding relating to this facility (which includes the KEXIM Notes) as of December 31, 2016 and 2015 were $366.6 million and $400.3 million respectively. We were in compliance with the financial covenants relating to this facility as of December 31, 2016.

ABN AMRO Credit Facility

In July 2015, we executed a senior secured term loan facility with ABN AMRO Bank N.V. and DVB Bank SE for up to $142.2 million. This facility was fully drawn in 2015 to partially finance the purchases of STI Savile Row, STI Kingsway and STI Carnaby and to refinance the existing indebtedness on STI Spiga. We refer to this credit facility as our ABN AMRO Credit Facility.

Repayments under the ABN AMRO Credit Facility will be made in equal consecutive quarterly repayment installments in accordance with a 15-year repayment profile. Repayments commenced three months after the drawdown date of each vessel. Each tranche matures on the fifth anniversary of the initial drawdown date and a balloon installment payment is due on the maturity date of each tranche. Borrowings under the ABN AMRO Credit Facility bear interest at LIBOR plus an applicable margin of 2.15%.

Our ABN AMRO Credit Facility includes financial covenants that require us to maintain:

∎	The ratio of net debt to total capitalization no greater than 0.60 to 1.00.

∎

Consolidated tangible net worth no less than $677.3 million plus (i) 25% of the cumulative positive net income (on a consolidated basis) for each fiscal quarter commencing on or after October 1, 2013 and (ii) 50% of the net proceeds of new equity issues occurring on or after October 1, 2013.

∎	The ratio of EBITDA to net interest expense (excluding non-cash items) greater than 2.50 to 1.00 calculated on a trailing four quarter basis.

∎	Minimum liquidity of not less than the greater of $25.0 million or $500,000 per each owned vessel.

∎

The aggregate of the FMV of the vessels provided as collateral under the facility shall at all times be no less than 140% of the then aggregate outstanding principal amount of the loans under the credit facility.

During the year ended December 31, 2016, we made scheduled principal payments of $9.5 million and an unscheduled prepayment of $4.0 million on this credit facility. The amounts outstanding relating to this facility as of December 31, 2016 and 2015 were $126.4 million and $139.8 million, respectively. We were in compliance with the financial covenants relating to this facility as of December 31, 2016.

ING Credit Facility

In June 2015, we executed a senior secured term loan facility with ING Bank N.V., London Branch for a credit facility of up to $52.0 million. In September 2015, we amended and restated the facility to increase the borrowing capacity to $87.0 million, and in March 2016, we amended and restated the facility to further increase the borrowing capacity to $132.5 million.

We made the following drawdowns from our ING Credit Facility during the year ended December 31, 2016:

DRAWDOWN AMOUNT (IN MILLIONS OF U.S. DOLLARS)	DRAWDOWN DATE	COLLATERAL
$26.0	March 2016	STI Grace
26.5	April 2016	STI Lombard
17.1	April 2016	STI Osceola (1)
26.0	June 2016	STI Jermyn

(1)	In April 2016, we refinanced the amount borrowed relating to STI Osceola by repaying $18.3 million on our 2013 Credit Facility and drawing down $17.1 million from our ING Credit Facility.

Repayments on all borrowings will be made in equal consecutive quarterly installments, in accordance with a 15-year repayment profile with the first installment falling due three calendar months after the drawdown date and a balloon installment payment, which is due on the maturity dates of March 4, 2021 for STI Lombard and STI Osceola and June 24, 2022 for STI Grace, STI Jermyn, STI Black Hawk and STI Pontiac.

Borrowings under the ING Credit Facility bear interest at LIBOR plus a margin of 1.95% per annum. A commitment fee equal to 40% of the applicable margin is payable on the unused daily portion of the credit facility.

Our ING Credit Facility includes financial covenants that require us to maintain:

∎	The ratio of net debt to total capitalization not more than 0.60 to 1:00.

∎

Consolidated tangible net worth of not less than $677.3 million plus (a) 25% of the positive consolidated net income for each fiscal quarter commencing on or after October 1, 2013 and (b) 50% of the net proceeds of any issuance of equity interests occurring on or after October 1, 2013.

∎	The ratio of EBITDA to net interest expense (excluding non-cash items) greater than 2.50 to 1.00 calculated on a trailing four quarter basis.

∎	Minimum liquidity of not less than the greater of $25.0 million or $500,000 per each owned vessel.

∎

The aggregate of the FMV of the vessels provided as collateral under the facility shall at all times be no less than 135% of the then aggregate outstanding principal amount of the loans under the credit facility.

The amounts outstanding relating to this facility as of December 31, 2016 and 2015 were $124.3 million and $34.7 million, respectively. We were in compliance with the financial covenants relating to this facility as of December 31, 2016.

Credit Suisse Credit Facility

In October 2015, we executed a senior secured term loan facility with Credit Suisse AG, Switzerland. The proceeds of this facility of $58.4 million were used to finance a portion of the purchase price of STI Selatar and STI Rambla. These vessels are owned individually by certain of our subsidiaries, who together are the borrowers under this credit facility, and Scorpio Tankers Inc. is the guarantor. We refer to this facility as our Credit Suisse Credit Facility.

Repayments will be made in accordance with a 15-year repayment profile and will commence three calendar months after the drawdown date in respect of each tranche with subsequent installments falling due at consecutive intervals of three calendar months thereafter. A balloon payment is due on the maturity date of five years from the date of delivery of each vessel.

The facility will bear interest at LIBOR plus a margin of 2.40% per annum and a commitment fee equal to 1% of the amounts available was payable on the unused daily portion of this facility.

Our Credit Suisse Credit Facility includes financial covenants that require us to maintain:

∎	The ratio of net debt to total capitalization no greater than 0.60 to 1.00.

∎

Consolidated tangible net worth no less than $677.3 million plus (i) 25% of the cumulative positive net income (on a consolidated basis) for each fiscal quarter commencing on or after October 1, 2013 and (ii) 50% of the net proceeds of new equity issues occurring on or after October 1, 2013.

∎	The ratio of EBITDA to net interest expense (excluding non-cash items) greater than 2.50 to 1.00 calculated on a trailing four quarter basis.

∎	Minimum liquidity of not less than the greater of $25.0 million or $500,000 per each owned vessel.

∎

The aggregate of the FMV of the vessels provided as collateral under the facility shall at all times be no less than 135% of the then aggregate outstanding principal amount of the loans under the credit facility.

There were no amounts borrowed as of December 31, 2016. We were in compliance with the financial covenants relating to this facility as of December 31, 2016. In February and March 2017, we drew down a total of $58.4 million from this facility to partially finance the deliveries of STI Selatar in February 2017 and STI Rambla in March 2017. The drawdowns were as follows:

DRAWDOWN AMOUNT (IN MILLIONS OF U.S. DOLLARS)	DRAWDOWN DATE	COLLATERAL
$29.4	February 2017	STI Selatar
29.0	March 2017	STI Rambla

BNP Paribas Credit Facility

In December 2015, we executed a senior secured term loan facility with BNP Paribas SA for up to $34.5 million, and in December 2016, we amended and restated the facility to increase the borrowing capacity by a further $27.6 million to $62.1 million. These vessels are owned individually by certain of our subsidiaries, who together are the borrowers under this credit facility, and Scorpio Tankers Inc. is the guarantor. We refer to this facility as our BNP Paribas Credit Facility.

Repayments on all borrowings will be made in 10 equal consecutive semi-annual installments of $0.6 million per tranche, in accordance with a 15-year repayment profile with the first installment falling due on June 15, 2017 and subsequent installments falling due at consecutive intervals of six calendar months thereafter. A final balloon payment of $38.0 million is due on the maturity date of December 15, 2021. The original facility of $34.5 million bears interest at LIBOR plus a margin of 1.95% per annum, and the upsized facility of $27.6 million bears interest at LIBOR plus a margin of 2.30% per annum. A commitment fee equal to 40% of the applicable margin was payable on the unused daily portion of the credit facility.

Our BNP Paribas Credit Facility includes financial covenants that require us to maintain:

∎	The ratio of net debt to total capitalization no greater than 0.60 to 1.00.

∎

Consolidated tangible net worth no less than $677.3 million plus (i) 25% of the cumulative positive net income (on a consolidated basis) for each fiscal quarter commencing on or after October 1, 2013 and (ii) 50% of the net proceeds of new equity issues occurring on or after October 1, 2013.

∎	The ratio of EBITDA to net interest expense (excluding non-cash items) greater than 2.50 to 1.00 calculated on a trailing four quarter basis.

∎	Minimum liquidity of not less than the greater of $25.0 million or $500,000 per each owned vessel.

∎

The aggregate of the FMV of the vessels provided as collateral under the facility shall at all times be no less than 140% of the then aggregate outstanding principal amount of the loans under the credit facility.

We made the following drawdown from our BNP Paribas Credit Facility during the year ended December 31, 2016:

DRAWDOWN AMOUNT (IN MILLIONS OF U.S. DOLLARS)	DRAWDOWN DATE	COLLATERAL
$17.3	February 2016	STI Battery (1)

(1)	In February 2016, we refinanced the amount borrowed relating to STI Battery by repaying $18.2 million on our 2013 Credit Facility and drawing down $17.3 million from our BNP Paribas Credit Facility.

The amounts outstanding relating to this facility as of December 31, 2016 and 2015 were $32.2 million and $17.3 million respectively, and there was $27.6 million available to draw as of that date. We were in compliance with the financial covenants relating to this facility as of December 31, 2016.

Furthermore, in January and February 2017, we refinanced the outstanding indebtedness related to STI Sapphire and STI Emerald by repaying an aggregate of $26.3 million on our 2011 Credit Facility and drawing down $27.6 million from our BNP Paribas Credit Facility.

Scotiabank Credit Facility

In June 2016, we executed a senior secured term loan facility with Scotiabank Europe plc. The loan facility was fully drawn in June 2016, and the proceeds of $33.3 million were used to refinance the existing indebtedness on STI Rose, which was previously financed under the 2013 Credit Facility. We refer to this facility as our Scotiabank Credit Facility.

Repayments on all borrowings will be made in 12 equal consecutive quarterly installments of $0.6 million each with the first installment paid on September 7, 2016 and subsequent installments falling due at consecutive intervals of three calendar months thereafter. A final balloon payment is due on the maturity date of June 7, 2019. The facility bears interest at LIBOR plus a margin of 1.50% per annum, and a commitment fee equal to 35% of the applicable margin was payable on the unused daily portion of the credit facility.

Our Scotiabank Credit Facility includes financial covenants that require us to maintain:

∎	The ratio of net debt to total capitalization no greater than 0.60 to 1.00.

∎

Consolidated tangible net worth no less than $1.0 billion plus (i) 25% of the cumulative positive net income (on a consolidated basis) for each fiscal quarter commencing on or after January 1, 2016 and (ii) 50% of the net proceeds of new equity issues occurring on or after January 1, 2016.

∎	The ratio of EBITDA to net interest expense (excluding non-cash items) greater than 2.50 to 1.00 calculated on a trailing four quarter basis.

∎	Minimum liquidity of not less than the greater of $25.0 million or $500,000 per each owned vessel.

∎

The aggregate of the fair market value of the vessels provided as collateral under the facility shall at all times be no less than 125% of the then aggregate outstanding principal amount of the loans under the credit facility.

As of December 31, 2016, the outstanding balance was $32.2 million, and we were in compliance with the financial covenants relating to this facility as of that date.

NIBC Credit Facility

In June 2016, we executed a senior secured term loan facility with NIBC Bank N.V. This facility was fully drawn in July 2016, and the aggregate proceeds of $40.8 million were used to refinance the existing indebtedness on STI Ville and STI Fontvieille, which were previously financed under our 2013 Credit Facility. We refer to this facility as our NIBC Credit Facility.

The facility is separated into two tranches (one per vessel), and the repayment of the tranche relating to the respective vessel will commence three calendar months after the respective drawdown date. Repayments will be made in equal, consecutive quarterly installments of $0.5 million per tranche through July 2018 and $0.4 million per tranche for each quarter thereafter with a final balloon payment due at the maturity date of June 2021. The facility bears interest at LIBOR plus a margin of 2.50% per annum. A commitment fee equal to 35% of the applicable margin was payable on the unused daily portion of the credit facility.

Our NIBC Credit Facility includes financial covenants that require us to maintain:

∎	The ratio of net debt to total capitalization no greater than 0.60 to 1.00.

∎

Consolidated tangible net worth no less than $1.0 billion plus (i) 25% of the cumulative positive net income (on a consolidated basis) for each fiscal quarter commencing on or after January 1, 2016 and (ii) 50% of the net proceeds of new equity issues occurring on or after January 1, 2016.

∎	The ratio of EBITDA to net interest expense (excluding non-cash items) greater than 2.50 to 1.00 calculated on a trailing four quarter basis.

∎	Minimum liquidity of not less than the greater of $25.0 million or $500,000 per each owned vessel plus $250,000 per each time chartered-in vessel.

∎

The aggregate of the fair market value of the vessels provided as collateral under the facility shall be: 130% from the first drawdown date and ending on the second anniversary of the first drawdown date; 135% from the second anniversary of the first drawdown date and expiring on the fourth anniversary of the first drawdown date; and 140% at all times thereafter.

We made the following drawdowns from our NIBC Credit Facility during the year ended December 31, 2016:

DRAWDOWN AMOUNT (IN MILLIONS OF U.S. DOLLARS)	DRAWDOWN DATE	COLLATERAL
$20.4	July 2016	STI Fontvieille (1)
20.4	July 2016	STI Ville (1)

(1)

In July 2016, we refinanced the amounts borrowed relating to STI Fontvieille and STI Ville by repaying an aggregate of $36.9 million on our 2013 Credit Facility and drawing down $40.8 million from our NIBC Credit Facility.

As of December 31, 2016, the outstanding balance was $39.8 million, and we were in compliance with the financial covenants relating to this facility as of that date.

2016 Credit Facility

In August 2016, we executed a senior secured loan facility with ABN AMRO Bank N.V., Nordea Bank Finland plc, acting through its New York branch, and Skandinaviska Enskilda Banken AB. The loan facility was fully drawn in September 2016, and the aggregate proceeds of $288.0 million were used to refinance the existing indebtedness on 16 MR product tankers, which were previously financed under the 2013 Credit Facility (STI Opera, STI Texas City, STI Meraux, STI San Antonio, STI Virtus, STI Venere, STI Aqua, STI Dama, STI Benicia, STI Regina, STI St. Charles, and STI Yorkville) and Newbuilding Credit Facility (STI Amber, STI Topaz, STI Ruby and STI Garnet). This credit facility is comprised of a term loan up to $192.0 million and a revolver up to $96.0 million. We refer to this credit facility as our 2016 Credit Facility.

Repayments on the term loan facility will be made in equal, consecutive quarterly installments of $6.8 million through September 2018 and $6.0 million for each quarter thereafter with a final balloon payment due at the maturity date of September 2021. All amounts borrowed under the revolving credit facility are due at the maturity date of September 2021. The facility bears interest at LIBOR plus a margin of 2.50% per annum, and a commitment fee equal to 40% of the applicable margin was payable on the unused daily portion of the credit facility.

Our 2016 Credit Facility includes financial covenants that require us to maintain:

∎	The ratio of net debt to total capitalization no greater than 0.60 to 1.00.

∎

Consolidated tangible net worth no less than $1.0 billion plus (i) 25% of the cumulative positive net income (on a consolidated basis) for each fiscal quarter commencing on or after January 1, 2016 and (ii) 50% of the net proceeds of new equity issues occurring on or after January 1, 2016.

∎	The ratio of EBITDA to net interest expense (excluding non-cash items) greater than 2.50 to 1.00 calculated on a trailing four quarter basis.

∎	Minimum liquidity of not less than the greater of $25.0 million or $500,000 per each owned vessel plus $250,000 per each time chartered-in vessel.

∎

The aggregate of the fair market value of the vessels provided as collateral under the facility shall at all times be no less than 140% of the then aggregate outstanding principal amount of the loans under the credit facility.

We made the following drawdowns from our 2016 Credit Facility during the year ended December 31, 2016:

DRAWDOWN AMOUNT (IN MILLIONS OF U.S. DOLLARS)	DRAWDOWN DATE	COLLATERAL
$18.5	September 2016	STI Opera (1)
18.5	September 2016	STI Texas City (1)
18.5	September 2016	STI Meraux (1)
18.5	September 2016	STI San Antonio (1)
18.5	September 2016	STI Virtus (1)
18.5	September 2016	STI Venere (1)
18.5	September 2016	STI Aqua (1)
18.5	September 2016	STI Dama (1)
18.5	September 2016	STI Benicia (1)
18.5	September 2016	STI Regina (1)
18.5	September 2016	STI St. Charles (1)
18.5	September 2016	STI Yorkville (1)
16.7	September 2016	STI Amber (2)
16.7	September 2016	STI Topaz (2)
16.7	September 2016	STI Ruby (2)
16.7	September 2016	STI Garnet (2)

(1)

In September 2016, we refinanced the amounts borrowed on the 12 MR product tankers listed above by repaying an aggregate of $206.8 million on our 2013 Credit Facility and drawing down $221.4 million from our 2016 Credit Facility.

(2)

In September 2016, we refinanced the amounts borrowed on the four MR product tankers listed above by repaying an aggregate of $68.8 million on our Newbuilding Credit Facility and drawing down $66.6 million from our 2016 Credit Facility.

As of December 31, 2016, the outstanding balance was $281.2 million, and we were in compliance with the financial covenants relating to this facility as of that date.

DVB Credit Facility

In September 2016, we executed a senior secured term loan facility with DVB Bank SE. The loan facility was fully drawn in September 2016, and the proceeds of $90.0 million were used to refinance the existing indebtedness on four product tankers (STI Alexis, STI Milwaukee, STI Seneca, and STI Wembley), which were previously financed under the 2013 Credit Facility (which was repaid in full as a result of this transaction). We refer to this credit facility as our DVB Credit Facility.

The facility will be repaid in equal, quarterly principal repayments of $1.6 million, has a final maturity of August 2017, and bears interest at LIBOR plus a margin of 1.60% per annum.

Our DVB Credit Facility includes financial covenants that require us to maintain:

∎	The ratio of net debt to total capitalization no greater than 0.60 to 1.00.

∎

Consolidated tangible net worth no less than $677.3 million plus (i) 25% of the cumulative positive net income (on a consolidated basis) for each fiscal quarter commencing on or after October 1, 2013 and (ii) 50% of the net proceeds of new equity issues occurring on or after October 1, 2013.

∎	The ratio of EBITDA to net interest expense (excluding non-cash items) greater than 2.50 to 1.00 calculated on a trailing four quarter basis.

∎	Minimum liquidity of not less than the greater of $25.0 million or $500,000 per each owned vessel.

∎

The aggregate of the fair market value of the vessels provided as collateral under the facility shall at all times be no less than 140% of the then aggregate outstanding principal amount of the loans under the credit facility.

We made the following drawdowns from our DVB Credit Facility during the year ended December 31, 2016:

DRAWDOWN AMOUNT (IN MILLIONS OF U.S. DOLLARS)	DRAWDOWN DATE	COLLATERAL
$18.5	September 2016	STI Wembley (1)
19.5	September 2016	STI Milwaukee (1)
20.5	September 2016	STI Seneca (1)
31.5	September 2016	STI Alexis (1)

(1)

In September 2016, we refinanced the amounts borrowed on the four product tankers listed above by repaying an aggregate of $84.3 million into our 2013 Credit Facility and drawing down $90.0 million from our DVB Credit Facility.

As of December 31, 2016, the outstanding balance was $88.4 million, and we were in compliance with the financial covenants relating to this facility as of that date.

2017 Credit Facility

In March 2017, we executed a senior secured term loan facility with a group of financial institutions led by Macquarie Bank Limited (London Branch) for up to $172.0 million, or the 2017 Credit Facility. The 2017 Credit Facility consists of five tranches; including two commercial tranches of $15.0 million and $25.0 million, a KEXIM Guaranteed Tranche of $48.0 million, a KEXIM Funded Tranche of $52.0 million, and a GIEK Guaranteed Tranche of $32.0 million.

The 2017 Credit Facility is expected to be used to partially finance the purchase of eight MR product tankers that are currently under construction at HMD. Drawdowns will be available at an amount equal to the lower of 60% of the contract price and 60% of the fair market value of each respective vessel. Other key terms are as follows:

∎

The first commercial tranche of $15.0 million has a final maturity of six years from the drawdown date of each vessel, bears interest at LIBOR plus a margin of 2.25% per annum, and has a 15-year repayment profile.

∎

The second commercial tranche of $25.0 million has a final maturity of nine years from the drawdown date of each vessel (assuming KEXIM or GIEK have not exercised their option to call for prepayment of the

KEXIM and GIEK funded and guaranteed tranches by the date falling two months prior to the maturity of the first commercial tranche and in the event that the first commercial tranche has not been extended), bears interest at LIBOR plus a margin of 2.25% per annum, and has a 15-year repayment profile.

∎

The KEXIM Funded Tranche and GIEK Guaranteed Tranche have a final maturity of 12 years from the drawdown date of each vessel (assuming the commercial tranches are refinanced through that date), bear interest at LIBOR plus a margin of 2.15% per annum, and have a 12-year repayment profile.

∎

The KEXIM Guaranteed Tranche has a final maturity of 12 years from the drawdown date of each vessel (assuming the commercial tranches are refinanced through that date), bears interest at LIBOR plus a margin of 1.60% per annum, and has a 12-year repayment profile.

The credit facility contains financial and restrictive covenants, which require us to, among other things, comply with certain financial tests (described below); deliver quarterly and annual financial statements and annual projections; maintain adequate insurances; comply with laws (including environmental laws and ERISA); maintain flag and class of our vessels. Other such covenants may, among other things, restrict consolidations, mergers or sales of our assets; require us to obtain lender approval on changes in our vessel manager; limit our ability to place liens on our assets; limit our ability to incur additional indebtedness; prohibit us from paying dividends if there is a covenant breach under the loan or an event of default has occurred or would occur as a result of payment of such dividend; prohibit our transactions with affiliates.

Our 2017 Credit Facility includes financial covenants that require us to maintain:

∎	The ratio of net debt to total capitalization no greater than 0.60 to 1.00.

∎

Consolidated tangible net worth no less than $1.0 billion plus (i) 25% of the cumulative positive net income (on a consolidated basis) for each fiscal quarter commencing on or after January 1, 2016 and (ii) 50% of the net proceeds of new equity issues occurring on or after January 1, 2016.

∎	The ratio of EBITDA to net interest expense (excluding non-cash items) greater than 2.50 to 1.00 calculated on a trailing four quarter basis.

∎	Minimum liquidity of not less than the greater of $25.0 million or $500,000 per each owned vessel and $250,000 each time chartered-in vessel.

∎

The aggregate of the FMV of the vessels provided as collateral under the facility shall at all times be no less than 135% of the then aggregate outstanding principal amount of the loans under the credit facility.

In March 2017, we drew down $20.4 million from our 2017 Credit Facility to partially finance the purchase of STI Galata, a MR product tanker that is currently under construction at HMD and is expected to be delivered before the end of March 2017.

HSH Nordbank Credit Facility

In January 2017, we entered into a senior secured credit facility agreement with HSH Nordbank AG for $31.1 million, or the HSH Nordbank Credit Facility. In February 2017, we refinanced the outstanding indebtedness related to STI Duchessa and STI Onyx by repaying an aggregate of $23.7 million on our 2011 Credit Facility and drawing down an aggregate of $31.1 million from this facility as follows:

DRAWDOWN AMOUNT (IN MILLIONS OF U.S. DOLLARS)	DRAWDOWN DATE	COLLATERAL
$16.5	February 2017	STI Duchessa
14.6	February 2017	STI Onyx

Repayments on all borrowings under the HSH Nordbank Credit Facility are scheduled to be made in 20 consecutive quarterly installments. The first eight repayment installments shall be $745,669 each and the next 12 repayment installments shall be $648,408 each, the last of which shall be payable together with an additional balloon installment equal to the then outstanding balance of the loan. The facility has a final maturity of five years from the first drawdown date, and bears interest at LIBOR plus a margin of 2.50% per annum.

The credit facility contains financial and restrictive covenants, which require us to, among other things, comply with certain financial tests (described below); deliver quarterly and annual financial statements and annual projections; maintain adequate insurances; comply with laws (including environmental laws and ERISA); maintain flag and class of our vessels. Other such covenants may, among other things, restrict consolidations, mergers or sales of our assets;

require us to obtain lender approval on changes in our vessel manager; limit our ability to place liens on our assets; limit our ability to incur additional indebtedness; prohibit us from paying dividends if there is a covenant breach under the loan or an event of default has occurred or would occur as a result of payment of such dividend; prohibit our transactions with affiliates.

Our HSH Nordbank Credit Facility includes financial covenants that require us to maintain:

∎	The ratio of net debt to total capitalization no greater than 0.60 to 1.00.

∎

Consolidated tangible net worth no less than $1.0 billion plus (i) 25% of the cumulative positive net income (on a consolidated basis) for each fiscal quarter commencing on or after January 1, 2016 and (ii) 50% of the net proceeds of new equity issues occurring on or after January 1, 2016.

∎	The ratio of EBITDA to net interest expense (excluding non-cash items) greater than 2.50 to 1.00 calculated on a trailing four quarter basis.

∎	Minimum liquidity of not less than the greater of $25.0 million or $500,000 per each owned vessel and $250,000 each time chartered-in vessel.

∎

The aggregate of the FMV of the vessels provided as collateral under the facility shall at all times be no less than 140% of the then aggregate outstanding principal amount of the loans under the credit facility.

Unsecured Senior Notes Due 2020

On May 12, 2014, we issued $50.0 million in aggregate principal amount of 6.75% Senior Notes due May 2020, or our Senior Notes Due 2020, and on June 9, 2014, we issued an additional $3.75 million aggregate principal amount of Senior Notes Due 2020 when the underwriters partially exercised their option to purchase additional Senior Notes Due 2020 on the same terms and conditions. The net proceeds from the issuance of the Senior Notes Due 2020 were $51.8 million after deducting the underwriters’ discounts, commissions and offering expenses.

The Senior Notes Due 2020 bear interest at a coupon rate of 6.75% per year, payable quarterly in arrears on the 15th day of February, May, August and November of each year. Coupon payments commenced on August 15, 2014. The Senior Notes Due 2020 are redeemable at our option, in whole or in part, at any time on or after May 15, 2017 at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

The Senior Notes Due 2020 are our senior unsecured obligations and rank equally with all of our existing and future senior unsecured and unsubordinated debt and are effectively subordinated to our existing and future secured debt, to the extent of the value of the assets securing such debt, and will be structurally subordinated to all existing and future debt and other liabilities of our subsidiaries. No sinking fund is provided for the Senior Notes Due 2020. The Senior Notes Due 2020 were issued in minimum denominations of $25.00 and integral multiples of $25.00 in excess thereof and are listed on the NYSE under the symbol “SBNA.”

The Senior Notes Due 2020 require us to comply with certain covenants, including financial covenants; restrictions on consolidations, mergers or sales of assets and prohibitions on paying dividends or returning capital to equity holders if a covenant breach or an event of default has occurred or would occur as a result of such payment. If we undergo a change of control, holders may require us to repurchase for cash all or any portion of their notes at a change of control repurchase price equal to 101% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the change of control purchase date.

The financial covenants under our Senior Notes Due 2020 include:

∎	Net borrowings shall not equal or exceed 70% of total assets.

∎	Net worth shall always exceed $650.0 million.

The outstanding balance was $53.75 million as of December 31, 2016 and December 31, 2015, and we were in compliance with the financial covenants relating to the Senior Notes Due 2020 as of that date.

Convertible Senior Notes Due 2019

In June 2014, we issued $360.0 million in aggregate principal amount of convertible senior notes due 2019, or the Convertible Notes, in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act. This amount includes the full exercise of the initial purchasers’ option to purchase an additional $60.0 million in aggregate principal amount of the Convertible Notes in connection with the offering. The net proceeds we received from the issuance of the Convertible Notes after the exercise of the initial purchasers’ option to purchase additional Convertible Notes were $349.0 million after deducting the initial purchasers’ discounts, commissions and offering expenses of $11.0 million. As part of the transaction, we used a portion of the net proceeds to repurchase $95.0 million of our common stock, or 10,127,600 shares, at $9.38 per share in a privately negotiated transaction.

The Convertible Notes bear interest at a coupon rate of 2.375% per annum, and are payable semi-annually in arrears on January 1 and July 1 of each year beginning on January 1, 2015. The Convertible Notes will mature on July 1, 2019, unless earlier converted, redeemed or repurchased. At issuance, the Convertible Notes were convertible in certain circumstances and during certain periods at an initial conversion rate of 82.0075 shares of common stock per $1,000 (which represents an initial conversion price of approximately $12.19 per share of common stock), subject to adjustment in certain circumstances as set forth in the indenture governing the Convertible Notes. Adjustments were made during years ended December 31, 2016 and 2015 to the initial conversion rate as a result of the issuance of dividends to our common stockholders. The table below details the dividends declared from the issuance of the Convertible Notes through March 24, 2017 and their corresponding effect to the conversion rate of the Convertible Notes. The conversion rate as of December 31, 2016 was 97.7039.

RECORD DATE	DIVIDENDS PER SHARE	SHARE ADJUSTED CONVERSION RATE (1)
August 22, 2014	$0.100	82.8556
November 25, 2014	$0.120	84.0184
March 13, 2015	$0.120	85.2216
May 21, 2015	$0.125	86.3738
August 14, 2015	$0.125	87.4349
November 24, 2015	$0.125	88.6790
March 10, 2016	$0.125	90.5311
May 11, 2016	$0.125	92.5323
September 15, 2016	$0.125	94.9345
November 25, 2016	$0.125	97.7039
February 23, 2017	$0.010	97.9316

(1)	Per $1,000 principal amount.

Holders may convert their notes at their option at any time prior to the close of business on the business day immediately preceding January 1, 2019 only under the following circumstances:

∎

during any calendar quarter commencing after the calendar quarter ending on September 30, 2014 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 15 trading days (whether or not consecutive) during a period of 25 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day;

∎

during the five business day period after any five consecutive trading day period, or the Measurement Period, in which the trading price (as defined below) per $1,000 principal amount of Convertible Notes for each trading day of the Measurement Period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day;

∎	if the Company calls any or all of the Convertible Notes for redemption, at any time prior to the close of business on the scheduled trading day immediately preceding the redemption date; or

∎

upon the occurrence of specified corporate events as defined in the indenture (e.g. consolidations, mergers, a binding share exchange or the transfer or lease of all or substantially all of our assets).

We may not redeem the Convertible Notes prior to July 6, 2017. We may redeem for cash all or any portion of the notes, at our option, on or after July 6, 2017 if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 15 trading days (whether or not consecutive) during any 25 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the Convertible Notes.

The Convertible Notes require us to comply with certain covenants such as restrictions on consolidations, mergers or sales of assets. Additionally, if we undergo a fundamental change, holders may require us to repurchase for cash all or any portion of their notes at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

We determined the initial carrying value of the liability component of the Convertible Notes to be $298.7 million based on the fair value of a similar liability that does not have any associated conversion feature. We used our Senior Notes Due 2020 issued in May 2014 as the basis for this determination. The difference between the fair value of the liability component and the face value of the Convertible Notes is being amortized over the term of the Convertible Notes under the effective interest method and recorded as part of financial expenses. The residual value of $61.3 million (the conversion feature) was recorded to additional paid-in capital.

In July 2015, we repurchased $1.5 million face value of our Convertible Notes at an average price of $1,088.10 per $1,000 principal amount. As a result of this transaction, we reduced the liability and equity components of the Convertible Notes by $1.3 million and $0.4 million, respectively and recorded a gain of $46,273. We also wrote off $30,880 of deferred financing fees as a result of this transaction.

In March 2016, we repurchased $5.0 million face value of our Convertible Notes at an average price of $831.05 per $1,000 principal amount, or $4.2 million. As a result of this transaction, we reduced the liability and equity components of the Convertible Notes by $4.4 million and $0.3 million, respectively and we recorded a gain of $0.6 million, which is recorded within financial income of the consolidated statement of income or loss. We also wrote off $0.1 million of deferred financing fees as a result of this transaction.

In May 2016, we repurchased $5.0 million face value of our Convertible Notes at an average price of $847.50 per $1,000 principal amount, or $4.2 million. As a result of this transaction, we reduced the liability and equity components of the Convertible Notes by $4.4 million and $0.2 million, respectively and we recorded a gain of $0.4 million, which is recorded within financial income of the consolidated statement of income or loss. We also wrote off $0.1 million of deferred financing fees as a result of this transaction.

The carrying values of the liability component of the Convertible Notes as of December 31, 2016 and 2015 were $316.5 million and $313.8 million, respectively. We incurred $8.3 million of coupon interest and $11.6 million of non-cash accretion of our Convertible Notes during the year ended December 31, 2016. We incurred $8.5 million of coupon interest and $11.1 million of non-cash accretion of our Convertible Notes during the year ended December 31, 2015.

We were in compliance with the covenants related to the Convertible Notes as of December 31, 2016.

Unsecured Senior Notes Due 2017

On October 31, 2014, we issued $45.0 million aggregate principal amount of 7.50% Unsecured Senior Notes due October 15, 2017, or the Senior Notes Due 2017, and on November 17, 2014, we issued an additional $6.75 million aggregate principal amount of Senior Notes Due 2017 when the underwriters exercised their option to purchase additional Senior Notes Due 2017 on the same terms and conditions. The net proceeds from the issuance of the Senior Notes Due 2017 were approximately $49.9 million after deducting the underwriters’ discounts, commissions and offering expenses.

All terms not defined below are defined in the indenture.

The Senior Notes Due 2017 bear interest at a coupon rate of 7.50% per year, payable quarterly in arrears on the 15th day of January, April, July and October of each year, commencing on January 15, 2015.

The Senior Notes Due 2017 are our senior unsecured obligations and rank equally with all of our existing and future senior unsecured and unsubordinated debt. The Senior Notes Due 2017 are effectively subordinated to our existing and future secured debt, to the extent of the value of the assets securing such debt, and structurally subordinated to all existing and future debt and other liabilities of our subsidiaries. The Senior Notes Due 2017 were issued in minimum denominations of $25.00 and integral multiples of $25.00 in excess thereof and are listed on the NYSE under the symbol “SBNB.”

The Senior Notes Due 2017 require us to comply with certain covenants, including financial covenants; restrictions on consolidations, mergers or sales of assets and prohibitions on paying dividends or returning capital to equity holders if a covenant breach or an event of default has occurred or would occur as a result of such payment. If we undergo a change of control, holders may require us to repurchase for cash all or any portion of their notes at a change of control repurchase price equal to 101% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the change of control purchase date.

The financial covenants include:

∎	Net borrowings shall not equal or exceed 70% of total assets.

∎	Net worth shall always exceed $650.0 million.

The outstanding balance was $51.75 million as of December 31, 2016 and December 31, 2015 and we were in compliance with the financial covenants as of those dates.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of material United States federal income tax considerations that may be relevant to prospective beneficial owners (referred to in this discussion as “holders”) of our Notes. This discussion is based upon the provisions of the Code, applicable U.S. Treasury Regulations promulgated thereunder, legislative history, judicial authority and administrative interpretations, as of the date of this prospectus supplement, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. Changes in these authorities may cause the U.S. federal income tax considerations to vary substantially from those described below.

This discussion applies only to holders of our Notes that purchase our Notes at their “issue price” (i.e., the first price at which a substantial amount of the Notes is sold for money to investors, other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) as part of the initial offering and hold our Notes as “capital assets” (generally, for investment purposes) and does not comment on all aspects of U.S. federal income taxation that may be important to certain holders in light of their particular circumstances, such as holders subject to special tax rules (e.g., financial institutions, regulated investment companies, real estate investment trusts, insurance companies, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, broker-dealers, tax-exempt organizations, or former citizens or long-term residents of the United States), or holders that will hold our Notes as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, or holders that both acquire Notes in this offering and sell Existing Notes pursuant to the Tender Offer therefor, or whose Existing Notes are otherwise redeemed with the net proceeds of this offering, all of whom may be subject to U.S. federal income tax rules that differ significantly from those summarized below. If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Notes, the tax treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. Partners in partnerships holding our Notes should consult their own tax advisors to determine the appropriate tax treatment of the partnership’s ownership of our Notes.

No ruling has been requested from the Internal Revenue Service, or the IRS, regarding any matter affecting us, holders of our Notes, or our shareholders.

Except as otherwise noted, this discussion does not address any U.S. estate, gift or alternative minimum tax considerations or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction. Holders are urged to consult their own tax advisors regarding the U.S. federal, state, local and other tax consequences of owning and disposing of our Notes.

U.S. Federal Income Taxation of U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of our Notes that is, for U.S. federal income tax purposes: (a) a U.S. citizen or U.S. resident alien; (b) a corporation, or other entity taxable as a corporation, that was created or organized under the laws of the United States, any state thereof, or the District of Columbia; (c) an estate whose income is subject to U.S. federal income taxation regardless of its source; or (d) a trust that either is subject to the supervision of a court within the United States and has one or more U.S. persons with authority to control all of the substantial decisions of the trust or has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Certain Additional Payments

There are circumstances in which we might be required to make payments on a Note that would increase the yield of the Note, as described under “Description of Notes—Change of Control Permits Holders to Require us to Purchase Notes.” We intend to take the position that the possibility of such payments does not result in the Notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. Our position is not binding on the IRS. If the IRS takes a contrary position, you may be required to accrue interest income based upon a “comparable yield” (as defined in the Treasury Regulations) determined at the time of issuance of the Notes, with adjustments to such accruals when any contingent payments are made that differ from the payments based on the comparable yield. In addition, any income on the sale, exchange, retirement or other taxable disposition of the Notes would be treated as ordinary income rather than as capital gain. You should consult your tax adviser regarding the tax consequences if the Notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the Notes are not treated as contingent payment debt instruments.

Stated Interest on our Notes

Stated interest on a Note (including Additional Amounts, if any) generally will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Interest paid on our Notes generally will be foreign source income and, depending on your circumstances, treated as either “passive” or, in the case of certain U.S. Holders, “general” category income for purposes of computing allowable foreign tax credits for U.S. federal income tax purposes.

Disposition of Notes

Upon the sale, redemption, exchange, retirement or other taxable disposition of a Note, a U.S. Holder generally will recognize gain or loss equal to the difference between the U.S. Holder’s adjusted tax basis in our Notes and the proceeds received on the sale, redemption, exchange, retirement or other taxable disposition (except to the extent such proceeds are attributable to accrued interest not previously included in income, which will be taxable as ordinary interest income). The proceeds the U.S. Holder receives will include the amount of any cash and the fair market value of any other property received for the U.S. Holder’s Notes. The U.S. Holder’s adjusted tax basis in our Notes generally will equal the amount the U.S. Holder paid for our Notes. Gain or loss recognized upon a sale, redemption, exchange, retirement or other taxable disposition of our Notes (i) will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, redemption, exchange, retirement or other taxable disposition, or short-term capital gain or loss otherwise, and (ii) generally will be treated as U.S. source gain or loss, as applicable, for U.S. foreign tax credit purposes. Certain U.S. Holders, including individuals, may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses is subject to limitation.

Medicare Tax on Unearned Income

Certain U.S. Holders who are individuals, estates or trusts, or U.S. Non-Corporate Holders, are subject to a 3.8% tax on certain investment income, in excess of certain threshold amounts, including interest, and gain from the disposition of our Notes. U.S. Non-Corporate Holders should consult their tax advisors regarding the effect, if any, of this tax on their ownership of our Notes.

Information Reporting and Backup Withholding

In general, information reporting will apply to all payments of interest on, and the proceeds of the sale or other disposition (including a retirement or redemption) of, Notes held by a U.S. Holder unless the U.S. Holder is an exempt recipient, such as a corporation. Backup withholding may apply to these payments unless the U.S. Holder provides the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely provided to the IRS.

U.S. Return Disclosure Requirements for Individual U.S. Holders

U.S. Holders who are individuals (and to the extent specified in applicable Treasury Regulations, certain individual Non-U.S. Holders and certain U.S. Holders that are entities) and who hold certain specified foreign financial assets, including financial instruments issued by a foreign corporation (such as our Notes) not held in an account maintained by a financial institution, with an aggregate value in excess of $50,000 on the last day of a taxable year, or $75,000 at any time during that taxable year, may be required to report such assets on IRS Form 8938 with their tax return for that taxable year. Substantial penalties apply for failure to properly complete and file Form 8938, unless such failure is shown to be due to reasonable cause and not due to willful neglect. In addition, in the event that a holder that is required to file IRS Form 8938 does not do so, the statute of limitations on the assessment and collection of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. Investors are encouraged to consult with their own tax advisors regarding the possible application of this disclosure requirement to their investment in our Notes.

U.S. Federal Income Taxation of Non-U.S. Holders

A beneficial owner of our Notes (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is referred to herein as a non-U.S. Holder.

Interest on our Notes

In general, a non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on interest (including Additional Amounts, if any) on the Notes unless the interest is effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the non-U.S. Holder maintains in the United States) in which case the non-U.S. Holder generally will be subject to U.S. federal income tax on the interest in the same manner as if it were a U.S. Holder and, in the case of a non-U.S. Holder that is a corporation, may also be subject to the branch profits tax (currently imposed at a rate of 30% or a lower applicable treaty rate).

Disposition of Notes

In general, a non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on any gain resulting from the sale, redemption, exchange, retirement or other taxable disposition of a Note unless (i) the gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the non-U.S. Holder maintains in the United States), in which case the non-U.S. Holder will generally be subject to U.S. federal income tax on such gain in the same manner as if such non-U.S. Holder were a U.S. person and, in addition, if the non-U.S. Holder is a foreign corporation, may also be subject to the branch profits tax described above, or (ii) the non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are met, in which case the non-U.S. Holder may be subject to tax at a 30% rate on gain resulting from the disposition of our Notes which may be offset by certain U.S.-source capital losses.

U.S. Estate Tax Considerations

For purposes of U.S. federal estate tax, our Notes will be treated as situated outside the United States and will not be includible in the gross estate of a non-U.S. Holder at the time of death.

Information Reporting and Backup Withholding

Information reporting and backup withholding generally will not apply to payments of interest on Notes held by a non-U.S. Holder if such interest is paid outside the United States by a non-U.S. payor or a non-U.S. middleman (within the meaning of U.S. Treasury Regulations) or the non-U.S. Holder properly certifies under penalties of perjury as to its non-U.S. status and certain other conditions are met or otherwise establishes an exemption.

Any payment received by a non-U.S. Holder from the sale, redemption or other taxable disposition of a Note to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the non-U.S. Holder properly certifies under penalties of perjury as to its non-U.S. status and certain other conditions are met, or otherwise establishes an exemption. Information reporting and backup withholding generally will not apply to any payment of the proceeds of the sale, redemption or other taxable disposition of a note effected outside the United States by a non-U.S. office of a broker. However, if the broker is considered a U.S. payor or U.S. middleman (within the meaning of U.S. Treasury Regulations), information reporting will apply to the payment of the proceeds of a sale, redemption or other taxable disposition of a note effected outside the United States unless the broker has documentary evidence in its records that the non-U.S. Holder is a non-U.S. Holder and certain other conditions are met. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against the non-U.S. Holder U.S. federal income tax liability, if any, and may entitle the non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

MARSHALL ISLANDS TAX CONSIDERATIONS

The following is a discussion of the laws of the Republic of the Marshall Islands, and the current laws of the Republic of the Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.

Because we do not, and we do not expect that we will, conduct business or operations in the Republic of the Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions, including upon a return of capital, we make to you as a noteholder or shareholder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of our Notes, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to the Notes.

Each prospective shareholder is urged to consult its tax counsel or other advisor with regard to the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of its investment in us. Further, it is the responsibility of each shareholder to file all state, local and non-U.S., as well as U.S. federal tax returns that may be required of it.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Stifel, Nicolaus & Company, Incorporated is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the principal amount of Notes indicated below:

NAME	PRINCIPAL AMOUNT OF NOTES
Stifel, Nicolaus & Company, Incorporated	$
Janney Montgomery Scott LLC
Ladenburg Thalmann & Co. Inc.
Wunderlich Securities, Inc.

Total	$

The underwriters are offering the Notes subject to their acceptance of the Notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Notes offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the Notes offered by this prospectus if any such Notes are taken. However, the underwriters are not required to take or pay for the Notes covered by the underwriters’ option to purchase additional Notes described below.

The underwriters initially propose to offer the Notes directly to the public at the offering price listed on the cover of this prospectus and may offer Notes to certain dealers at such offering price, less a concession not in excess of     % of the principal amount of the Notes. After the initial offering of the Notes, the offering price and other selling terms may from time to time be varied by the representative.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an additional $        aggregate principal amount of Notes at the public offering price listed on the cover of this prospectus, less underwriting discounts and commissions. The representative may exercise this option on behalf of the underwriters in whole or in part by giving written notice to us no later than 30 days after the date of this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional Notes as the number listed next to the underwriter’s name in the preceding table bears to the total number of Notes listed next to the names of all underwriters in the preceding table.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering, expressed as a percentage of the principal amount of the Notes and in total. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional Notes.

TOTAL
	PER NOTE	NO EXERCISE	FULL EXERCISE
Underwriting discounts and commissions	$	$	$

The estimated offering expenses payable by us, exclusive of underwriting discounts and commissions, but including up to $25,000 in reimbursement of underwriters’ counsel fees, are approximately $    .

The Notes are a new issue of securities with no established trading market. We have applied to list the Notes on the New York Stock Exchange. We expect trading in the Notes on the New York Stock Exchange to begin within 30 days after                     , 2017, the original issue date of the Notes. We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice, in their sole discretion. We cannot assure the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

In the underwriting agreement, we have agreed that we will not, during the period from the date of this prospectus through the closing date of the offering of the Notes, offer, sell, contract to sell or otherwise dispose of any debt securities of ours or warrants to purchase or otherwise acquire debt securities of ours substantially similar to the Notes (other than (i) the Notes, (ii) commercial paper issued in the ordinary course of business or (iii) securities or warrants permitted with the prior written consent of the representative).

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

In connection with the offering, the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

∎	Stabilizing transactions permit bids to purchase the Notes so long as the stabilizing bids do not exceed a specified maximum.

∎	Over-allotment involves sales by the underwriters of Notes in excess of the principal amount of the Notes the underwriters are obligated to purchase, which creates a syndicate short position.

∎

Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.

∎

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, overallotment transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result the price of the Notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

From time to time, the underwriters and their affiliates have provided, and continue to provide, investment banking services to us. Certain affiliates of the underwriters are lenders and/or agents under one or more of our credit facilities. The estimated offering expenses payable by us, excluding underwriting discounts and commissions, are approximately $    , which includes legal, accounting and printing costs and various other fees associated with the offering of the Notes.

If you purchase Notes offered by this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Conflicts of Interest

Stifel, Nicolaus & Company, Incorporated, the lead managing underwriter of this offering, may own, at the time of the pricing of the offering, 5% or more of the outstanding Existing Notes, and may therefore receive more than 5% of the net proceeds of the offering by reason of the repayment or redemption of the Existing Notes. A portion of the net proceeds received in this offering will be placed in an escrow account for the benefit of Stifel, Nicolaus & Company, Incorporated, the lead managing underwriter in this offering, to fund all or a portion of the consideration payable for the Existing Notes that are validly tendered (and not validly withdrawn) by Stifel, Nicolaus & Company, Incorporated, at or prior to the Early Tender Deadline. Accordingly, Stifel, Nicolaus & Company, Incorporated may be deemed to have a “conflict of interest” within the meaning of Rule 5121 of the Financial Industry Regulatory

Authority, Inc., and this offering will be conducted in accordance with Rule 5121. That rule requires that a “qualified independent underwriter” meeting specified requirements must participate in the preparation of this prospectus and exercise its usual standard of due diligence with respect thereto. Janney Montgomery Scott LLC has agreed to act as the qualified independent underwriter for this offering and has agreed in so acting to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 thereof. Janney Montgomery Scott LLC will not receive a fee for acting as the qualified independent underwriter for this offering. We have agreed to indemnify Janney Montgomery Scott LLC against certain liabilities, including liabilities under the Securities Act. Stifel, Nicolaus & Company, Incorporated will not confirm sales to any account over which it exercises discretion without the specific written approval of the account holder.

EXPENSES

The following are the estimated offering expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

Commission Registration Fee	$
Printing and Engraving Expenses	$
Legal Fees and Expenses	$
Accountants’ Fees and Expenses	$
Trustee Fees and Expenses	$
Miscellaneous Costs	$
Total	$

LEGAL MATTERS

The validity of the Notes and certain other matters relating to United States Federal income and Marshall Islands tax considerations and to Marshall Islands corporations law will be passed upon for us by Seward & Kissel LLP, New York, New York. The underwriters have been represented in connection with this offering by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated in this prospectus by reference to the Company’s Annual Report on Form 20-F for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers Audit, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The international oil tanker shipping industry information included in this prospectus supplement under the caption “The International Oil Tanker Shipping Industry” attributed to Drewry Shipping Consultants Ltd., have been reviewed by Drewry Shipping Consultants Ltd., which has confirmed to us that such section accurately describe the international tanker market, subject to the availability and reliability of the data supporting the statistical information presented in this prospectus supplement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933, we filed a registration statement relating to the securities offered by this prospectus supplement with the Commission. This prospectus supplement and the accompanying base prospectus are parts of that registration statement, which includes additional information.

We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

Further information about our company is available on our website at http://www.scorpiotankers.com. The information on our website does not constitute a part of this prospectus supplement or the accompanying base prospectus.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the document listed below and certain future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

∎

Our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the Commission on March 16, 2017, which contains our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain current reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until the completion of this offering. In all cases, you should rely on the later information over different information included in this prospectus supplement or the accompanying base prospectus.

We have authorized only the information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and any underwriters have not, authorized any other person to provide you with different information. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying base prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference into this prospectus by writing or telephoning us at the following address:

MONACO	NEW YORK
9, Boulevard Charles III, Monaco 98000 Tel: +377-9798-5716	150 East 58th Street, New York, NY 10155 Tel: 1-212-542-1616

Information Provided by the Company

As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the NYSE rules, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

Prospectus

SCORPIO TANKERS INC.

Common Shares, Preferred Shares, Debt Securities, Warrants, Purchase Contracts, Rights and Units

Through this prospectus, we or any selling shareholder may periodically offer common shares, preferred shares, debt securities, warrants, purchase contracts, rights, and units. We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

This prospectus describes some of the general terms that may apply to these securities. The prices and other terms of the securities that we or any selling shareholder will offer will be determined at the time of their offering and will be set forth in an amendment to the registration statement of which this prospectus forms a part, or in a supplement to this prospectus, or may be set forth in one or more documents incorporated by reference in this prospectus.

The securities issued under this prospectus may be offered directly or through one or more underwriters, agents or dealers, or through other means. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

Our common shares are listed on the New York Stock Exchange, or NYSE, under the symbol “STNG,” our 7.50% Unsecured Senior Notes due 2017 are listed on the NYSE under the symbol “SBNB” and our 6.75% Unsecured Senior Notes due 2020 are listed on the NYSE under the symbol “SBNA.”

Investing in our securities involves a high degree of risk. Before you make an investment in our securities, you should carefully consider the section entitled “Cautionary Statement Regarding Forward-Looking Statements” and the section entitled “Risk Factors” of this prospectus, and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 18, 2016.

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we or any selling shareholder may sell, from time to time, our common shares, preferred shares, debt securities, warrants, purchase contracts, rights, and units described in this prospectus, in one or more offerings. No limit exists on the aggregate amount of the securities we or any selling shareholder may sell pursuant to the registration statement of which this prospectus forms a part. This prospectus provides you with a general description of the securities we or any selling shareholder may offer. Each time we or a selling shareholder offer securities, we will provide you with a prospectus supplement that will describe, among other things, the specific amounts, prices and terms of the offered securities. We may file a prospectus supplement in the future that may also add, update or change the information contained in this prospectus. You should read carefully this prospectus, any prospectus supplement, and the additional information described below under the heading “Where You Can Find Additional Information.”

This prospectus and any prospectus supplement are part of a registration statement that we filed with the Commission and do not contain all the information in the registration statement. Forms of the indentures and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the Commission as described below under the section entitled “Where You Can Find Additional Information.”

Unless the context otherwise requires, when used in this prospectus, the terms “Scorpio Tankers,” the “Company,” “we,” “our” and “us” refer to Scorpio Tankers Inc. and its subsidiaries. “Scorpio Tankers Inc.” refers only to Scorpio Tankers Inc. and not its subsidiaries.

Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to, and amounts are presented in, United States dollars. We prepare our financial statements, including all of the financial statements included or incorporated by reference in this prospectus, in U.S. dollars and in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. We have a fiscal year end of December 31.

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PROSPECTUS SUMMARY

This section summarizes some of the key information that is contained or incorporated by reference in this prospectus. It may not contain all of the information that may be important to you. As an investor or prospective investor, you should review carefully the entire prospectus and the information incorporated by reference herein, including the section entitled “Risk Factors.”

Our Company

Scorpio Tankers Inc. was incorporated in the Republic of the Marshall Islands pursuant to the Marshall Islands Business Corporations Act on July 1, 2009. We provide seaborne transportation of refined petroleum products worldwide. We began our operations in October 2009 with three vessel owning and operating subsidiary companies. In April 2010, we completed our initial public offering of common stock and commenced trading on the NYSE under the symbol “STNG.” We have since expanded our fleet and as of the date of this prospectus, our fleet consists of 78 wholly owned product tankers (consisting of 18 LR2 tankers, 14 Handymax tankers and 46 MR tankers) with an average age of approximately 1.5 years, and 11 time or bareboat chartered-in product tankers that we operate (consisting of three Handymax tankers, four MR tankers, one LR1 tanker and three LR2 tankers), which we refer to collectively as our Operating Fleet. In addition, we currently have contracts for the construction of 12 newbuilding product tankers (consisting of eight MR tankers and four LR2 tankers), which we refer to as our Newbuilding Program. Of the vessels in our Newbuilding Program, the four LR2 tankers are expected to be delivered to us in throughout 2016 (one per quarter) and the eight MR tankers are expected to be delivered to us throughout 2017. We have also reached an agreement to sell four of our 2014-built MRs to an unrelated third party. These sales are expected to close in the first and second quarters of 2016.

Corporate Structure

We were incorporated in the Republic of the Marshall Islands pursuant to the Marshall Islands Business Corporation Act on July 1, 2009. We currently maintain our principal executive offices at 9, Boulevard Charles III, Monaco 98000 and our telephone number at that location is +377-9798-5716. We also maintain an office in the United States at 150 East 58th Street, New York, New York 10155 and the telephone number at that address is 212-542-1616. We own each of the vessels in our owned fleet, and expect to own each additional vessel that we acquire into our owned fleet in the future, through separate wholly-owned subsidiaries incorporated in the Republic of the Marshall Islands. The vessels in our time chartered-in fleet are chartered-in to our wholly-owned subsidiary, STI Chartering and Trading Ltd.

RECENT AND OTHER DEVELOPMENTS

Agreement to Sell Five MR Product Tankers

In February 2016, we reached an agreement with an unrelated third party to sell five 2014-built MR product tankers (STI Powai, STI Lexington, STI Chelsea, STI Olivia and STI Mythos) for approximately $33.3 million each. The sale of STI Lexington closed in March 2016 and the sales of the remaining four vessels are expected to close by June 2016. As a result of the closing of the sale of STI Lexington, we repaid $18.4 million on our K-Sure Credit Facility and expect to write-off $0.7 million of deferred financing fees during the first quarter of 2016. We expect to record an aggregate write-down on the sales of all five vessels of approximately $3.2 million during the first quarter of 2016 in connection with these transactions.

Time Chartered-In Vessels

In March 2016, we entered into time charter-in agreements with an unrelated third party on three ice class 1A Handymax product tankers. Each agreement is for three years at $15,600 per day and we have two consecutive one year options to extend the agreements at $16,500 per day and $17,500 per day, respectively. These time charters are expected to commence before the end of March 2016. In addition, we have the option to time charter-in up to four additional ice class 1A Handymax product tankers under the same terms.

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In February 2016, we exercised an option to extend the charter on an LR1 product tanker that we currently time charter-in. The term of the original charter was for one year at $16,250 per day. The extended term is for an additional year at a rate of $17,250 per day, commencing in March 2016.

Dividend Declaration

On February 25, 2016, our Board of Directors declared a quarterly cash dividend of $0.125 per share, payable on March 30, 2016 to all shareholders of record as of March 10, 2016.

Credit Facilities

In March 2016, we drew down $26.0 million from our ING Credit Facility to partially finance the delivery of STI Grace, which is scheduled to occur on March 18, 2016.

In March 2016, we amended and restated our $87.0 million credit facility with ING Bank N.V. to increase the borrowing capacity to $132.5 million. The remaining terms and conditions of the facility remained unchanged and the proceeds from the increased borrowing capacity are expected to be used to partially finance the purchase of STI Lombard (currently bareboat chartered-in) and to refinance the existing indebtedness on an MR product tanker (2015-built).

We refinanced the outstanding indebtedness related to STI Battery by repaying $18.2 million on our 2013 Credit Facility in January 2016 and drawing down $17.25 million from our BNP Paribas Credit Facility in February 2016.

Convertible Senior Notes due 2019

Effective as of March 10, 2016, we adjusted the conversion rate of our Convertible Senior Notes due 2019, or the Notes, to reflect the payment of a cash dividend of $0.125 on our common shares. The new conversion rate for the Notes is 90.5311 common shares per $1,000 principal amount of the Notes, representing an increase of the prior conversion rate of 1.8521 common shares for each $1,000 principal amount of the Notes.

$250 Million Securities Repurchase Program

In May 2015, our Board of Directors authorized a new Securities Repurchase Program to purchase up to an aggregate of $250 million of our common stock and bonds, which currently consist of our (i) Convertible Senior Notes Due 2019, which were issued in June 2014, (ii) Unsecured Senior Notes Due 2020 (NYSE: SBNA), which were issued in May 2014, and (iii) Unsecured Senior Notes Due 2017 (NYSE: SBNB), which were issued in October 2014. This program replaces our stock buyback program that was previously announced in July 2014 and was terminated in conjunction with this new repurchase program.

Since January 1, 2016 through March 17, 2016, we have acquired an aggregate of 2,299,606 of our common shares that are being held as treasury shares at an average price of $5.96 per share.

We have $164.5 million remaining under our Securities Repurchase Program as of March 17, 2016. We expect to repurchase any securities in the open market, at times and prices that are considered to be appropriate by us, but are not obligated under the terms of the program to repurchase any securities.

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RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment in our securities, you should carefully consider all of the information included or incorporated by reference into this prospectus and in any prospectus supplement, including the risks described under the heading “Risk Factors” in our Annual Report on Form 20-F filed with the Commission on March 18, 2016, as updated by annual and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein. Please see the section of this prospectus entitled “Where You Can Find Additional Information.”

The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

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CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

This prospectus includes assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as “forward-looking statements.” We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection therewith. This prospectus and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance, and are not intended to give any assurance as to future results or events. We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material. When used in this prospectus, the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “target,” “project,” “likely,” “may,” “will,” “would,” “could” and similar expressions, terms, or phrases may identify forward-looking statements.

The forward-looking statements in this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to important factors and matters discussed elsewhere in this prospectus and in the documents incorporated by reference herein, important factors that, in our view, could cause our actual results to differ materially from those discussed in the forward-looking statements include:

∎	the strength of world economies and currencies;

∎	general market conditions, including the market for our vessels, fluctuations in spot and charter rates and vessel values;

∎	the cost of our newbuilding program and the delivery and performance of our newbuilding vessels;

∎	availability of financing and refinancing;

∎	potential liability from pending or future litigation;

∎	general domestic and international political conditions;

∎	potential disruption of shipping routes due to accidents or political events;

∎	vessels breakdowns and instances of off-hires;

∎	competition within our industry;

∎	termination of our customer contracts;

∎	the supply of and demand for vessels comparable to ours;

∎	corruption, piracy, militant activities, political instability, terrorism, ethnic unrest in locations where we may operate;

∎	delays and cost overruns in construction projects;

∎	our level of indebtedness;

∎	our ability to obtain financing and comply with the restrictive and other covenants in our financing arrangements;

∎	our need for cash to meet our debt service obligations;

∎	our levels of operating and maintenance costs, including bunker prices, drydocking and insurance costs;

∎	availability of skilled workers and the related labor costs;

∎	compliance with governmental, tax, environmental and safety regulation;

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∎	any non-compliance with the U.S. Foreign Corrupt Practices Act of 1977 (FCPA) or other applicable regulations relating to bribery;

∎	general economic conditions and conditions in the oil and natural gas industry;

∎	effects of new products and new technology in our industry;

∎	the failure of counterparties to fully perform their contracts with us;

∎	our dependence on key personnel;

∎	adequacy of our insurance coverage;

∎	our ability to obtain indemnities from customers;

∎	changes in laws, treaties or regulations applicable to us;

∎	the volatility of the price of our common shares; and

∎	other important factors described from time to time in the reports we file and furnish with the Commission.

These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. These forward-looking statements are not guarantees of our future performance, and actual results and future developments may vary materially from those projected in the forward-looking statements. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of their dates. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of these risks and uncertainties, please see the section of this prospectus entitled “Risk Factors.”

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RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our unaudited ratio of earnings to fixed charges for the periods presented.

	YEARS ENDED DECEMBER 31,
	2015	2014	2013	2012		2011
Ratio of earnings to fixed charges(1)	3.20x	1.80x	1.90x	—	(2)	—	(2)

(1)	For purposes of calculating the ratios of consolidated earnings to fixed charges:

∎	“earnings” consist of net income before income or loss from associate as prepared under IFRS, plus fixed charges and the amortization of capitalized interest, net of capitalized interest; and

∎	“fixed charges” represent interest expensed and capitalized, amortization of deferred financing fees (whether expensed or capitalized) and the Company’s estimate of the interest component of rent.

The ratios of earnings to fixed charges are ratios that we are required to present in this prospectus and have been calculated in accordance with Commission rules and regulations. These ratios have no application to any of our credit facilities or unsecured borrowings and we believe they are not ratios generally used by investors to evaluate our overall operating performance.

(2)	Our earnings were insufficient to cover fixed charges and accordingly, the ratio was less than 1:1. We would have needed to generate additional earnings of $29.7 million and $83.3 million to achieve coverage of 1:1 in the years ended December 31, 2012 and 2011, respectively.

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USE OF PROCEEDS

We intend to use the net proceeds from the sale of securities as set forth in the applicable prospectus supplement. We will not receive any proceeds from sales of our securities by selling shareholders.

8

CAPITALIZATION

Each prospectus supplement will include information about our capitalization.

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PLAN OF DISTRIBUTION

We or any selling shareholder may sell or distribute our securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we or the selling shareholders may sell some or all of our securities included in this prospectus through:

∎	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

∎	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

∎	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

∎

trading plans entered into by us pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans.

In addition, we or the selling shareholders may enter into options or other types of transactions that require us or them to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We or any selling shareholder may enter into hedging transactions with respect to our securities. For example, we or any selling shareholder may:

∎	enter into transactions involving short sales of our common shares by broker-dealers;

∎	sell common shares short and deliver the shares to close out short positions;

∎

enter into option or other types of transactions that require us or the selling shareholder to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

∎	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We or any selling shareholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us, any selling shareholder or borrowed from us or any selling shareholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or any selling shareholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we or any selling shareholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The selling shareholders and any broker-dealers or other persons acting on our behalf or on the behalf of the selling shareholders that participate with us or the selling shareholders in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As a result, we have or will inform the selling shareholders that Regulation M, promulgated under the Exchange Act, may apply to sales by the selling shareholders in the market. The selling shareholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of our common shares against certain liabilities, including liabilities arising under the Securities Act.

As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

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At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or re-allowed or paid to dealers. Furthermore, we, our executive officers, our directors and the selling shareholders may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our common shares or any securities convertible into or exchangeable for our common shares. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. We expect an underwriter to exclude from these lock-up agreements securities exercised and/or sold pursuant to trading plans entered into by any selling shareholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of the selling shareholders’ securities on the basis of parameters described in such trading plans.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NYSE, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

We will bear costs relating to the securities offered and sold by us under this Registration Statement.

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DESCRIPTION OF CAPITAL STOCK

The following is a summary of the description of our capital stock and the material terms of our amended and restated articles of incorporation and bylaws. Because the following is a summary, it does not contain all of the information that you may find useful. For more complete information, you should read the description of our capital stock and the material terms of our amended and restated articles of incorporation and amended and restated bylaws contained in our Annual Report on Form 20-F, filed with the Commission on March 18, 2016, as updated by annual and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein, together with our amended and restated articles of incorporation and amended and restated bylaws, copies of which have been filed as exhibits thereto. Please see the section of this prospectus entitled “Where You Can Find Additional Information.”

Authorized Capital Stock

Under our amended and restated articles of incorporation our authorized capital stock consists of 400,000,000 common shares, par value $0.01 per share, of which 173,035,794 shares are currently issued and outstanding (which excludes 49,323,438 shares held as treasury shares), and 25,000,000 preferred shares, par value $0.01 per share, of which no shares are issued and outstanding.

Description of Common Shares

Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common shares are entitled to receive pro rata our remaining assets available for distribution. Holders of common shares do not have conversion, redemption or pre-emptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of common shares are subject to the rights of the holders of any preferred shares, which we may issue in the future.

Description of Preferred Shares

Our amended and restated articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including the designation of the series, the number of shares of the series, the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and the voting rights, if any, of the holders of the series.

Registrar and Transfer Agent

The registrar and transfer agent for our common shares is Computershare Trust Company, N.A.

Listing

Our common shares are listed on the NYSE under the symbol “STNG.”

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DESCRIPTION OF DEBT SECURITIES

We may offer and issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates, and pursuant to an applicable prospectus supplement. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. We have filed forms of these documents as exhibits to the registration statement, of which this prospectus forms a part. The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act and will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction, unless otherwise stated in the applicable prospectus supplement and indenture (or post-effective amendment hereto). The aggregate principal amount of debt securities which may be issued under each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series. Our debt securities may be convertible or exchangeable into any of our equity or other debt securities.

The following description sets forth certain general terms and provisions of the debt securities. The particular terms and provisions of the debt securities offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply to the offered debt securities, will be described in the applicable subsequent filings. We refer to any applicable prospectus supplement, amendment to the registration statement of which this prospectus forms a part, and reports we file with the Commission under the Exchange Act as “subsequent filings.” The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement and indenture and, as applicable, supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.

General

We expect that neither indenture will limit the amount of debt securities which may be issued. The debt securities may be issued in one or more series.

You should read the applicable indenture and subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

∎	the designation, aggregate principal amount and authorized denominations;

∎	the issue price, expressed as a percentage of the aggregate principal amount;

∎	the maturity date;

∎	the interest rate per annum, if any;

∎

if the debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

∎	any optional or mandatory sinking fund provisions or exchangeability provisions;

∎	the terms and conditions upon which conversion of any convertible debt securities may be effected, including the conversion price, the conversion period and other conversion provisions;

∎	whether the debt securities will be our senior or subordinated securities;

∎	whether the debt securities will be our secured or unsecured obligations;

∎	the applicability and terms of any guarantees;

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∎

the date, if any, after which and the price or prices at which the debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

∎	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities of the series will be issuable;

∎	if other than the full principal amount, the portion of the principal amount of the debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

∎	any events of default not set forth in this prospectus;

∎	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

∎

if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

∎	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

∎

if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

∎

if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

∎	any restrictive covenants or other material terms relating to the debt securities;

∎	whether the debt securities will be issued in the form of global securities or certificates in registered form;

∎	any listing on any securities exchange or quotation system;

∎	additional provisions, if any, related to defeasance and discharge of the debt securities; and

∎	any other special features of the debt securities.

Subsequent filings may include additional terms not listed above. Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the registered holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

Senior Debt

We may issue senior debt securities, which may be secured or unsecured, under the senior debt indenture. The senior debt securities will rank on an equal basis with all our other senior debt except subordinated debt. The senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral securing such debt. We will disclose the amount of our debt in the prospectus supplement.

Subordinated Debt

We may issue subordinated debt securities under a subordinated debt indenture. Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt.

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Covenants

Any series of debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

∎	our ability to incur either secured or unsecured debt, or both;

∎	our ability to make certain payments, dividends, redemptions or repurchases;

∎	our ability to create dividend and other payment restrictions affecting our subsidiaries;

∎	our ability to make investments;

∎	mergers and consolidations by us or our subsidiaries;

∎	sales of assets by us;

∎	our ability to enter into transactions with affiliates;

∎	our ability to incur liens; and

∎	sale and leaseback transactions.

Modification of the Indentures

We expect that each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But we expect that no modification that:

(1)	changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

(2)	reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(3)	reduces the principal or changes the maturity of any security or reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;

(4)	waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

(5)	makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

(6)	makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

(7)	waives a redemption payment with respect to any security or changes any of the provisions with respect to the redemption of any securities;

will be effective against any holder without his consent. Other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

We expect that each indenture will define an event of default for the debt securities of any series as being any one of the following events:

∎	default in any payment of interest when due which continues for 30 days;

∎	default in any payment of principal or premium at maturity;

∎	default in the deposit of any sinking fund payment when due;

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∎	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

∎

default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filings, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

∎	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities will not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filings with respect to any class or series of debt securities.

We expect that under each indenture, in case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Further, any event of default for the debt securities of any series which has been cured is expected to be permitted to be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

We expect that each indenture will require us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. We also expect that each indenture will provide that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, we expect that each indenture will provide that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture is expected to provide that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture are expected to provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. We expect that this right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

16

Defeasance of Certain Covenants

We expect that the terms of the debt securities provide us with the right not to comply with specified covenants and that specified events of default described in a subsequent filing will not apply provided we deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay any installment of principal, premium, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We expect that to exercise this right, we will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance should not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

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DESCRIPTION OF WARRANTS

We may issue warrants to purchase any of our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The warrants will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction, unless otherwise stated in the applicable prospectus supplement (or a post-effective amendment hereto).

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DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of any of our debt or equity securities issued by us.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the security otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or pre-funded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under an indenture.

The purchase contracts will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction, unless otherwise stated in the applicable prospectus supplement (or a post-effective amendment hereto).

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DESCRIPTION OF RIGHTS

We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights. The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the Commission if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see “Where You Can Find Additional Information” of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

The rights will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction, unless otherwise stated in the applicable prospectus supplement (or a post-effective amendment hereto).

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DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more rights, purchase contracts, warrants, debt securities, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe the terms of the offered units.

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TAX CONSIDERATIONS

United States Federal Income Tax Considerations

Our Annual Report on Form 20-F filed with the Commission on March 18, 2016, as updated by annual and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein, provides a discussion of the material U.S. federal income tax considerations that may be relevant to prospective investors in our common shares. The applicable prospectus supplement may also contain information about any material U.S. federal income tax considerations relating to the securities covered by such prospectus supplement.

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SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are a Marshall Islands company, and our principal executive office is located outside of the United States in Monaco, although we also have an office in New York. Some of our directors, officers and the experts named in this Registration Statement reside outside the United States. In addition, a substantial portion of our assets and the assets of certain of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons.

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EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

$(1)

Commission Registration Fee	$		*

Printing and Engraving Expenses	$		*

Legal Fees and Expenses	$		*

Accountants’ Fees and Expenses	$		*

NYSE Supplemental Listing Fee	$		*

FINRA Fee		$225,500

Blue Sky Fees and Expenses	$		*

Transfer Agent’s Fees and Expenses	$		*

Miscellaneous Costs	$		*

Total	$		*

(1)	The Registrant is registering an indeterminate amount of securities under the registration statement in accordance with Rules 456(b) and 457(r), the registrant is deferring payment of the registration fee in connection with such securities until the time the securities are sold under the registration statement pursuant to a prospectus supplement.

*	To be provided by a prospectus supplement or as an exhibit to report on Form 6-K that is incorporated by reference into this Registration Statement.

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LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York, with respect to matters of the law of the Republic of the Marshall Islands and with respect to matters of United States and New York law.

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EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated in this prospectus by reference to the Company’s Annual Report on Form 20-F for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers Audit, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The sections included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2015 which have been attributed to Drewry Shipping Consultants Ltd., including the section entitled “The International Oil Tanker Shipping Industry,” have been reviewed by Drewry Shipping Consultants Ltd., which has confirmed to us that such sections accurately describe the international tanker market, subject to the availability and reliability of the data supporting the statistical information presented.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Further information about our company is available on our website at http://www.scorpiotankers.com. The information on our website does not constitute a part of this prospectus.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings we make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

∎

Our Annual Report on Form 20-F for the year ended December 31, 2015, filed with the Commission on March 18, 2016, which contains our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

∎

The description of our common stock contained in our Registration Statement on Form 8-A, filed with the Commission on March 26, 2010, including any subsequent amendments or reports filed for the purpose of updating such description.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain current reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or any prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

MONACO	NEW YORK
9, Boulevard Charles III	150 East 58th Street
Monaco 98000	New York, New York 10155, USA
Tel: +377-9798-5716	Tel: +1 212 542 1616

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Information Provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. As a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to shareholders in accordance with the rules of the NYSE, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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    % Senior Notes due 2019

PROSPECTUS SUPPLEMENT

March                 , 2017

Joint Bookrunning Managers

Stifel	Janney Montgomery Scott

Co-Managers

Ladenburg Thalmann	Wunderlich

Neither we nor any of the underwriters have authorized anyone to provide any information other than that contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. You should only assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front of the respective documents. This prospectus supplement and the accompanying prospectus is not an offer to sell or solicitation of an offer to buy the Notes in any jurisdiction or under any circumstances in which the offer or solicitation is unlawful.